UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

EDGEWELL PERSONAL CARE COMPANY

(Name of the Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Notice of 2018 Annual Meeting

and

Proxy Statement

January 26, 2018

8:30 a.m. Central Time

1350 Timberlake Manor Parkway

Chesterfield, Missouri 63017

EDGEWELL PERSONAL CARE COMPANY

1350 Timberlake Manor Parkway

Chesterfield, Missouri 63017

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Edgewell Personal Care Company to be held at 8:30 a.m. Central Time on Friday, January 26, 2018 at Edgewell Personal Care Company, 1350 Timberlake Manor Parkway, Chesterfield, Missouri 63017.

In connection with the Annual Meeting, we have prepared a Notice of Annual Meeting of Shareholders, a Proxy Statement, and our 2017 Annual Report. On or about December 15, 2017, we began mailing to our shareholders these materials or a Notice of Availability of Proxy Materials containing instructions on how to access these materials online.

If you plan to attend the Annual Meeting, please bring proof of identification (such as a driver’s license or other photo identification).

Whether you plan to attend the Annual Meeting or not, we encourage you to read the Proxy Statement and vote your shares. You may vote over the Internet, as well as by telephone, or, if you received or requested to receive printed proxy materials, by signing, dating and returning the proxy card enclosed with the proxy materials in the postage-paid envelope provided. However you decide to vote, we would appreciate you voting as soon as possible.

Regards,

DAVID P. HATFIELD

Chairman, President and Chief Executive Officer

December 15, 2017

EDGEWELL PERSONAL CARE COMPANY

1350 Timberlake Manor Parkway

Chesterfield, Missouri 63017

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Edgewell Personal Care Company will be held at 8:30 a.m. Central Time on Friday, January 26, 2018 at 1350 Timberlake Manor Parkway, Chesterfield, Missouri 63017.

The purpose of the meeting is:

1)	to elect eight directors to serve one-year terms ending at the Annual Meeting to be held in 2019, or until their respective successors are elected and qualified;

2)	to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2018;

3)	to cast a non-binding advisory vote on executive compensation;

4)	to cast a non-binding advisory vote on the frequency of the executive compensation votes;

5)	to approve the Company’s 2018 Stock Incentive Plan; and

6)	to act upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

Important Notice Regarding the Internet Availability of Proxy Materials for the 2018 Annual Meeting. We are mailing to many of our shareholders a notice of availability over the Internet of the proxy materials, rather than mailing the proxy materials. The notice of availability contains instructions on how to access our proxy materials on the Internet, as well as instructions on obtaining a paper copy. All shareholders who do not receive such a notice of availability, and any shareholders who request to receive a paper copy of the proxy materials, will receive a full set of paper proxy materials by U.S. mail. This process will reduce our costs to print and distribute our proxy materials.

You may vote if you are a shareholder of record on November 28, 2017. It is important that your shares be represented and voted at the Annual Meeting. Please vote in one of the following ways:

•	USE THE FOLLOWING TOLL-FREE TELEPHONE NUMBER: 1-800-690-6903, using the identification number indicated on the notice of availability or proxy card mailed to you;

•	VISIT www.proxyvote.com to vote via the Internet, using the identification number indicated on the notice of availability or proxy card mailed to you;

•	MARK, SIGN, DATE AND PROMPTLY RETURN the proxy card in the postage-paid envelope if you received or requested a paper copy of the proxy materials; OR

•	VOTE BY WRITTEN BALLOT at the Annual Meeting.

This Notice, the Proxy Statement, and the Company’s 2017 Annual Report to Shareholders have also been posted at www.proxyvote.com.

By Order of the Board of Directors,

Manish R. Shanbhag

Chief Legal Officer,

Chief Compliance Officer and Secretary

December 15, 2017

2017 PROXY SUMMARY

This summary highlights certain information contained in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.

Annual Meeting of Shareholders

•      Time and date: 8:30 a.m., Central Time, January 26, 2018

•      Place: Edgewell Personal Care Company, 1350 Timberlake Manor Parkway, Chesterfield, Missouri 63017

•      Record Date: November 28, 2017

•      Voting: Shareholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on.

Voting matters with Board recommendation in parentheses

•      Election of eight directors (FOR EACH NOMINEE)

•      Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2018 (FOR)

•      Advisory vote on executive compensation (FOR)

•      Advisory vote on frequency of advisory votes on executive compensation (ONE YEAR)

•      Approval of the Company’s 2018 Stock Incentive Plan (FOR)

Board nominees

Standing for re-election for a new term expiring in 2019

•      David P. Hatfield, Chairman, President and Chief Executive Officer of Edgewell Personal Care Company. Director since 2015.

•      Daniel J. Heinrich, former Executive Vice President and Chief Financial Officer of The Clorox Company. Director since 2012.

•      Carla C. Hendra, Global Chairman of OgilvyRED. Director since 2015.

•      R. David Hoover, former Chairman and Chief Executive Officer of Ball Corporation. Director since 2000.

•      John C. Hunter, III, former Chairman, President and Chief Executive Officer of Solutia, Inc. Director since 2005.

•      James C. Johnson, former General Counsel, Loop Capital Markets LLC. Director since 2013.

•      Elizabeth Valk Long, former Executive Vice President of Time, Inc. Director since 2016.

•      Rakesh Sachdev, Chief Executive Officer of Platform Specialty Products Corporation. Director since 2015.

i

Independent registered public accounting firm	The Board recommends that shareholders vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered accounting firm for fiscal 2018.
Advisory vote on executive compensation

The Board recommends that shareholders approve, on a non-binding advisory basis, the compensation of our named executive officers. Our Board recommends a FOR vote because we believe that our compensation program achieves its objective of rewarding management based upon its success in increasing shareholder value.

Key elements of our 2017 compensation program

Our primary goal is to instill a “pay for performance” culture throughout our organization, with a significant portion of targeted compensation for our named executive officers dependent upon achievement of performance goals aligned with operating results and execution of significant initiatives and forfeited if goals are not achieved. We seek to align the compensation received by our named executive officers with the returns received by our shareholders.

•      Aggregate pay package. Our aggregate pay packages are targeted at the 50th percentile for our peer group.

•      Cash bonus program. In fiscal 2017, the annual bonuses payable under our executive officer short-term incentive program were based on the following components related to the achievement of pre-determined Company targets:

○        adjusted EBITDA (40% of the bonus target);

○         adjusted net sales growth (35% of the bonus target); and

○         adjusted net working capital as a percent of net sales (25% of the bonus target).

For the fiscal 2017 annual bonus program for our executive officers, the combined weighted payout ratio for each of our named executive officers participating in such plan was 27.8% of the target amount.

•      Restricted stock equivalent and stock option awards. In November 2016, we awarded restricted stock equivalents (performance-based), restricted stock equivalents (time-based) and stock options. The performance-based restricted stock equivalent awards will vest upon release of our earnings for the fiscal year ending September 30, 2019, if specified earnings per share performance criteria are met. The time-based restricted stock equivalent awards will vest in equal installments on each of the first three anniversaries of the date of grant. The stock option awards will vest in equal installments on each of the first three anniversaries of the date of grant and have an exercise price equal to the closing market price of our common stock on the date of grant ($74.70).

•      Supplemental retirement plans. Our executives participate in the retirement plans available for all employees. The supplemental retirement plans restore retirement benefits otherwise limited by federal law.

ii

•      Severance plan. Our named executive officers participate in an executive severance plan which provides them with certain benefits in the event of involuntary termination without cause or a voluntary termination as a result of good reason. The plan was adopted as a means to attract and retain key executives in line with market practice at peer companies.

•      Severance and other benefits following change of control. We entered into new change of control agreements with each of our named executive officers during fiscal 2017, which provide them with increased security and allow them to make decisions focusing on the interests of shareholders. Executives are entitled to benefits in the event of a change of control only if they are involuntarily terminated without cause or resign for good reason following a change of control of the Company.

Advisory vote on frequency of advisory vote on executive compensation

The Board recommends that shareholders approve, on a non-binding advisory basis, an annual advisory vote on executive compensation. Our Board recommends a ONE YEAR vote because it allows our shareholders to provide input on our executive compensation programs for our named executive officers on a regular basis.

Company 2018 Stock Incentive Plan	The Board recommends that shareholders vote FOR approval of the Company’s 2018 Stock Incentive Plan. The Company’s Second Amended and Restated 2009 Incentive Stock Plan will expire during 2018, and without approval of the 2018 Stock Incentive Plan by our shareholders, we will no longer be able to issue long-term incentive awards (such as restricted stock equivalent and stock option awards) following expiration of the current plan. The Board believes that granting long-term incentive awards is a valuable tool in attracting and retaining key employees and aligning their interests with those of our shareholders, and recommends that shareholders approve the 2018 Stock Incentive Plan.

iii

PROXY STATEMENT—VOTING PROCEDURES

YOUR VOTE IS VERY IMPORTANT

The Board of Directors is soliciting proxies to be used at the 2018 Annual Meeting. This Proxy Statement, the form of proxy and the Company’s 2017 Annual Report to Shareholders will be available at www.proxyvote.com beginning on or about December 15, 2017. A Notice Regarding the Availability of Proxy Materials will be mailed to shareholders on or about December 15, 2017.

How to Receive Printed Materials

We have elected to take advantage of the Securities and Exchange Commission’s rule that allows us to furnish proxy materials to you online. We believe electronic delivery expedites shareholders’ receipt of materials, while lowering costs and reducing the environmental impact of our Annual Meeting by reducing printing and mailing of full sets of materials. On or about December 15, 2017, we mailed to many of our shareholders a Notice containing instructions on how to access our Proxy Statement and annual report online. If you received a Notice by mail, you will not receive a printed copy of the proxy materials unless you specifically request one. The Notice contains instructions on how to receive a paper copy of the materials.

Who Can Vote

Shareholders of Edgewell Personal Care Company common stock on November 28, 2017 may vote at the Annual Meeting and any adjournment or postponement thereof. On November 28, 2017, there were 55,083,690 shares of common stock outstanding. The shares of common stock held in our treasury will not be voted.

How You Can Vote

There are four voting methods for shareholders:

        Voting by MAIL. If you received a paper copy of the proxy materials, and if you choose to vote by mail, then complete a proxy card, date and sign it, and return it in the postage-paid envelope provided.

        Voting by TELEPHONE. You can vote your shares by telephone by calling 1-800-690-6903 and using the identification code indicated on the Notice Regarding the Availability of Proxy Materials or the proxy card mailed to you. Voting is available 24 hours a day, 7 days a week.

        Voting by INTERNET. You can also vote via the Internet at www.proxyvote.com. Your identification code for Internet voting is on the Notice Regarding the Availability of Proxy Materials or the proxy card mailed to you, and voting is available 24 hours a day, 7 days a week.

        Voting in PERSON by written ballot at the Annual Meeting.

Votes submitted electronically over the Internet or by telephone must be received by 11:59 p.m. Eastern Time on January 25, 2018.

Please note that if you are a shareholder and plan to vote in person at the Annual Meeting, you should bring proof of identification (such as a driver’s license or other form of photo identification). If you are representing an entity that is a shareholder, you should provide written evidence that you are authorized to act for such shareholder.

Edgewell Proxy Statement	1

If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record. You must bring such proxy and proof of identification with you to attend, and be able to vote at, the meeting. In order to vote such shares otherwise, you must follow the instructions given to you by such bank, broker or other holder of shares. See “Beneficial Owners and Broker Non-Votes” below.

If you vote by telephone or via the Internet, you should not return a proxy card.

How You May Revoke or Change Your Vote

You can revoke your proxy at any time before it is voted at the Annual Meeting by:

•	sending written notice of revocation to our Secretary;
•	submitting another proper proxy by telephone, Internet or mail; or
•	attending the Annual Meeting and voting in person.

General Information on Voting

You are entitled to cast one vote for each share of common stock you own on the record date. If you are a shareholder of record and you do not submit a proxy or vote in person, no votes will be cast on your behalf on any of the items of business at the Annual Meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of the Company’s common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum.

The election of each director nominee, the ratification of the Company’s independent registered public accounting firm for 2018, the approval of the executive compensation by non-binding vote, and the approval of the 2018 Stock Incentive Plan, must be approved by a majority of the voting power represented at the Annual Meeting in person or by proxy and entitled to vote on the matter. The frequency of the advisory votes on executive compensation receiving the greatest number of votes (every one, two or three years) will be considered the frequency recommended by our shareholders.

Shareholders do not have the right to vote cumulatively in electing directors. Shares represented by a proxy marked “against” or “abstain” on any matter will be considered present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have voted in favor of a director nominee. Therefore, any proxy marked “against” or “abstain” will have the effect of a vote against a nominee.

While the shareholder votes on executive compensation and the frequency of the votes on executive compensation are advisory and not binding on the Company, the Board of Directors and the Nominating and Executive Compensation Committee, which is responsible for administering the Company’s executive compensation programs, are interested in the opinions expressed by our shareholders in their vote on these proposals and will consider the outcome of the votes when making future compensation decisions for our named executive officers.

All shares for which proxies have been properly submitted—whether by telephone, Internet or mail—and not revoked, will be voted at the Annual Meeting in accordance with your instructions. If you sign a proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by our Board of Directors.

If any other matters are properly presented at the Annual Meeting for consideration, the persons named in your properly submitted proxy card will have the discretion to vote on those matters for you. As of the date this Proxy Statement went to press, no other matters had been raised for consideration at the Annual Meeting.

Beneficial Owners and Broker Non-Votes

If your shares are held by a bank, broker or other nominee, you are considered the “beneficial owner” of the shares, which are held in “street name.” If you hold your shares in street name, you can instruct the broker, bank or other nominee who is the shareholder of record how to vote these shares by using the voting instructions given to you by the broker, bank, or other nominee.

The broker, bank, or other nominee may vote the shares in the absence of your voting instructions only with regard to “routine” matters. The election of directors, the advisory vote on executive compensation, the advisory vote on the frequency

2	Edgewell Proxy Statement

of votes on executive compensation and the approval of the 2018 Stock Incentive Plan are considered “non-routine” matters and, accordingly, if you do not instruct your broker, bank or other nominee how to vote in these matters, no votes will be cast on your behalf with respect to these matters.

Your broker, bank or other nominee does, however, have discretion to vote any uninstructed shares on the ratification of the appointment of our accounting firm. If the broker, bank or other nominee votes the uninstructed shares on the ratification of the accounting firm (either personally or by proxy), these shares may be considered as “present” for quorum purposes but will not be deemed voted on other matters and will be considered “broker non-votes” with respect to such other matters.

Such broker non-votes shall have no effect on the votes on election of directors, the advisory vote on executive compensation, the advisory vote on the frequency of the executive compensation votes or the approval of the 2018 Stock Incentive Plan.

Costs of Solicitation

We will pay for preparing, printing and mailing this Proxy Statement. Proxies may be solicited personally or by telephone by our employees without additional compensation. We will also reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs of sending the proxy materials to the beneficial owners of our common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

To the best of our knowledge, all filings of stock ownership and changes in stock ownership by our directors and executive officers and beneficial owners of more than 10% of our stock, which are required by rules of the Securities and Exchange Commission, were made on a timely basis in fiscal 2017.

Edgewell Proxy Statement	3

ITEM 1. ELECTION OF DIRECTORS

Our Board of Directors currently consists of eight members, and all eight directors are nominated for re-election at the 2018 Annual Meeting. At the 2015 Annual Meeting, our shareholders voted to approve and adopt amended and restated Articles of Incorporation that resulted in a phased-in elimination of our classified Board of Directors. Our Board of Directors no longer consists of multiple classes; all of our current directors’ terms of service expire at the 2018 Annual Meeting.

Eight directors will be elected at the 2018 Annual Meeting to serve for a one-year term expiring at our Annual Meeting in 2019. The Board has nominated Messrs. Hatfield, Heinrich, Hoover, Hunter, Johnson and Sachdev and Mss. Hendra and Long for election as directors at this meeting. Each nominee is currently serving as a director and has consented to serve for the one-year term. Each nominee elected as a director will continue in office until his or her successor has been elected and qualified.

We do not know of any reason why any of the nominees for director named herein would be unable to serve; however, if any nominee is unable to serve as a director at the time of the Annual Meeting, your proxy may be voted for the election of another person the Board may nominate in his or her place, unless you indicate otherwise.

Vote Required. The affirmative vote of a majority of the voting power represented in person or by proxy and entitled to vote is required for the election of each director.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THESE NOMINEES AS DIRECTORS OF THE COMPANY.

4	Edgewell Proxy Statement

INFORMATION ABOUT NOMINEES FOR DIRECTOR

Please review the following information about the nominees, who are all standing for re-election at this meeting for a term expiring at the 2019 Annual Meeting of Shareholders. The ages shown are as of December 31, 2017.

DAVID P. HATFIELD, Director Since 2015, Age 57

Mr. Hatfield is currently Edgewell’s Chairman, President and Chief Executive Officer. Mr. Hatfield became Chairman in July 2016. He has been President and Chief Executive Officer since July 1, 2015. From October 2007 to July 1, 2015, he served as CEO of the Energizer Personal Care division commencing upon the Company’s acquisition of Playtex in October 2007. In 2007, he was named as President and Chief Executive Officer of Schick-Wilkinson Sword. From 2004 to 2007, he served as Executive Vice President and Chief Marketing Officer. In 1999, he was appointed Vice President, North America and Global Marketing and led the e2 launch and segmentation strategy development. He also helped formalize the Company’s M&A strategy and was the marketing lead on the team that successfully acquired Schick. From 1997 to 1999, Mr. Hatfield served as Vice President, Europe, Marketing in Switzerland. From 1988 to 1997, Mr. Hatfield served in a number of capacities in the Eveready Battery division including Advertising Manager (during the launch of the Energizer Bunny), Director of Marketing for Latin America, and Director of Marketing North America. In 1986, he joined Ralston Purina in the pet food marketing department.

Mr. Hatfield has almost 30 years of service with Edgewell, in international as well as domestic leadership positions, and he has obtained extensive knowledge of our business operations and industry dynamics. In his capacity as Chief Executive Officer, Mr. Hatfield provides a necessary and unique perspective to the Board. Mr. Hatfield serves on our Finance and Oversight Committee.

DANIEL J. HEINRICH, Director Since 2012, Age 61

Mr. Heinrich retired in November 2011 from his position as Executive Vice President and Chief Financial Officer of The Clorox Company (consumer products) which he held since June 2009. From August 2003 to June 2009, he served as their Senior Vice President and Chief Financial Officer. Prior to serving as Senior Vice President and Chief Financial Officer, he was Vice President, Controller and Chief Accounting Officer.

Mr. Heinrich has extensive experience in financial management. Prior to his employment with The Clorox Company, he was Senior Vice President and Treasurer of Transamerica Finance Corporation. Prior to that, he served in the financial services group of the Ford Motor Company, including as Senior Vice President-Controller of Ford Motor Company’s banking subsidiary and as Senior Vice President-Treasurer and Controller of Granite Management Corporation. He began his career at Ernst & Young LLP where he spent over eight years in both audit and tax functions. Mr. Heinrich has been a director of Aramark since 2013, and chairs its audit committee and serves on its finance committee. Mr. Heinrich was named a director of Ball Corporation in August 2016 and serves on its audit committee and nominating and corporate governance committee. Mr. Heinrich previously served on the board and was a member of the audit and finance committee of Advanced Medical Optics Inc. from 2007 until its acquisition by Abbott Labs in 2009.

Mr. Heinrich’s extensive knowledge of consumer packaged goods, strategy, business development, operations, financial management, accounting principles and financial reporting rules and regulations provides valuable expertise to our Board, both as Chairperson of our Audit Committee and as a member of our Finance and Oversight Committee.

Edgewell Proxy Statement	5

CARLA C. HENDRA, Director Since 2015, Age 61

Ms. Hendra has served as the Global Chairman of OgilvyRED, the strategic consulting and innovation group of Ogilvy & Mather (advertising, marketing and public relations), since 2010. Ms. Hendra is Vice-Chairman of the Ogilvy & Mather Worldwide Board and sits on the Ogilvy & Mather Executive Committee. From 2005 to 2010, she was Co-Chief Executive Officer of Ogilvy North America and Chairman of Ogilvy New York from 2007 to 2010. In 1998, she created Ogilvy’s North America strategic consulting group and co-founded Ogilvy Entertainment in 2007. In 1996, she joined Ogilvy & Mather and was named President of OgilvyOne in 1998. From 1992 to 1996, Ms. Hendra was Executive Vice President of Grey Direct, a division of Grey Advertising. From 1981 to 1992, she was employed by CRM Agency Barry Blau & Partners, departing as General Manager in 1992.

Since 2005, Ms. Hendra has been a member of the board of Caleres, Inc. (a global footwear company formerly known as Brown Shoe Company, Inc.). She is also a member of the advisory board of Reye Partners, LLC, an investment management firm. Ms. Hendra served on the Board of Directors of Unica Corporation until its acquisition by IBM in 2010. She was a director for non-profit Dress for Success from 2007 to 2011, and has been an advisor for education non-profits PENCIL and Schools That Can in New York.

Ms. Hendra’s extensive experience in marketing, advertising and strategic consulting give her insights into commercial issues such as brand strategy, digital marketing, data and analytics, and long-term planning that provide valuable benefits to the Board. Ms. Hendra serves on our Nominating and Executive Compensation Committee.

R. DAVID HOOVER, Director Since 2000, Age 72

Mr. Hoover served as Chairman of Ball Corporation (which supplies innovative, sustainable packaging solutions for beverage, food and household products customers as well as aerospace and other technologies and services primarily for the U.S. government) from January 2011 to April 2013. He is now retired. He served as the Chairman and Chief Executive Officer of Ball Corporation from January 2010 to January 2011; Chairman, President and Chief Executive Officer, April 2002 to January 2010; and President and Chief Executive Officer, January 2001 to April 2002. He is also a director of Ball Corporation and Eli Lilly and Company, and formerly a director of Qwest Communications International, Inc. and Steelcase, Inc. Mr. Hoover is a member of the finance committee and nominating/corporate governance committee (as an ex-officio member) of Ball Corporation and the finance committee (currently serving as chair) and the directors and corporate governance committee of Eli Lilly and Company. Mr. Hoover serves on the Board of Trustees of DePauw University.

Mr. Hoover currently serves as the Lead Independent Director of Edgewell. His broad and extensive experience provides our Board with valuable insight into complex business, operational and financial issues. His chairmanship of our Finance and Oversight Committee has been significant, as that committee directly advises management on financial and economic issues and strategies.

6	Edgewell Proxy Statement

JOHN C. HUNTER, III, Director Since 2005, Age 68

Mr. Hunter served as Chairman, President and Chief Executive Officer of Solutia, Inc. (chemical products) from 1999 to 2004. He is now retired. Solutia and certain subsidiaries filed voluntary petitions for bankruptcy in 2003, and emerged from bankruptcy in 2008. Mr. Hunter is also a director of KMG Chemicals, Inc. and was formerly a director of Hercules, Inc.

During his career with Solutia and its former parent, Monsanto Company, he obtained many years of experience in the specialty chemicals business, as well as an in-depth knowledge of environmental issues. As a result, he provides insightful risk management experience to our Board, and a practical perspective and understanding as we deal with environmental, regulatory and sustainability issues. Mr. Hunter’s extensive experience as a director also provides him with insight into effective compensation plan design and a thorough understanding of current issues, trends and concerns in executive compensation design that makes him an effective chairperson of our Nominating and Executive Compensation Committee. In fiscal 2017, Mr. Hunter joined our Finance and Oversight Committee.

JAMES C. JOHNSON, Director Since 2013, Age 65

Mr. Johnson served as General Counsel of Loop Capital Markets LLC (financial services firm) from November 2010 until his retirement in December 2013. From 1998 until 2009, Mr. Johnson served in a number of responsible positions at The Boeing Company, an aerospace and defense firm, including serving as Vice President, Corporate Secretary and Assistant General Counsel from 2003 until 2007, and as Vice President and Assistant General Counsel, Commercial Airplanes from 2007 to his retirement in March 2009. Mr. Johnson is a director of Energizer Holdings, Inc., Ameren Corporation and HanesBrands Inc. Mr. Johnson also serves on the Board of Trustees of the University of Pennsylvania.

Mr. Johnson has extensive executive management and leadership experience as the General Counsel of a financial services firm; the former Vice President, Corporate Secretary and Assistant General Counsel of aerospace and defense firms; and strong legal, compliance, risk management, corporate governance and compensation skills and experience. Mr. Johnson currently serves on our Nominating and Executive Compensation Committee and Audit Committee.

Edgewell Proxy Statement	7

ELIZABETH VALK LONG, Director Since 2016, Age 67

Ms. Long was Executive Vice President of Time Inc. (publishing) from May 1995 until her retirement in August 2001. Working for Time Inc. from 1979 until 2001, she was the first female to be named publisher at the company, and during her tenure served as such for Life, People and Time magazines. Since 1997, Ms. Long has served on the board of directors of The J.M. Smucker Co., where she chairs the executive compensation committee and is a member of the audit committee. She also served on the board of Steelcase Inc. from 2000 to 2015 where she chaired the nominating and governance committee and, during her tenure, was a member of the audit, compensation and executive committees. She was a director and chairman of the executive compensation committee at Belk Inc. from 2004 until 2015. She also served as a director on the boards of Wachovia and Jefferson Pilot.

Ms. Long received her BA from Hollins University in 1972 and her MBA from Harvard Business School in 1979. She is Trustee Emerita at Hollins University, where she served as board chair for four of her 19 years as trustee. She currently chairs the board of St. Timothy’s School and is a director of The Summit Charter School Foundation.

Ms. Long’s experience at Time Inc. and as a director of a variety of public companies across a range of business sectors provides her with marketing and communications expertise and a breadth of corporate experience that she brings to our Board. In addition, her experience as a member (and former member) of multiple compensation and audit committees makes her a valuable contributor to our Audit Committee and Nominating and Executive Compensation Committee, where she currently serves as a member.

RAKESH SACHDEV, Director Since 2015, Age 61

Mr. Sachdev became Chief Executive Officer of Platform Specialty Products Corporation (chemicals) on January 5, 2016. He was formerly President and Chief Executive Officer of Sigma-Aldrich Corporation from 2010 until its acquisition by Merck KGaA in November 2015. He joined Sigma-Aldrich in 2008 as their Chief Financial Officer and Chief Administrative Officer. Prior to joining Sigma-Aldrich, he served as Senior Vice President and President, Asia Pacific at ArvinMeritor, Inc. Prior to that, Mr. Sachdev held senior management positions, including Chief Financial Officer, Automotive Business Unit, during his years of service at Cummins Engine Company.

Mr. Sachdev serves on the board of directors of Platform Specialty Products and Regal Beloit Corporation. He serves as a member of the Board of Trustees of Washington University in St. Louis.

Mr. Sachdev brings experience as both a chief executive and chief financial officer to the Board, and his skills in both management and finance add valuable expertise to our Board. His knowledge of financial accounting, accounting principles and financial reporting rules and regulations, and his experience in evaluating financial results and generally overseeing the financial reporting processes of a large public company, provide substantial insights in his role as a member of our Audit Committee.

8	Edgewell Proxy Statement

THE BOARD OF DIRECTORS AND EDGEWELL’S CORPORATE GOVERNANCE

STANDING COMMITTEES AND MEETINGS

Board Member	Board	Audit	Nominating and Executive Compensation	Finance and Oversight
David P. Hatfield	*
Daniel J. Heinrich		*
Carla C. Hendra
R. David Hoover	**			*
John C. Hunter, III			*
James C. Johnson
Elizabeth Valk Long
Rakesh Sachdev
*	Chairperson
**	Lead Independent Director

	Board	Audit	Nominating and Executive Compensation	Finance and Oversight
Meetings held in Fiscal 2017	7	8	7	4

Audit: Reviews auditing, accounting, financial reporting and internal control functions. Responsible for engaging and supervising our independent accountants, resolving differences between management and our independent accountants regarding financial reporting, pre-approving all audit and non-audit services provided by our independent accountants, and establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters. Receives reports from the head of our internal audit department. Our Board has determined that all members are independent and financially literate in accordance with the criteria established by the Securities and Exchange Commission (“SEC”) and the New York Stock Exchange (“NYSE”). Our Board has elected Daniel J. Heinrich as chair of the Audit Committee, and has determined that Mr. Heinrich, Ms. Long and Mr. Sachdev are audit committee financial experts, as defined by SEC guidelines. The Audit Committee’s charter can be viewed on the Company’s website, www.edgewell.com, click on “Investors,” then “Corporate Governance,” then “Audit Committee Charter.” Information on our website does not constitute a part of this document.

Nominating and Executive Compensation: Sets compensation of our executive officers, administers our incentive stock plans and grants equity-based awards, including performance-based awards, under those plans. Administers and approves performance-based awards under our executive officer bonus plan. Establishes performance criteria for performance-based awards and certifies as to their achievement. Monitors management compensation and benefit programs, and reviews principal employee relations policies. Recommends nominees for election as directors or executive officers to the Board, as well as committee memberships and compensation and benefits for directors. Administers our stock ownership guidelines. Conducts the annual self-assessment process of the Board and its committees, and regular review of our Corporate Governance Principles. Our Board has determined that all members are non-employee directors, and are independent, as

Edgewell Proxy Statement	9

defined in the listing standards of the NYSE. The Nominating and Executive Compensation Committee’s charter can be viewed on the Company’s website, www.edgewell.com, click on “Investors,” then “Corporate Governance,” then “Nominating and Executive Compensation Committee Charter.” Information on our website does not constitute a part of this document.

Finance and Oversight: Reviews our financial condition, objectives and strategies, and acquisitions and other major transactions, and makes recommendations to the Board concerning financing requirements, our stock repurchase program and dividend policy, foreign currency management and pension fund performance. The Finance and Oversight Committee’s charter can be viewed on the Company’s website, www.edgewell.com, click on “Investors,” then “Corporate Governance,” then “Finance and Oversight Committee Charter.” Information on our website does not constitute a part of this document.

During fiscal 2017, all directors attended 75% or more of the Board meetings and meetings of the committees on which they served at the time of their period of service. Under our Corporate Governance Principles, each director is highly encouraged to attend our annual meeting of shareholders each year, preferably in person. All directors in office during the 2017 Annual Meeting attended the Annual Meeting with the exception of Mr.  Hunter, who was unable to attend due to a death in his family.

CORPORATE GOVERNANCE, RISK OVERSIGHT AND DIRECTOR INDEPENDENCE

Board Leadership Structure

Our Board regularly considers the appropriate leadership structure for the Company and has concluded that the Company and its shareholders are best served by not having a formal policy on whether the same individual should serve as both chief executive officer and chairman of the Board. This flexibility allows the Board to utilize its considerable experience and knowledge to elect the most qualified director as chairman of the Board, while maintaining the ability to separate the chairman and chief executive officer roles when necessary. Currently, Mr. Hatfield holds the roles of chairman of the Board and chief executive officer. As the chairman of the Board and chief executive officer is currently employed by the Company, the Board has also determined it is appropriate to have a lead independent director of the Board who provides, in conjunction with the chairman, leadership and guidance to the Board. The Board believes this structure is currently the optimal structure for providing leadership that is both independent in its oversight of management and closely attuned to our specific business. Mr. Hatfield, as chief executive officer and chairman of the Board, is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while also setting the agenda for Board meetings in consultation with the lead independent director and presiding over meetings of the full Board. The lead independent director serves as a liaison on Board-related issues between the chairman and the independent directors, presides over non-management executive sessions of the Board and at such other times as the Board shall determine and sets the agenda for such sessions, meets with the chairman to discuss matters arising from such meetings, and performs such other functions as the Board may direct. The Board periodically evaluates the structure most appropriate for the environment in which we operate.

Risk Oversight and Risk Management

The Board of Directors, acting both directly and through its committees, is actively involved in oversight of the significant risks affecting our business. The Board of Directors and its committees’ risk oversight activities are informed by our management’s risk assessment and risk management processes.

The Board’s role in risk oversight is consistent with the Company’s leadership structure, with management having day-to-day responsibility for assessing and managing the Company’s risk exposure and the Board and its committees providing oversight in connection with those efforts, with particular focus on the most significant risks facing the Company.

The risk oversight responsibility of the Board and its committees is enabled by management reporting processes that are designed to provide visibility to the Board about the identification, assessment and management of critical risks and management’s risk mitigation strategies. Management of day-to-day operational, financial and legal risks is the responsibility

10	Edgewell Proxy Statement

of operational and executive leadership of the Company. The Company maintains a Risk Committee of senior personnel in a number of functional areas. The Risk Committee is sponsored by our chief executive officer. The purposes of the Risk Committee are:

•	to identify and rate risks with input from various areas of management;
•	to review risk mitigation strategies; and
•	to report significant enterprise risks to the Board of Directors.

Risks that are identified by the Risk Committee as significant are then reported to the appropriate Board committee. The Audit Committee performs a central oversight role with respect to financial and compliance risks, and meets with our independent auditors outside the presence of senior management. It also regularly receives reports regarding our internal controls and compliance risks viewed as most significant, along with management’s processes for seeking to maintain compliance within an internal controls environment. The Nominating and Executive Compensation Committee is responsible for conducting appropriate reviews of compensation practices as they relate to risk management. The Risk Committee engages with the Board with respect to significant risks, and submits a risk report to the Board on an annual basis.

Although we have devoted significant resources to develop our risk management policies and procedures, these policies and procedures, as well as our risk management techniques, may not be fully effective. In addition, there may be risks that exist, or that develop in the future, that we have not appropriately anticipated, identified or mitigated. In either case, we could suffer losses and our results and financial position could be materially adversely affected.

Sustainability

Our Company places a high priority on operating in a responsible and respectful manner. We believe that sustainable operations are both financially beneficial and critical to the health of the communities in which we operate. Our Sustainable Development Mission is to “do the right thing” in conducting our business in an effort to ensure that we preserve the environment for future generations and provide a safe and healthy working environment for colleagues while promoting the continued success of our commercial enterprise. Our Sustainable Development Mission is derived directly from our organizational values and is one of our leadership strategies. At the core of our sustainability efforts are three pillars:

•	People—providing our colleagues with safe, healthy working environments as well as making a positive contribution to the communities in which we operate, while governing our partnerships with codes of conduct.
•	Product—constantly working to reduce the environmental impact of our products and our packaging.
•	Plant—reducing the impact of our manufacturing operations to ensure the availability of natural resources for generations to come.

We have established sustainable development goals to focus our conservation efforts across four key areas: energy, greenhouse gas emissions, solid waste and water usage. In addition, we are actively developing and incorporating “design for sustainability” tools into our product development process. “Design for sustainability” proactively addresses environmental, social and economic considerations from the earliest stages of the product development process throughout the product lifecycle. The goal is to design products that minimize energy consumption and waste generation and increase utilization of high recovery materials.

Our Business Practices and Standards of Conduct are designed to provide guidance on and articulate our commitment to several key matters such as safety and health, protecting the environment, use of Company resources, and promoting a harassment-free work environment. It also addresses certain legal and ethical facets of integrity in business dealings with suppliers, customers, investors and the governments that regulate us. We assess global compliance with this policy annually.

Our Supplier Code of Conduct sets forth our Company’s basic expectations for environmental, labor, supplier working conditions and ethical practices that suppliers are expected to meet in order to do business with our Company. We believe we hold our suppliers to a high standard and use a risk-based approach to audit suppliers for ongoing compliance.

Edgewell Proxy Statement	11

Compensation Committee Interlocks and Insider Participation

No member of the Nominating and Executive Compensation Committee is or has been an officer or employee of the Company or any of its subsidiaries. In addition, no member of the committee had any relationships with the Company or any other entity that require disclosure under the proxy rules and regulations promulgated by the SEC.

Determining Executive Compensation

At the beginning of each fiscal year, the Nominating and Executive Compensation Committee reviews and approves compensation for our executive officers, including any merit increases to base salary, our annual cash bonus program, long-term equity incentive awards, and performance targets under those programs and awards. The committee members base these determinations on their review of competitive market data from our peer group, shareholder views, including the results of the most recent advisory vote on executive compensation, and the recommendations of the chief executive officer and our human resources department. Meridian Compensation Partners LLC (“Meridian”), the committee’s compensation consultant, conducts an in-depth annual review of our compensation practices, and those of our peer group, in order to support the committee’s review process. Meridian also advises the committee during its review of compensation for non-employee directors and the competitiveness of our executive compensation programs. For more information on the committee’s review process and Meridian’s assistance to the committee, as well as on compensation consultants retained by the Company, see “Executive Compensation—Compensation Discussion and Analysis.”

Committee Charters, Governance and Codes of Conduct

The charters of the committees of our Board of Directors and our Corporate Governance Principles have been posted on our website at www.edgewell.com, under “Investors,” then “Corporate Governance.” Information on our website does not constitute part of this document. Our code of business conduct and ethics applicable to the members of the Board of Directors, as well as the code applicable to our officers and employees, have also been posted on our website. You can view our Codes of Conduct on the Company’s website, www.edgewell.com, under “Company,” click on “Sustainability,” then click “Codes of Conduct.”

Copies of the committee charters, the Corporate Governance Principles and the codes of conduct will be provided, without charge, to any shareholder upon request directed in writing to the Secretary, Edgewell Personal Care Company, 1350 Timberlake Manor Parkway, Chesterfield, Missouri 63017.

Director Independence

Our Corporate Governance Principles, adopted by the Board, provide that a majority of the Board, and the entire membership of the Audit and the Nominating and Executive Compensation Committees of the Board, will consist of independent, non-employee directors who meet the criteria for independence required by the NYSE listing standards. In addition, our Corporate Governance Principles provide that there may not be at any time more than two employee directors serving on the Board.

A director will be considered independent if he or she does not have a material relationship with us, as determined by our Board. To that end, the Board, in the Corporate Governance Principles, has established guidelines for determining whether a director is independent, consistent with the listing standards of the NYSE. A director will not be considered independent if:

•	within the last three years, the director was employed by us or one of our subsidiaries, or an immediate family member of the director was employed by us or one of our subsidiaries as an executive officer;

•	(i) the director is a current partner or employee of a firm that is our internal or external auditor; (ii) the director has an immediate family member who is a current partner of such a firm; (iii) the director has an immediate family member who is a current employee of such a firm and personally works on our audit; or (iv) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on our audit within that time; or

12	Edgewell Proxy Statement

•	any of our present executive officers served on the compensation committee of another company that employed the director or an immediate family member of the director as an executive officer within the last three years.

The following relationships will be considered material:

•	a director or an immediate family member is an executive officer, or the director is an employee, of another company which has made payments to, or received payments from, us and the payments to, or amounts received from, that other company in any of the last three fiscal years, exceed the greater of $1 million or 2% of such other company’s consolidated gross revenues;

•	a director or an immediate family member, during any twelve-month period within the last three years, received more than $120,000 in direct compensation from us, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•	a director is an executive officer of a charitable organization and our annual charitable contributions to the organization (exclusive of gift-match payments), in any single fiscal year within any of the last three years, exceed the greater of $1 million or 2% of such organization’s total charitable receipts;

•	a director is a partner of or of counsel to a law firm that, in any of the last three years, performed substantial legal services to us on a regular basis; or

•	a director is a partner, officer or employee of an investment bank or consulting firm that, in any of the last three years, performed substantial services to us on a regular basis.

For relationships not described above or otherwise not covered in the above examples, a majority of our independent directors, after considering all of the relevant circumstances, may make a determination whether or not such relationship is material and whether the director may therefore be considered independent under the NYSE listing standards. We have also considered and determined that members of our Audit Committee and Nominating and Executive Compensation Committee satisfy the additional independence requirements of the NYSE and SEC for such committees.

Director affiliations and transactions are regularly reviewed to ensure that there are no conflicts or relationships with the Company that might impair a director’s independence. Every year, we submit a questionnaire to each director and executive officer, in addition to conducting our own internal review, for the purpose of identifying certain potentially material transactions or relationships between each director, or any member of his or her immediate family, and the Company, its senior management and its independent auditor.

Pursuant to that review, the Board considered the independence of:

•	Daniel Heinrich, as Mr. Heinrich’s son-in-law is an employee of PricewaterhouseCoopers LLP (“PwC”), the Company’s independent auditors. The Company has engaged PwC as its independent auditors since 2000, prior to Mr. Heinrich’s appointment to the Board. The Board noted that Mr. Heinrich’s son-in-law is not a partner of PwC and does not work on the audit of the Company or otherwise provide services to the Company, and determined that his employment does not impact Mr. Heinrich’s independent status on the Company’s Board.

•	James Johnson, as Mr. Johnson serves on the board of directors of HanesBrands Inc. The Company and HanesBrands Inc. each own 50% of Playtex Marketing Corporation, which holds certain Playtex brand trademarks. The Board determined that Mr. Johnson’s co-membership on the HanesBrands Inc. board does not impact his independent status on the Company’s Board.

•	Rakesh Sachdev, as Mr. Sachdev’s daughter is an employee of Strategy&, the global strategy consulting unit of PwC. The Company has engaged PwC as its independent auditors since 2000, prior to Mr. Sachdev’s appointment to the Board. The Board noted that Mr. Sachdev’s daughter is not a partner of PwC and does not work on the audit of the Company or otherwise provide services to the Company, and determined that her employment does not impact Mr. Sachdev’s independent status on the Company’s Board.

Edgewell Proxy Statement	13

Accordingly, based on the responses to the 2017 questionnaire and the results of its review, the Board has affirmatively determined that all directors, other than David Hatfield, are independent from management. The following are the non-employee directors deemed to be independent: Daniel J. Heinrich; Carla C. Hendra; R. David Hoover; John C. Hunter, III; James C. Johnson; Elizabeth Valk Long; and Rakesh Sachdev.

Director Nominations

The Nominating and Executive Compensation Committee is responsible for recommending candidates for election to our Board of Directors, consistent with the requirements for membership set forth in our Corporate Governance Principles. Those requirements include integrity, independence, diligence, diversity, energy, forthrightness, analytical skills and a willingness to challenge and stimulate management, and the ability to work as part of a team in an environment of trust. The principles also indicate the Board’s belief that each director should have a basic understanding of (i) our principal operational and financial objectives, plans and strategies, (ii) our results of operations and financial condition, and (iii) the relative standing of the Company and our business segments in relation to our competitors. In addition to those standards, the committee seeks directors who will effectively represent the interests of our shareholders, and who bring to the Board a breadth of experience from a variety of industries, geographies and professional disciplines. Although the Company does not have a formal policy with respect to diversity matters, the Board also considers factors such as diversity on the basis of race, color, national origin, gender, religion, disability and sexual orientation. The committee reviews its effectiveness in balancing these considerations when assessing the composition of the Board. The committee is also responsible for articulating and refining specific criteria for Board and committee membership to supplement, as appropriate, the more general criteria set forth in our Corporate Governance Principles.

The committee expects a high level of commitment from Board members and evaluates each candidate’s leadership and experience, skills, expertise and character traits, including the candidate’s ability to devote sufficient time to Board and committee meetings in light of other professional commitments. The committee also reviews whether a potential candidate meets Board and/or committee membership requirements, as set forth in our Corporate Governance Principles, determines whether a potential candidate is independent according to the Board’s established criteria, and evaluates the potential for a conflict of interest between the director and the Company.

Historically, when vacancies have occurred, or when our Board determined that increasing its size was appropriate, candidates have been recommended to the committee by other Board members or the chief executive officer. The committee, however, will consider and evaluate any shareholder-recommended candidates by applying the same criteria used to evaluate candidates recommended by directors or management. The committee also has authority to retain a recruitment firm if it deems it advisable. Shareholders who wish to suggest an individual for consideration for election to the Board of Directors may submit a written nomination to the Corporate Secretary of the Company, 1350 Timberlake Manor Parkway, Chesterfield, Missouri 63017, along with the shareholder’s name, address and number of shares of common stock beneficially owned; the name of the individual being nominated and number of shares of common stock beneficially owned by the nominee; the candidate’s biographical information, including age, business and residential addresses, and principal occupation for the previous five years, and the nominee’s consent to being named as a nominee and to serving on the Board. A description of factors qualifying or recommending the nominee for service on the Board would also be helpful to the committee in its consideration. To assist in the evaluation of shareholder-recommended candidates, the committee may request that the shareholder provide certain additional information required to be disclosed in our proxy statement under Regulation 14A of the Securities Exchange Act of 1934 (the “Exchange Act”). If the committee determines a candidate, however proposed, is suitable for Board membership, it will make a recommendation to the Board for its consideration.

Under our bylaws, shareholders may also nominate candidates for election at an annual meeting of shareholders. See “Shareholder Proposals for 2019 Annual Meeting” for details regarding the procedures and timing for the submission of such nominations. Director nominees submitted through this process will be eligible for election at the annual meeting, but will not be included in the Company’s proxy materials prepared for the meeting.

14	Edgewell Proxy Statement

Stock Ownership Guidelines

In order to help align the financial interests of our non-employee directors with those of our shareholders, our Corporate Governance Principles provide that our non-employee directors must maintain ownership of our common stock with a value of at least five times the director’s annual retainer. New directors are given a period of five years to attain full compliance with these requirements.

For purposes of these determinations, stock ownership includes shares of our common stock which are owned directly or by family members residing with the director, or by family trusts, as well as vested options, vested and deferred restricted stock equivalents and unvested restricted stock equivalents, unless they are subject to achievement of performance targets, and common stock or stock equivalents credited to a director under our savings investment plan or our deferred compensation plan. At the current time, all of our directors are in compliance with these guidelines.

Communicating Concerns to the Board

We have established several means for shareholders or others to communicate their concerns to our Board. If the concern relates to our financial statements, accounting practices or internal controls, the concern should be submitted in writing to Daniel J. Heinrich, the chairman of our Audit Committee, in care of the Corporate Secretary of the Company at our headquarters address. If the concern relates to our governance practices, business ethics or corporate conduct, the concern may be submitted in writing to John C. Hunter, III, the chairman of the Nominating and Executive Compensation Committee, or R. David Hoover, our Lead Independent Director and the chairman of the Finance and Oversight Committee, in care of the Corporate Secretary of the Company at our headquarters address. If the shareholder is unsure as to which category his or her concern relates, he or she may communicate it to R. David Hoover, our Lead Independent Director, or any one of the independent directors in care of the Company’s Corporate Secretary at our headquarters address.

Our “whistleblower” policy prohibits the Company or any of its employees from retaliating or taking any adverse action against anyone for raising a concern. If a shareholder or employee nonetheless prefers to raise his or her concern in a confidential or anonymous manner, he or she may call Global Compliance Services’ AlertLine, our outside service provider, toll-free at 855-405-6557, or leave a confidential message at our web address: www.edgewell.ethicspoint.com.

Edgewell Proxy Statement	15

DIRECTOR COMPENSATION

We provided several elements of compensation to our directors for service on our Board during fiscal 2017. The Nominating and Executive Compensation Committee, which makes recommendations to the full Board regarding director compensation, strives to set director compensation at the 50th percentile of the peer group. This peer group, which can be found under “Executive Compensation—Compensation Discussion and Analysis—Compensation Benchmarking,” has been selected for purposes of evaluating our executive compensation based on market data provided by the committee’s independent consultant, Meridian.

In connection with their annual review of director compensation, the Board and the Nominating and Executive Compensation Committee approved certain changes to director compensation effective December 31, 2016 to increase the annual grant of restricted stock equivalents to each non-employee director from $100,000 to $125,000 and to reduce the annual retainer of the lead independent director from $50,000 to $25,000. Accordingly, our current non-employee director compensation is as follows:

Elements of Non-Employee Director Compensation
Compensation Elements	Compensation Amounts
Annual Retainer (1)	$100,000
Lead Independent Director Annual Retainer	$25,000
Committee Chair Annual Retainer
Audit Committee	$20,000
Nominating & Executive Compensation Committee	$20,000
Finance & Oversight Committee	$20,000
Annual Restricted Stock Equivalent Award (2)	$125,000
New Director Restricted Stock Equivalent Award (3)	$100,000

(1)	All non-employee directors receive an annual retainer for serving on the Board and its committees. Mr. Hatfield receives no compensation for his service on the Board and its committees other than his compensation as the President and Chief Executive Officer.
(2)	All non-employee directors receive an annual restricted stock equivalent award under our Second Amended and Restated 2009 Incentive Stock Plan on the first business day of January of each year. This award vests one year from the date of grant. Directors have the option to defer the delivery of shares upon vesting of this award.
(3)	New non-employee directors that may be appointed or elected to the Board receive an initial restricted stock equivalent award. This award vests three years from the date of grant.

Non-employee directors are permitted to defer all or a portion of their retainers and fees under the terms of our deferred compensation plan. Deferrals may be made into (i) the Edgewell common stock unit fund, which tracks the value of our common stock; or (ii) the prime rate option, under which deferrals are credited with interest at the prime rate quoted by The Wall Street Journal. Deferrals in the deferred compensation plan are paid out in a lump sum in cash within 60 days following the director’s termination of service on the Board.

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NON-EMPLOYEE DIRECTOR COMPENSATION FOR FISCAL 2017

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non- Qualified Deferred Compensation Earnings	All Other Compensation (4)	Total
Daniel J. Heinrich	$120,000	$125,000	$0	$0	$0	$0	$245,000
Carla C. Hendra	$100,000	$125,000	$0	$0	$0	$0	$225,000
R. David Hoover	$145,000	$125,000	$0	$0	$0	$0	$270,000
John C. Hunter, III	$120,000	$125,000	$0	$0	$0	$0	$245,000
James C. Johnson	$100,000	$125,000	$0	$0	$0	$0	$225,000
Elizabeth Valk Long	$100,000	$125,000	$0	$0	$0	$0	$225,000
Rakesh Sachdev	$100,000	$125,000	$0	$0	$0	$0	$225,000

(1)	This column reflects retainers earned during the fiscal year. Ms. Long elected to defer $75,000 of her annual retainer under the terms of our deferred compensation plan into the Edgewell common stock unit fund.
(2)	This column reflects the aggregate grant date fair value, in accordance with Financial Accounting Standards Board (“FASB”), Accounting Standards Codification (“ASC”) Section 718, of the restricted stock equivalent awards granted on January 3, 2017 under our Second Amended and Restated 2009 Incentive Stock Plan as described in the narrative above. Refer to “Note 13. Share-Based Payments” of the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the fiscal year ended September 30, 2017 for further discussion. The number of unvested restricted stock equivalents held by our directors as of September 30, 2017, was as follows: Mr. Heinrich, 3,669; Ms. Hendra, 4,659; Mr. Hoover, 3,669; Mr. Hunter, 3,669; Mr. Johnson, 3,669; Ms. Long 2,854; and Mr. Sachdev, 4,659. The number of vested restricted stock equivalents deferred until retirement from the Board held by our directors as of September 30, 2017, was as follows: Mr. Heinrich, 4,409; Mr. Hoover, 10,000; Mr. Hunter, 1,378; Mr. Johnson, 2,892; and Ms. Long, 653.
(3)	No stock options were granted to non-employee directors in fiscal year 2017. There were no outstanding stock options held by any non-employee director as of September 30, 2017.
(4)	The following items are not included within the above disclosure of director compensation:
(i)	The directors are covered under the terms of our general directors’ and officers’ liability insurance policies, the premiums for which are a general expense of the Company. We do not obtain a specific policy for each director or for the directors as a group.
(ii)	We provide transportation and lodging for out-of-town directors attending Board and committee meetings.
(iii)	The directors may make requests for contributions to charitable organizations from the Company’s charitable trust, which we have funded from time to time. The trustees of that trust, all employees of the Company, have determined to honor such requests which are in accordance with the charitable purpose of the trust, and which do not exceed $10,000 in any year. The directors may request contributions in excess of that amount, but such requests are at the sole discretion of the trustees. All contributions are made out of the funds of the trust, and are not made in the name of the requesting director. The Company will continue to honor requests under the charitable trust guidelines as long as funds exist at an appropriate level to do so.
(iv)	The non-employee directors may be provided from time to time with samples of our products with an incremental cost of less than $50.

Edgewell Proxy Statement	17

ITEM 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

Our Audit Committee, in accordance with authority granted in its charter by the Board, appointed PricewaterhouseCoopers LLP (“PwC”) as independent auditor for the current fiscal year. PwC has served as our independent auditor for every fiscal year since 2000, and PwC has begun certain work related to the 2018 audit as approved by the Audit Committee. Information on independent auditor fees for the last two fiscal years is set forth below. The Board and the Audit Committee believe that the retention of PwC to serve as independent auditor is in the best interests of the Company and its shareholders. In making this determination, the Board and the Audit Committee considered a number of factors, including:

•	Audit Committee members’ assessment of PwC’s performance;
•	Management’s assessment of PwC’s performance;
•	PwC’s independence and integrity;
•	PwC’s fees and the quality of services provided to the Company; and
•	PwC’s global capabilities and knowledge of our global operations.

A representative of PwC will be present at the 2018 Annual Meeting and will have an opportunity to make a statement, if desired, as well as to respond to appropriate questions.

Although NYSE listing standards require that the Audit Committee be directly responsible for selecting and retaining the independent auditor, we are providing shareholders with the means to express their views on this issue. Although this vote will not be binding, in the event the shareholders fail to ratify the appointment of PwC, the Audit Committee will reconsider its appointment. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders.

Vote Required. The affirmative vote of a majority of the voting power represented in person or by proxy and entitled to vote is required for ratification.

THE MEMBERS OF THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS

RECOMMEND A VOTE FOR RATIFICATION OF THE APPOINTMENT OF

PWC AS THE COMPANY’S INDEPENDENT AUDITOR FOR FISCAL YEAR 2018.

Audit Committee Pre-Approval Policy

The Audit Committee has a formal policy concerning approval of all services to be provided by our independent auditor, including audit, audit-related, tax and other services. The policy requires that all services the auditor may provide to us must be pre-approved by the Audit Committee. The chairman of the Audit Committee has the authority to pre-approve permitted services that require action between regular committee meetings, provided he reports to the committee at the next regular meeting. Early in each fiscal year, the Audit Committee approves the list of planned audit and non-audit services to be provided by the auditor during that year, as well as a budget estimating spending for such services for the fiscal year. Any proposed services exceeding the maximum fee levels set forth in that budget must receive specific pre-approval by the Audit Committee. The Audit Committee approved all services provided by PwC during fiscal 2017 and fiscal 2016.

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Services Provided by PricewaterhouseCoopers LLP

The following table discloses fees paid to PwC for the following professional services rendered during the last two fiscal years:

•	Audit Fees—These are fees for professional services performed by PwC for the audit of our annual financial statements and internal control over financial reporting, review of financial statements included in our 10-Q filings, and audit services that are normally provided in connection with statutory and regulatory filings or engagements.

•	Audit-Related Fees—These are fees for assurance and related services performed by PwC that are reasonably related to the performance of the audit or review of our financial statements. This includes: equity and debt offering related services; due diligence related to mergers and acquisitions; internal control reviews; attestations by PwC that are not required by statute or regulation; and consulting on financial accounting/reporting standards.

•	Tax Fees—These are fees for professional services performed by PwC with respect to tax compliance, tax advice and tax planning. This includes: preparation of original and amended tax returns for the Company and our consolidated subsidiaries; refund claims; payment planning; and tax audit assistance.

•	All Other Fees—These are fees for other permissible work performed by PwC that does not meet the above category descriptions. All Other Fees for fiscal 2016 included services provided in conjunction with assisting the Company in the assessment of its international go-to-market strategies.

Fees Paid to PricewaterhouseCoopers LLP (in thousands)
Type	FY 2016	FY 2017
Audit Fees	$3,361	$3,449
Audit-Related Fees	31	0
Tax Fees	312	252
All Other Fees	662	0
Total Fees	$4,366	$3,701

Edgewell Proxy Statement	19

AUDIT COMMITTEE REPORT

The Audit Committee of the Company’s Board of Directors assists the Board in its oversight of corporate governance by overseeing the quality and integrity of the accounting, auditing, and reporting practices of the Company. The Audit Committee operates in accordance with a written charter, which was adopted by the Board. A copy of that charter is available on the Company’s website, www.edgewell.com, click on “Investors,” then “Corporate Governance,” then “Audit Committee Charter.” The Audit Committee consists entirely of non-employee directors that are independent, as required by the listing standards of the NYSE and the rules and regulations of the SEC.

Management is responsible for the Company’s internal controls and the financial reporting process. The Company’s independent accountants, PricewaterhouseCoopers LLP (“PwC”), are responsible for performing an independent audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with the standards established by the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and issuing a report thereon. The committee’s responsibility is to monitor and oversee these processes on behalf of the Board.

The Audit Committee has oversight responsibilities for reviewing the services performed by PwC and retains sole authority to select, evaluate and replace the outside auditors. In fulfilling its oversight responsibilities, the committee discusses PwC’s overall scope and execution of the annual audit, as well as other matters required to be discussed by PCAOB auditing standards. The Audit Committee is responsible for approval of the proposed audit fees and annually evaluates the qualifications, performance and independence of PwC and its lead audit partner. Further, in conjunction with the mandated rotation of the independent auditor’s lead audit partner, the Audit Committee is directly involved in the selection of the new lead audit partner.

The Audit Committee has received the written disclosures from PwC required by the applicable standards of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed the independence of PwC with members of that firm. In doing so, the committee considered whether the non-audit services provided by PwC were compatible with its independence. The committee concluded that the independent auditors’ independence has not been impaired.

The Audit Committee selected PwC as the Company’s independent registered public accountants for fiscal year 2018, subject to shareholder ratification. PwC has served as the Company’s independent registered public accounting firm since 2000. The Audit Committee considered several factors in selecting PwC, including the firm’s independence and internal quality controls, the overall depth of talent, their experience with the Company’s industry, and their familiarity with the Company’s business and internal control over financial reporting.

With respect to the Company’s audited financial statements for the Company’s fiscal year ended September 30, 2017, management of the Company has represented to the committee that the financial statements were prepared in accordance with generally accepted accounting principles. The committee met with internal auditors and PwC, with and without management present, to discuss the results of their examination, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. This review included a discussion of the quality and the acceptability of the Company’s financial reporting and system of internal controls, including the clarity of disclosures in the financial statements, reasonableness of significant accruals, reserves and allowances, critical accounting policies and estimates and risk assessment.

Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements for the fiscal year ended September 30, 2017 be included in the Company’s Annual Report on Form 10-K for that year for filing with the SEC.

Respectfully submitted,

Daniel J. Heinrich, Chairman

James C. Johnson

Elizabeth Valk Long

Rakesh Sachdev

No portion of this Audit Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933 (the “Securities Act”), the Securities Exchange Act of 1934 (the “Exchange Act”), or through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed to be filed under either the Securities Act or the Exchange Act.

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EXECUTIVE COMPENSATION

The following narratives and tables discuss the compensation paid in fiscal 2017 to our chief executive officer, chief financial officer, and our other four most highly compensated executive officers serving at the end of fiscal 2017, whom we refer to collectively as our “named executive officers,” as well as a former executive officer who would have been a named executive officer had he been serving at the end of fiscal 2017. This includes:

•	David P. Hatfield, Chairman, President and Chief Executive Officer;
•	Sandra J. Sheldon, Chief Financial Officer;
•	Colin A. Hutchison, Chief Operating Officer (executive officer since April 4, 2017);
•	John N. Hill, Vice President, Global Human Resources (executive officer since August 4, 2017);
•	David S. VerNooy, Vice President, Global Operations, Research, Development & Engineering (through September 30, 2017);
•	Manish R. Shanbhag, Chief Legal Officer, Chief Compliance Officer and Secretary; and
•	Wilbur A. Robertson, Chief Marketing Officer (through July 31, 2017).

COMPENSATION DISCUSSION AND ANALYSIS

Principles of the Edgewell Compensation Program

Our commitment to maintaining competitive compensation practices has resulted in strong shareholder support of our compensation philosophy, with approximately 92% of the votes cast in favor of the advisory resolution on executive compensation at our 2017 Annual Meeting of Shareholders. Discussed below are the principles that underlie our compensation philosophy.

Pay for Performance

The primary goal of our compensation program is to instill a “pay for performance” culture throughout our organization, with a significant portion of targeted compensation for our named executive officers dependent upon achievement of performance goals and forfeited if goals are not achieved.

Competitive Total Compensation Packages

We strive to attract and retain strong executive leaders, with competitive total compensation opportunities near the 50th percentile of our peer group. Our compensation program is designed to motivate these leaders through incentive awards for the achievement of objectives aligned with operating results and execution of significant initiatives.

Alignment with Shareholder Interests

In order to align the compensation received by our executives with the returns received by our shareholders, a substantial portion of the named executive officers’ total compensation has historically been in the form of restricted stock equivalents and stock options. We further align the interests of our executive officers and shareholders through our use of stock ownership guidelines and prohibitions on the hedging of Company stock.

Summary of Key Elements of Executive Compensation in Fiscal 2017

Our Nominating and Executive Compensation Committee (the “NECC” or the “committee”) is responsible for determination of executive officer compensation. As a general principle, the NECC seeks to provide an annual compensation program that includes, in addition to base salary, a combination of short-term and long-term incentive programs based on Company performance as measured by certain financial performance metrics, thus linking executive officer compensation to outcomes designed to increase shareholder value.

Base Salary. Traditionally, we set the salaries of our executive officers at the beginning of each fiscal year. In fiscal 2017, we set salaries in November 2016, early in the fiscal year.

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Short-Term Incentive Plan (Annual Cash Bonus). Traditionally, we establish an annual short-term incentive program at the start of each fiscal year, to be measured at the conclusion of the fiscal year based on performance against metrics determined at the beginning of the year by the NECC. In fiscal 2017, we established an annual bonus program for our executive officers effective October 1, 2016, the start of our fiscal year, utilizing three metrics to measure performance:

•	Adjusted EBITDA (earnings before interest, taxes, depreciation, and amortization), which constitutes 40% of the bonus target and rewards profitability performance;
•	Adjusted Net Sales Growth, which constitutes 35% of the bonus target and rewards revenue growth; and
•	Adjusted Net Working Capital as a Percent of Net Sales, which constitutes 25% of the bonus target and rewards improved balance sheet management.

Long-Term Incentive Plan (Restricted Stock Equivalent (Performance-Based and Time-Based) and Option Awards). Traditionally, we have granted long-term incentive awards in the first quarter of the fiscal year. We have increasingly awarded restricted stock equivalents tied to performance-based metrics and/or stock options to enhance the emphasis on Company performance. In fiscal 2017, the NECC awarded long-term incentive awards to our executive officers in November 2016, early in the fiscal year, consisting of one-third non-qualified stock options, one-third performance-based restricted stock equivalents and one-third time-based restricted stock equivalents. For the performance-based restricted stock equivalents, the performance metric used for measurement was Adjusted Diluted Earnings per Share (“EPS”) for the Company’s 2019 fiscal year ending September 30, 2019.

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The key elements of our fiscal 2017 executive compensation program as well as the purpose of each item are shown in the following table:

Compensation Element	Description	Purpose
Base Salary	Annual fixed salary, payable in cash.	Helps attract and retain key individuals.
Annual Cash Bonus	Bonuses are payable in cash upon achievement of Company-wide pre-determined metrics: • Adjusted EBITDA • Adjusted Net Sales Growth • Adjusted Net Working Capital as a Percent of Net Sales	Promotes achievement of Company-wide performance goals.
Restricted Stock Equivalent Awards

We issued performance-based and time-based restricted stock equivalent awards in November 2016.

• Performance-based restricted stock equivalent awards vest on the third anniversary of the grant upon achievement of pre-determined Adjusted EPS metrics and if the recipient remains employed with the Company.

• Time-based restricted stock equivalent awards vest in equal installments on each of the first three anniversaries of the grant if the recipient remains employed with the Company.

For performance-based awards, promotes

achievement of Company-wide performance goals.

Provides a direct link to shareholder interests by tying a significant portion of executive’s compensation to the performance of our common stock.

Vesting requirements help to retain key employees.

Option Awards

We issued non-qualified stock option awards in November 2016 that vest in equal installments on each of the first three anniversaries of the grant if the recipient remains employed with the Company and have an exercise price equal to the closing market price of our common stock on the date of grant ($74.70).

Provides a direct link to shareholder interests by tying a significant portion of executive’s compensation to the performance of our common stock. Vesting requirements help to retain key employees.
Supplemental Retirement Plans	Executives participate in the retirement plans available for all employees; the supplemental retirement plans restore retirement benefits otherwise limited by federal statute.	Ensures that the executives receive the same relative value compared to other employees who are not subject to these limits.
Executive Severance Plan	Executives are entitled to benefits in the event they are involuntarily terminated without cause or they resign for good reason.	Helps attract and retain key executives by offering a competitive total compensation package.
Change of Control Severance Agreements	Executives are entitled to benefits in the event of a change of control only if they are involuntarily terminated without cause or they resign for good reason following a change of control of our Company.

Allows executives to make decisions focusing on the interests of shareholders despite the heightened risk of job loss following a change of control, while using a “double trigger” (a change of control plus termination) to avoid a windfall.

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Objectives

The key objective of our compensation philosophy is to reward management based upon their success in increasing shareholder value and achieving operational results. With a focus on achieving this overarching goal, the overall executive compensation program is designed to provide a compensation package that will enable us to attract and retain highly talented executives and maintain a performance-oriented culture.

Pay for Performance

Our goal is to instill a “pay for performance” culture throughout our operations, with total compensation opportunities targeted near the 50th percentile of our peer group.

Traditionally, a significant portion of targeted compensation for our named executive officers, consisting of bonus, restricted stock equivalent awards (performance-based and time-based), and option awards, is variable—not fixed—compensation, rewarding the named executive officers for the achievement of outstanding and sustained Company performance, which builds shareholder value. We believe this compensation structure offers high potential rewards for superior performance, and significantly lower compensation for results below target.

Competitive Total Compensation Package

Our executive officers are highly experienced, with average industry experience of over 25 years, and have been successful in operating our business, including overseeing the successful transition of our Company to a stand-alone personal care business. Because of management’s level of experience and successful track record, as well as the value of maintaining continuity in senior executive positions, we view retention of key executives as critical to the ongoing success of our operations. Consequently, we:

•	target total compensation packages near the 50th percentile of our peer group of companies to help retain key executives and remain competitive in attracting new employees; and
•	establish vesting periods for our equity-based awards, to provide additional retention incentives.

Our executive compensation program also includes features to address other compensation-related issues such as retirement concerns, which we believe have played an important role in our executive compensation structure.

Alignment with Shareholder Interests

A significant portion of our traditional compensation program consists of equity grants that align our officers’ interests with those of shareholders by tying a significant portion of the officers’ compensation to the performance of our common stock. Our incentive compensation program focuses on a combination of short- and long-term metrics which motivate the achievement of the Company’s performance targets. In fiscal 2017, our short-term incentive program utilized metrics of Adjusted EBITDA (profitability), Adjusted Net Sales Growth (revenue growth) and Adjusted Net Working Capital as a Percent of Net Sales (improved balance sheet management), while our long-term incentive program utilized the metric of Adjusted EPS (profitability). Alignment with shareholder interests is one of the key factors underlying our grant of stock option awards, as the NECC believes that the award of options at the then-current market price aligns management with shareholder desire for stock price appreciation.

Implementation of the Compensation Program

Our Board of Directors has delegated authority to the NECC to approve all compensation and benefits for our executive officers. The NECC sets executive salaries and bonuses, reviews executive benefit programs, including change in control severance agreements, and grants cash bonus awards to our executive officers under our cash bonus program, as well as equity awards to our executive officers under our Second Amended and Restated 2009 Incentive Stock Plan. For those employees below the executive officer level, compensation and benefits are determined by management of the Company, under a delegation of authority from the NECC.

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To assist the NECC in evaluating our executive officer and director compensation programs, the committee has directly retained an independent consultant, Meridian Compensation Partners LLC (“Meridian”), which was asked to:

•	assist in establishing, and provide comparative market data for, our peer group (and other companies, as needed) with respect to benchmarking the compensation of the named executive officers as well as the outside directors;
•	analyze our compensation and benefit programs relative to our peer group;
•	assist in the evaluation and design of executive compensation arrangements as requested by the NECC; and
•	advise the committee on trends in compensation and governance practices and on management proposals with respect to executive compensation.

The NECC has reviewed the independence of Meridian and has determined that Meridian has no conflicts of interest. In particular:

•	Meridian does not provide any other services to the Company;
•	the committee has sole authority to retain or replace Meridian in its role as its consultant;
•	the committee regularly reviews the performance and independence of Meridian, as well as fees paid; and
•	management has retained a separate consultant, Willis Towers Watson, which advises management (but not the NECC) on market trends in executive compensation, provides ad hoc analysis and recommendations, and reviews and comments on compensation proposals.

A representative of Meridian attends NECC meetings as requested to serve as a resource on executive officer and director compensation matters. In order to encourage independent review and discussion of executive compensation matters, the NECC meets with Meridian in executive session.

Compensation Benchmarking

Meridian, with direction from the NECC, developed a custom peer group of companies from which the NECC benchmarks our compensation program. The peer group for fiscal 2017 was identical to the peer group utilized in fiscal 2016. Peer companies were selected based on a variety of criteria, including consumer products businesses, businesses with a strong brand focus, competitors for executive talent, and similarly-sized businesses in terms of revenues and market capitalization. The NECC reviewed and approved the use of this custom peer group. Market compensation values are based on practices of the peer group. Each key component of compensation, including base pay, target annual bonus, target total cash compensation and target grant-date value of long-term incentives, is benchmarked against this custom peer group.

The custom peer group approved by the NECC for use for fiscal 2017 was comprised of the following companies:

Church & Dwight Co., Inc.	International Flavors & Fragrances Inc.	Prestige Brands Holdings, Inc.

Coty Inc.	Mead Johnson Nutrition Company	Revlon, Inc.

Elizabeth Arden, Inc.	Newell Brands, Inc.	Spectrum Brands Holdings, Inc.

HanesBrands Inc.	Nu Skin Enterprises, Inc.	The Clorox Company

Hasbro, Inc.	Perrigo Company plc	Tupperware Brands Corp.

Edgewell Proxy Statement	25

The following provides an overview of how we compared to our peer group at the time the NECC determined compensation for our executive officers for fiscal 2017:

	Sales FY2015 ($ millions)	Market Capitalization 9/30/2016 ($ millions)
75th Percentile	$4,647	$13,008
Median	$4,071	$9,744
25th Percentile	$2,265	$3,384
Edgewell	$2,421	$4,688
Edgewell Percentile Rank	30th Percentile	33rd Percentile

In addition, in determining compensation for our executive officers in fiscal 2017, Meridian and the NECC also utilized a supplemental comparator group comprised of 55 companies from retail, household, leisure, durable and non-durable consumer goods segments, approximately 75% of which had annual revenues between $1.5 billion and $5 billion.

Results of 2017 Advisory Vote to Approve Executive Compensation

At our 2017 Annual Meeting of Shareholders on January 27, 2017, we submitted a proposal to our shareholders for a non-binding advisory vote on our fiscal year 2016 compensation awarded to our named executive officers. Our shareholders approved the proposal with approximately 92% of the votes cast in favor of the proposal. We believe that the outcome of our say-on-pay vote signals our shareholders’ support of the NECC’s approach to executive compensation, specifically our efforts to attract, retain, and motivate our named executive officers.

We were pleased with our shareholders’ support of our fiscal 2016 compensation program, and the committee continues to review our executive compensation practices to further align our compensation practices with our pay-for-performance philosophy and shareholder interests. We value the opinions of our shareholders and will continue to consider the outcome of future say-on-pay votes, as well as feedback received throughout the year, when making compensation decisions for our named executive officers.

Elements of Compensation

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Base Pay

We benchmark base pay against our peer group annually as a guide to setting compensation for key positions, including the named executive officers, in the context of prevailing market practices. Our management and the NECC believe an important reference point for base salaries is the 50th percentile for the peer group, but also that it is important to consider the interplay of all of the various components of total compensation as well as the individual’s performance.

At the beginning of each fiscal year, the committee establishes the salaries of the executive officers (other than the chief executive officer) based on recommendations of the chief executive officer. These recommendations are based on an assessment of the individual’s responsibilities, experience, and individual performance. Where the recommendations of the chief executive officer and the compensation consultant for the salaries of executives remain within the targeted range relative to the peer group, and the NECC concurs with the assessment of performance, the NECC has historically given considerable deference to the recommendations made by the chief executive officer, although the NECC has made adjustments to the recommendations when it feels such revisions are appropriate.

The salary of the chief executive officer is set by the Board, based upon the recommendation of the NECC, taking into account the recommendation of the NECC’s compensation consultant. In connection with those reviews, Meridian, without input from management, provides the NECC with a market competitive range of possible salary and long-term incentive award levels. The NECC uses this information, along with its analysis of the performance and contributions of the chief executive officer against performance goals, to recommend to the Board an appropriate salary for the chief executive officer.

The NECC evaluated the annual base salaries of the individuals then serving as executive officers at its November 2016 meeting and set the base salaries of the following named executive officers effective November 1, 2016 as follows:

Name	Title	Annual Base Salary	Percentage Increase from Prior Annual Base Salary
Mr. Hatfield	Chairman, President and Chief Executive Officer	$935,000	3.9%
Ms. Sheldon	Chief Financial Officer	$555,000	5.7%
Mr. VerNooy	Vice President, Global Operations, Research, Development & Engineering	$420,000	8.3%
Mr. Shanbhag	Chief Legal Officer, Chief Compliance Officer and Secretary	$416,000	4.0%
Mr. Robertson	Chief Marketing Officer	$431,290	3.0%

Mr. Hutchison and Mr. Hill were not executive officers of the Company at the start of fiscal 2017, and as a result, their base salaries were determined by management of the Company effective October 1, 2016. Effective April 4, 2017, Mr. Hutchison was appointed Chief Operating Officer of the Company and Mr. Hill was appointed Vice President, Global Human Resources of the Company. The base salary of each of Mr. Hutchison and Mr. Hill was increased at the time of their appointment to their new position, given their change of title and increased responsibilities. Mr. Hutchison’s new base salary was set by the NECC, while Mr. Hill’s new base salary was set by management of the Company (as Mr. Hill was not yet an executive officer of the Company at this time). The following sets out, for each of Mr. Hutchison and Mr. Hill, their respective titles, positions and annual base salaries during fiscal 2017.

Name	Title (October 1, 2016 to April 3, 2017)	Initial Annual Base Salary	New Title (effective April 4, 2017)	Revised Annual Base Salary
Mr. Hutchison	Vice President, Commercial-International	$397,829*	Chief Operating Officer	$555,000**
Mr. Hill	Vice President, Commercial-North America	$362,838	Vice President, Global Human Resources	$380,000

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*	Amount for Mr. Hutchison was paid in British pounds and converted into U.S. dollars at the exchange rate in effect at the start of April 2017.
**	Mr. Hutchison’s salary was set in U.S. dollars, to be paid in the equivalent amount of British pounds.

Incentive Programs

The NECC has traditionally approved an annual two-tier incentive compensation structure for our key executives, consisting of a short- term incentive performance program, paid annually in cash, and a long-term incentive performance program, generally paid in equity, such as restricted stock equivalents or stock options. Consistent with the requirements for performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), awards to officers under our short-term performance program have been made under the terms of our shareholder-approved executive officer bonus plan, and the long-term performance awards are granted under the terms of our Second Amended and Restated 2009 Incentive Stock Plan.

Short-Term Incentive Program - Annual Cash Bonus

Executive Officer Bonus Program

Annual cash bonuses to our named executive officers are based on a percentage of the executive’s annual salary, and adjusted based on performance as compared to metrics determined by the NECC. The annual bonus program for fiscal 2017 for those serving as executive officers at the start of fiscal 2017 (the “Executive Officer Bonus Program”) was designed to measure Company-wide performance against three metrics:

•	Adjusted EBITDA (40% of the bonus target);
•	Adjusted Net Sales Growth (35% of the bonus target); and
•	Adjusted Net Working Capital as a Percent of Net Sales (25% of the bonus target).

The metrics and targets for the Executive Officer Bonus Program were chosen based on fulfilling the Company’s business plan for fiscal 2017. The Adjusted EBITDA metric was chosen to emphasize profit growth and alignment with shareholder interests; the Adjusted Net Sales Growth metric was selected to emphasize top line growth; and the Adjusted Net Working Capital as a Percent of Net Sales metric was utilized to emphasize improvement in balance sheet management.

The performance goals for each metric were set by the NECC at the beginning of the fiscal year. The NECC assigned individual “bonus targets” to each of the executive officers, based upon individual performance and prevailing market practice information provided by the committee’s consultant. The following “bonus targets,” defined as a percentage of the individual’s base pay for the term of the bonus program, were assigned to the following individuals at the NECC’s November 2016 meeting as follows:

Name	Title	Bonus Target as a Percentage of Base Salary
Mr. Hatfield	Chairman, President and Chief Executive Officer	110%
Ms. Sheldon	Chief Financial Officer	75%
Mr. VerNooy	Vice President, Global Operations, Research, Development & Engineering	60%
Mr. Shanbhag	Chief Legal Officer, Chief Compliance Officer and Secretary	60%
Mr. Robertson	Chief Marketing Officer	55%

Our named executive officers are eligible to receive bonus payouts under the Executive Officer Bonus Program, if any, only upon achievement of results compared against pre-determined company performance established by the NECC. The NECC has the discretionary authority to reduce bonuses otherwise earned under the program. No amount of bonus payout to our executive officers is tied to individual performance objectives.

For the Executive Officer Bonus Program for fiscal 2017, the combined weighted payout ratio for each of these named executive officers was 27.8% of the target amount, based on outcomes under the following three performance metrics. See

28	Edgewell Proxy Statement

“Executive Compensation – Summary Compensation Table” for the payouts under the Executive Bonus Program for fiscal 2017 for each of these named executive officers.

Adjusted EBITDA

Adjusted EBITDA means the sum of earnings before interest, taxes, depreciation, and amortization determined in accordance with U.S. generally accepted accounting principles (“GAAP”), subject to adjustment for certain limited matters, including the effects of acquisitions, divestitures, extraordinary dividends, stock splits or stock dividends, recapitalizations, extraordinary transactions such as mergers or spin-offs, reorganizations, unusual or non-recurring non-cash accounting impacts, and costs associated with restructurings.

The threshold, target and stretch achievement levels, determined based upon fulfilling the Company’s business plan for fiscal 2017, and the percent of target payout at each level, are as follows:

	Threshold	Target	Stretch
(40% of Bonus Target)	35% Payout	100% Payout	200% Payout
Adjusted EBITDA	$447.6 million (95% of target performance)	$471.2 million	$494.8 million (105% of target performance)

Bonuses indicated increase proportionately in 1/10th of 1% increments for final results between the goals indicated with maximum bonus at stretch. No bonuses tied to the Company performance are paid for results below the threshold goal. The maximum bonus payout is capped at 200% for Company performance at, or above, the stretch goal.

The NECC, in consultation with management, considered whether to adjust the Company’s fiscal 2017 EBITDA to reflect the negative financial impact (or whether to exercise its negative discretion to disregard the impact) of various events when determining the achievement of the Adjusted EBITDA target. The NECC determined to make an adjustment to fiscal 2017 EBITDA to reflect restructuring costs ($28.5 million) and impairment charges ($319.0 million). After taking into account the adjustment, the NECC determined that, for purposes of the plan, Adjusted EBITDA for the period was $460.1 million, resulting in awards payable under the plan at 69.4% of target with respect to this performance metric.

Adjusted Net Sales Growth

Adjusted Net Sales Growth means the percentage growth in Adjusted Net Sales in the 2017 fiscal year as compared to the 2016 fiscal year. “Adjusted Net Sales” means net sales, as determined in accordance with GAAP, adjusted to account for the impact of changes in foreign currency, the impact of acquisitions and divestitures, extraordinary transactions such as mergers or spin-offs, reorganizations, and unusual or non-recurring non-cash accounting impacts, and costs associated with restructurings.

The threshold, target and stretch achievement levels, determined based upon fulfilling the Company’s business plan for fiscal 2017, and the percent of target payout at each level, are as follows:

	Threshold	Target	Stretch
(35% of Bonus Target)	35% Payout	100% Payout	200% Payout
Adjusted Net Sales Growth	0.0% (98% of target performance)	1.7%	4.0% (102% of target performance)

Bonuses indicated increase proportionately in 1/10th of 1% increments for final results between the goals indicated with maximum bonus at stretch. No bonuses tied to the Company performance are paid for results below the threshold goal. The maximum bonus payout is capped at 200% for Company performance at, or above, the stretch goal.

The NECC determined Adjusted Net Sales Growth for the period was -2.8%, resulting in no awards payable under the plan with respect to this performance metric.

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Adjusted Net Working Capital as a Percent of Net Sales

Adjusted Net Working Capital as a Percent of Net Sales means Average Net Working Capital divided by Net Sales for the performance period, as adjusted for the effect of restructuring events such as plant closings, sales of facilities or operations and business restructurings, and expressed as a percentage. “Average Net Working Capital” means, as of the end of the performance period, the average of the last four quarter end balances for each of (i) receivables, as reported, less the portion of accrued liabilities representing trade allowance, plus (ii) inventories, as reported, minus (iii) accounts payable.

The threshold, target and stretch achievement levels, determined based upon fulfilling the Company’s business plan for fiscal 2017, and the percent of target payout at each level, are as follows:

	Threshold	Target	Stretch
(25% of Bonus Target)	35% Payout	100% Payout	200% Payout
Adjusted Net Working Capital as a Percent of Net Sales	15.8% (102% of target performance)	15.5%	14.7% (95% of target performance)

Bonuses indicated increase proportionately in 1/10th of 1% increments for final results between the goals indicated with maximum bonus at stretch. No bonuses tied to the Company performance are paid for results below the threshold goal. The maximum bonus payout is capped at 200% for Company performance at, or above, the stretch goal.

The NECC determined Adjusted Net Working Capital as a Percent of Net Sales for the period was 16.1%, resulting in no awards payable under the plan with respect to this performance metric.

Mr. Hutchison

From October 1, 2016 through his appointment as Chief Operating Officer and an executive officer of the Company effective April 4, 2017, Mr. Hutchison participated in our International Executive Bonus Plan (the “International Bonus Program”). The performance metrics for the International Bonus Program for fiscal 2017 were international adjusted operating profit (40%), international adjusted net sales (35%) and adjusted working capital as a percent of net sales (25%). Mr. Hutchison’s bonus target as percentage of base salary under the International Bonus Program was set at 50%. The combined weighted payout ratio for Mr. Hutchison under the International Bonus Program was 31.04% of the target amount, on a pro rata basis, based on the outcomes under these three performance metrics.

Following his appointment as Chief Operating Officer and an executive officer of the Company effective April 4, 2017, the NECC included Mr. Hutchison as a participant in the Executive Officer Bonus Program described above for the remainder of fiscal 2017, on a pro rata basis, with a bonus target as a percentage of base salary of 75%. As noted above, for fiscal 2017, the combined weighted payout ratio under the Executive Officer Bonus Plan was 27.8% of the target amount.

Mr. Hill

From October 1, 2016 through his appointment as Vice President, Global Human Resources of the Company effective April 4, 2017, Mr. Hill participated in our North America Executive Bonus Plan (the “North America Bonus Program”). The performance metrics for the North America Bonus Program for fiscal 2017 were North America adjusted operating profit (40%), North America adjusted net sales (35%) and adjusted working capital as a percent of net sales (25%). Mr. Hill’s bonus target as percentage of base salary under the North America Bonus Program was set at 55%. The combined weighted payout ratio for Mr. Hill under the North America Bonus Program was 25.92% of the target amount, on a pro rata basis, based on the outcomes under these three performance metrics.

Following his appointment as Vice President, Global Human Resources of the Company effective April 4, 2017, Mr. Hill participated in our Global Executive Bonus Plan (the “Global Bonus Program”) for the remainder of fiscal 2017, on a pro rata basis, with a bonus target as a percentage of base salary of 60%. The performance metrics for the Global Bonus Program for fiscal 2017 were global adjusted operating profit (40%), global adjusted net sales (35%) and adjusted working capital as a percent of net sales (25%). The combined weighted payout ratio for Mr. Hill under the Global Bonus Program was 30.32% of the target amount, based on the outcomes under these three performance metrics.

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Long-Term Incentive Program - Equity Awards (Restricted Stock Equivalents and Options)

Our Second Amended and Restated 2009 Incentive Stock Plan authorizes the NECC to grant various types of equity awards. Under this Plan, the NECC has granted to key executives restricted stock equivalent awards, consisting of performance-based awards and time-based awards. Performance-based restricted stock equivalent awards are tied to both achievement of Company performance targets over a set time period (for the Company, typically three years) and continued employment with the Company over the same period as conditions to vesting of the awards. Time-based restricted stock equivalent awards are tied solely to continued employment with the Company over a set time period as the condition to vesting of the awards. The NECC has also granted to key executives stock option awards under this Plan, tied to continued employment with the Company over a set time period as the condition to vesting of the awards.

Timing and Procedures for Grants

Other than in exceptional cases, such as promotions or new hires, long-term incentive awards are generally granted in the first quarter of the fiscal year (October through December), at the time when salary levels and short-term incentive programs for the new fiscal year are determined.

The number of restricted stock equivalents and stock options awarded, as well as the mix between restricted stock equivalent and stock option awards and between time-based and performance-based restricted stock equivalent awards, are based on the amounts targeted to be delivered after the applicable vesting period, and the corresponding grant date value of the awards. The restricted stock equivalent awards are stock-settled at the time of vesting, when they convert into unrestricted shares of our common stock. Performance-based restricted stock awards are earned based on the level of performance over the vesting period against pre-established goals. Upon vesting, stock option awards become exercisable for the purchase of shares of our common stock at a price per share established at the time of grant, so that the option will have no financial value unless the price of our common stock appreciates following the date of grant. The value of all of our equity awards fluctuate based on performance of the Company’s common stock over time. This combination of financial performance and stock price performance enhances alignment with shareholders.

The chief executive officer recommends to the committee the number and type of restricted stock equivalents and stock options to be awarded for each named executive officer (other than the chief executive officer). The committee considers the equity awards for executive officers based in part upon benchmarked data from our peer group provided by Meridian valued on the date of grant, as well as other factors, such as the officers’ individual performance, current dilution rates, and the market run-rate for equity grants among the peer group. With respect to awards to the chief executive officer, Meridian, without input from the chief executive officer or other members of management, provides a market competitive range of potential awards to the NECC. However, the NECC considers alternatives outside the range and determines the award to recommend to the Board considering the competitive posture, performance of the Company, returns to shareholders, and experience and effectiveness of the chief executive officer’s leadership, as well as the input from Meridian.

Restricted Stock Equivalent Award Grants during Fiscal 2017

The NECC approved the grant of both performance-based and time-based restricted stock equivalent awards to the named executive officers in November 2016. These awards can increase in value if the Company’s stock price rises. The number and type of restricted stock equivalent awards granted to each named executive officer is shown in the “Grants of Plan-Based Awards” table.

The performance-based restricted stock equivalent awards vest three years from the date of grant, upon achievement of pre-determined Adjusted EPS metrics for the Company’s 2019 fiscal year ending September 30, 2019 and if the recipient remains employed with the Company. The Adjusted EPS metric was chosen to reward recipients for driving the Company’s bottom-line profitability growth. Adjusted EPS means diluted earnings per share, determined in accordance with GAAP, subject to adjustment for certain limited matters, including the effects of acquisitions, divestitures, extraordinary dividends, stock splits or stock dividends, recapitalizations, extraordinary transactions such as mergers or spin-offs, reorganizations, unusual or non-recurring non-cash accounting impacts, and costs associated with restructurings.

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The performance-based restricted stock equivalent awards have a threshold, target and stretch level of performance. Upon achievement of the threshold level of performance, 20% of the stock equivalents vest; 66.7% will vest upon achievement of target level performance; and 100% will vest upon achievement of stretch level performance. No performance-based stock equivalent awards will vest if results are below the threshold goal, and no additional awards will vest if results are above the stretch goal. Vesting will increase proportionately in 1/10th of 1% increments for final results between the goals indicated.

The time-based restricted stock equivalent awards vest in equal installments on each of the first three anniversaries of the date of grant if the recipient remains employed with the Company.

Stock Option Award Grants during Fiscal 2017

The NECC approved the grant of stock option awards to the named executive officers in November 2016. The stock option awards vest in equal installments on each of the first three anniversaries of the date of grant if the recipient remains employed with the Company. Each option has an exercise price equal to the closing market price of our common stock on the date of grant, which was $74.70. These options will have value only if the Company’s stock price increases above $74.70, which provides incentive to the named executive officers to increase shareholder value, thereby aligning their interests with those of the Company’s shareholders. The number of options granted to each named executive officer is shown in the “Grants of Plan-Based Awards” table.

Supplemental Retirement Plans

In fiscal 2017, our named executive officers were covered, like other employees, by our defined benefit pension plan. As a qualified plan, it is subject to maximum pay and benefit limits under the tax rules. Our supplemental executive retirement plan provides a supplement to an executive’s pension benefit equal to the amount that the executive would have received but for the tax limitations. Details of benefits under the supplemental executive retirement plan are set forth in the “Pension Benefits Table,” including the accompanying narrative.

Our named executive officers were also covered by our qualified defined contribution 401(k) plan and entitled to a Company match on a portion of their deferrals to the plan. The amounts which may be deferred on a tax preferred basis into the qualified plan, as well as the amount of the matching contributions, are also subject to IRS limitations. We have also established supplemental plans to compensate executives for these limits. Our executive savings investment plan permits executives to defer any excess contributions and matching payments not permitted into the qualified 401(k) plan. According to market data provided by Meridian, these types of benefits are generally offered by our peer group, often with enhanced benefit formulas (which we do not provide). Details of the executive savings investment plan, including the contributions, earnings, and year-end balances, are set forth in the “Non-qualified Deferred Compensation Table.”

Effective January 1, 2014, the pension benefit earned to date by active participants under the Company’s legacy U.S. pension plan was frozen and future accruals are no longer provided. When the pension plan was frozen, the supplemental executive retirement plan was similarly frozen. The elimination of the U.S. pension benefit was partially offset by an increase in the Company match to contributions made by participants into our defined contribution 401(k) and executive savings investment plans.

Executive Severance Plan

On September 23, 2016, the NECC adopted an executive severance plan for the Company. The plan provides benefits to a number of the Company’s executives, including the named executive officers, in the event of a qualifying termination, which includes an involuntary termination without cause or a voluntary termination as a result of good reason (as such terms are defined in the plan). Unlike many other public companies, we have not offered employment agreements to our executives. In adopting the plan, the NECC considered that the market practice at peer companies is to provide executives with certain benefits in the event of such terminations, and therefore concluded that the plan would be a significant benefit to the Company in attracting and retaining key executives by offering a competitive total compensation package.

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Post-termination benefits for participating employees consist of a lump sum payment equal to:

•	the employee’s annual base salary plus a severance bonus equal to the short-term incentive plan bonus for the employee for the most recently completed fiscal year, except in the case of the Chief Executive Officer, the Chief Operating Officer and the Chief Financial Officer, where such payment will be equal to 2 times (for the CEO) and 1.5 times (for the COO and CFO) the sum of the annual base salary and severance bonus;
•	the accrued but unpaid paid time off available to the employee; and
•	1.5 times the monthly premium cost for group health plan benefits for the employee multiplied by 12, except in the case of the CEO, COO and the CFO, where the health costs will be multiplied by 24, 18 and 18, respectively.

Such benefits are subject to reduction under certain circumstances, including to the extent necessary to avoid certain federal excise taxes. In addition, no benefits will be paid to the extent duplicative of benefits under a change in control or similar agreement with the Company.

The payment of benefits under the plan is conditioned upon, among other things, the employee executing a general release in favor of the Company, which shall include confidentiality, non-solicitation, non-disparagement and non-competition obligations of the employee in favor of the Company.

A description of the projected cost, if all of the named executive officers were terminated on September 30, 2017, is provided under “Potential Payments upon Termination or Change of Control.”

Robertson Departure

Mr. Robertson departed his role as Chief Marketing Officer of the Company effective July 31, 2017, upon the Company’s elimination of that position. In connection with his departure, Mr. Robertson received a lump sum severance payment of $781,015 pursuant to our executive severance plan, consisting of annual base salary ($431,290), a severance bonus ($237,210), accrued but unpaid paid time off ($71,449), and group health plan premiums ($41,066). During fiscal 2017, Mr. Robertson also received distributions from his accounts, all of which were fully vested prior to his departure, in our Executive Savings Investment Plan ($64,738), Deferred Compensation Plan ($68,813), and Supplemental Executive Retirement Plan ($12,341). As a result of his departure, all of Mr. Robertson’s unvested stock options and restricted stock equivalents were forfeited. See “Executive Compensation – Summary Compensation Table,” “Executive Compensation – Pension Benefits” and “Executive Compensation – Non-Qualified Deferred Compensation.”

VerNooy Departure

Mr. VerNooy retired from his position as Vice President, Global Operations, Research, Development & Engineering effective September 30, 2017. During fiscal 2018, Mr. VerNooy will be eligible to receive distributions from his accounts, all of which were fully vested prior to his departure, in our Executive Savings Investment Plan, Deferred Compensation Plan, and Supplemental Executive Retirement Plan. As a result of his departure, and pursuant to the terms of the applicable award agreements, 5,213 of Mr. VerNooy’s stock options granted on July 6, 2015 and 1,501 of his restricted stock equivalents granted on July 8, 2015 accelerated pro rata and vested on September 30, 2017. On September 30, 2017, the exercise price of these options ($100.68) was above the closing market price of our common stock ($72.77), and the restricted stock equivalents vested had a value (based on this closing market price) of $109,228. All of Mr. VerNooy’s other unvested stock options and restricted stock equivalents were forfeited as a result of his departure. See “Executive Compensation – Outstanding Equity Awards at Fiscal Year End.”

Severance and Other Benefits Following a Change of Control

Unlike many other public companies, we have not offered employment agreements to our executives. However, we have ongoing change of control agreements with each of our named executive officers, as discussed under “Potential Payments upon Termination or Change of Control.”

The change of control agreements are designed to provide executives with increased security in the event of a change of control, and allow them to weigh alternative future courses for the Company focused on the interests of shareholders. The

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NECC annually reviews the cost and the terms of the agreements in light of advice provided by Meridian, based upon surveys of Fortune 500 companies as well as our peer group, and its own internal data and expertise. We believe that the retention value provided by the agreements, and the benefit to us when the executive is provided the opportunity to focus on the interests of shareholders and not the executive’s own personal financial interests, outweighs the potential cost given that:

•	such protections are common among companies of our size, and allow us to offer a competitive compensation package;
•	such costs will only be triggered if the new controlling entity involuntarily terminates the protected executives without cause, or the executives are able to resign for good reason, during the protected period;
•	the agreements include non-compete and non-solicitation covenants binding on the executives, which can provide significant benefit to the new controlling entity; and
•	the individuals with the agreements are carefully selected by the Board of Directors, and we believe they are critical to the process of evaluating or negotiating a potential change of control transaction or in the operation of our business during the negotiations or integration process, so that their retention would be critical to the success of any such transaction.

The NECC has, from time to time in the last several years, established limitations on the benefits provided under our change of control agreements. In November 2011, the Board, upon the recommendation of the NECC, adopted a policy pursuant to which we would not include tax gross-up payments relating to severance payments, and instead adopted the “best-of-net” approach for change of control employment agreements entered into with executive officers after that date. In mid-2015, in connection with the separation of our household products business into a separate company, the NECC and the Board determined that the Company would move from three year terms to two year terms for new change of control agreements with executive officers, including changing the benefits period from a three-year to a two-year period. Of the named executive officers, only Mr. Hatfield has a three-year term and benefit period.

In April 2017, the NECC adopted a revised form of change of control agreement for use with executive officers to incorporate a number of suggestions proposed by management and by Meridian to keep the Company’s change of control benefits in line with current market practices. All of the named executive officers entered into this new form of agreement to replace their previous change of control agreements, and this new form of agreement will be used for all executive officers going forward. Certain significant changes reflected in the new form of agreement as compared to the prior forms of agreement include:

•	eliminating federal excise tax reimbursement provisions if it is determined that a federal “golden parachute” excise tax would be applicable to the individual (so that no tax gross-up payment provisions relating to severance payments remain outstanding);
•	narrowing the definition of change of control to increase the threshold for a change of control to occur;
•	narrowing the definition of good reason to eliminate certain circumstances which previously constituted termination for good reason;
•	making payment of a prorated short-term bonus contingent on both change of control and termination of employment;
•	eliminating post-termination availability of perquisites and fringe benefits;
•	eliminating credit of additional years of service under Company pension plans;
•	providing six months of outplacement services; and
•	requiring execution of a general release in favor of the Company as a condition to receipt of benefits.

A description of the projected cost, if a change of control were to have occurred on the last day of fiscal 2017 and all of the named executive officers were terminated without cause on that date, is provided under “Potential Payments upon Termination or Change of Control.”

Perquisites

We offer a limited number of perquisites for our executive officers. The Board has authorized our chief executive officer to bring family members and guests with him on business flights on our company-owned aircraft in certain circumstances. The

34	Edgewell Proxy Statement

remaining perquisites or executive benefits consist of the executive financial planning program, executive long-term disability plan, and executive excess liability plan. In connection with Mr. Hutchison’s appointment as Chief Operating Officer, the NECC approved the reimbursement of certain relocation and other expenses incurred by Mr. Hutchison, with such reimbursement eligible for tax gross-up treatment as consistent with Company policy. We regularly review the benefits provided to our executives and make appropriate modifications based on peer group analysis and the committee’s evaluation of the retentive value of these benefits.

Stock Ownership Requirements

Our stock ownership guidelines provide that the chief executive officer must maintain ownership of our common stock with a value of at least five times his base salary, and other executive officers must maintain common stock ownership with a value of at least three times their base salaries. New executive officers are given a period of five years to attain full compliance with the guidelines.

For purposes of this determination, stock ownership includes shares of our common stock which are owned directly or by family members residing with the executive or by family trusts, as well as vested options, vested and deferred restricted stock equivalents, unvested restricted stock equivalents (other than equivalents subject to achievement of performance targets), and common stock or stock equivalents credited to an officer under our defined contribution 401(k) plan, our executive savings investment plan, or our deferred compensation plan. As of September 30, 2017, each of our named executive officers was in compliance with these guidelines.

Trading in Edgewell Stock

Under our insider trading policy, directors, officers and employees or their designees are prohibited from engaging in speculative trading or hedging transactions in Edgewell securities or purchasing any financial instruments or entering into any other arrangements designed to hedge or offset any decrease in the market value of Edgewell securities, including prohibitions on:

•	investing or trading in market-traded options on Edgewell securities—i.e., puts and calls; or
•	purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) that are designed to profit from, hedge or offset any change in the market value of equity securities (1) granted to the director, officer or employee by Edgewell as part of the compensation of the employee or member of the Board of Directors; or (2) held, directly or indirectly, by the director, officer or employee; or
•	engaging in “short-sales” of Edgewell securities—i.e., selling Edgewell stock not owned at the time of the sale; or
•	entering into a “sale against the box” transaction (loaning Edgewell stock to another individual and receiving cash back as security for the loan); or
•	speculating on relatively short-term price movements of Edgewell securities—i.e., engage in a purchase and sale of Edgewell stock within a short period of time.

Our policy prohibits directors, officers and employees from purchasing Edgewell securities on margin, holding Edgewell securities in a margin account, or pledging Edgewell securities as collateral.

The policy also prohibits engaging in any other transaction involving Edgewell securities that suggests the misuse of information that is unavailable to the general public.

Incentive Compensation Recoupment Policy

On April 24, 2017, the Board adopted the Edgewell Personal Care Company Incentive Compensation Recoupment Policy (the “Recoupment Policy”). Under the Recoupment Policy, the Board and the NECC may direct the Company to recoup overpayments of incentive compensation from an executive officer of the Company when (i) such incentive compensation was overpaid as a result of the restatement of the reported financial or operating results of the Company due to non-compliance with financial reporting requirements under the securities laws and the restatement is not due to a change in accounting policy or applicable law, and (ii) the executive officer engaged in misconduct that caused or contributed, directly or indirectly, to the non-compliance that resulted in the obligation to restate the Company’s reported results.

Edgewell Proxy Statement	35

“Incentive compensation” under the Recoupment Policy includes all annual and long-term cash incentive awards, equity awards, and equity based performance awards that are granted, earned or vested based wholly or in part upon the attainment of any financial reporting measure. “Overpayment” under the Recoupment Policy means incentive compensation granted, paid to, issued or vested in excess of the incentive compensation that would have been paid or granted or would have vested had the actual payment, granting or vesting been calculated based on accurate data or restated results.

The Recoupment Policy applies to all incentive compensation, granted, paid or credited after April 24, 2017. The Board and the NECC may instruct the Company to recover and/or cancel any overpayment made at any time through the end of the third fiscal year following the year for which inaccurate performance criteria were measured. If steps have been taken within this period to restate the Company’s results, the time period shall be extended until the restatement is completed.

Deductibility of Certain Executive Compensation

U.S. tax laws set a limit on deductible compensation of $1,000,000 per year per person for the chief executive officer and the next three highest paid officers (other than the chief financial officer). Performance-based awards, which meet certain requirements, are excluded when determining whether such an executive has received compensation in excess of this limit. The applicable plan provisions give the NECC authority to require the deferral of certain bonus and salary payments to such officers in order to preserve the deductibility of those payments. By making payments under the annual cash bonus program and annual restricted stock equivalent grants generally contingent upon achievement of shareholder-approved performance goals, such payments may be deductible under the U.S. tax laws. We believe a significant portion of the compensation paid to the named executive officers may remain deductible as performance-based awards under shareholder-approved plans in the future. However, the NECC reserves the flexibility to approve compensation arrangements that are not fully tax deductible where the NECC considers such arrangements to be appropriate and in the best interests of the Company.

The NECC intends to continue to review and monitor its policy with respect to the deductibility of compensation.

COMPENSATION POLICIES AND PRACTICES AS THEY RELATE TO RISK MANAGEMENT

As part of its responsibilities, the Nominating and Executive Compensation Committee annually reviews the Company’s compensation policies and practices for all employees, including executive officers, to determine whether, in its judgment, our compensation programs encourage risk-taking likely to have a material adverse effect on the Company. In particular, there are several design features of those programs that the committee believes reduces the likelihood of excessive risk-taking:

•	the executive compensation program design provides a balanced mix of cash and equity;
•	the executive compensation program design provides a balanced mix of annual and longer-term incentives;
•	for the executive compensation program, maximum payout levels for bonuses and performance awards are capped;
•	performance metrics for the executive compensation program are tied to key, auditable measures;
•	performance goals for the executive compensation program are set at levels that are sufficiently high to encourage strong performance, but within reasonably attainable parameters intended to discourage pursuit of excessively risky business strategies;
•	the NECC’s ability to exercise negative discretion under our executive compensation programs to reduce payments in certain circumstances when determining performance-based compensation;
•	the ability of the Company to recoup overpayments of incentive compensation under the Recoupment Policy; and
•	executive officers are subject to share ownership and retention guidelines.

The committee determined that, for all employees, the Company’s compensation programs do not encourage excessive risk and instead encourage behavior that supports sustainable value creation.

36	Edgewell Proxy Statement

NOMINATING AND EXECUTIVE COMPENSATION COMMITTEE REPORT

The Nominating and Executive Compensation Committee of the Company’s Board of Directors consists entirely of non-employee directors that are independent under the NYSE listing standards. The Committee has reviewed and discussed the Company’s Compensation Discussion and Analysis with management. Based on these reviews and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2017.

Respectfully submitted,

John C. Hunter, III, Chairman

Carla C. Hendra

James C. Johnson

Elizabeth Valk Long

No portion of this Nominating and Executive Compensation Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act, the Exchange Act, or through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed to be filed under either the Securities Act or the Exchange Act.

Edgewell Proxy Statement	37

SUMMARY COMPENSATION TABLE

This Summary Compensation Table sets forth information for compensation relating to fiscal 2017, 2016 and 2015. For a discussion of fiscal 2017 compensation, see “Compensation Discussion and Analysis” above.

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Comp. (1)	Change in Pension Value and Non- qualified Deferred Comp. Earnings (4)	All Other Compen- sation (5)	Total

David P. Hatfield	2017	$932,083	$0	$2,000,541	$1,000,016	$285,429	$138,937	$144,971	$4,501,977
Chairman, President & Chief	2016	$900,000	$0	$0	$0	$1,360,557	$137,327	$77,543	$2,475,427
Executive Officer	2015	$685,217	$0	$4,348,931	$3,599,990	$551,708	$98,813	$72,911	$9,357,570

Sandra J. Sheldon	2017	$552,500	$0	$693,590	$346,665	$115,518	$44,155	$65,281	$1,817,709
Chief Financial Officer	2016	$522,917	$25,000	$0	$0	$541,131	$61,535	$37,064	$1,187,647
	2015	$363,188	$311,946	$1,613,612	$1,300,001	$140,923	$45,596	$28,095	$3,803,361

Colin A. Hutchison (6)	2017	$443,784	$0	$586,918	$293,312	$90,250	$40,465	$21,507	$1,476,236
Chief Operating
Officer

John N. Hill (7)	2017	$369,908	$0	$586,918	$293,312	$60,100	$28,363	$41,547	$1,380,148
Vice President, Global Human
Resources

David S. VerNooy (8)	2017	$417,318	$0	$400,168	$200,019	$69,935	$28,451	$45,110	$1,161,001
Vice President, Global	2015	$386,874	$0	$933,287	$599,998	$175,875	$27,279	$53,021	$2,176,334
Operations, Research,
Development & Engineering

Manish R. Shanbhag	2017	$414,667	$0	$386,872	$193,313	$69,269	$119	$46,820	$1,111,060
Chief Legal Officer, Chief	2016	$400,000	$0	$0	$0	$329,832	$148	$29,574	$759,554
Compliance Officer & Secretary

Wilbur A. Robertson (9)	2017	$358,362	$0	$320,089	$160,019	$0	$56,989	$824,139	$1,719,598
Chief Marketing	2016	$418,729	$0	$0	$0	$316,503	$136,526	$37,183	$908,941
Officer	2015	$417,713	$0	$933,286	$599,998	$189,895	$37,291	$50,105	$2,228,288

(1)	All awards under our Executive Officer Bonus Program, International Bonus Program, North American Bonus Program and Global Bonus Program are based upon achievement of Company performance measures established at the beginning of a performance period. Consequently, the value of all bonuses earned during the fiscal year under these programs have been included in the Non-Equity Incentive Plan Compensation column of this table. See “Compensation Discussion and Analysis—Elements of Compensation—Incentive Programs—Short-Term Incentive Program—Annual Cash Bonus.”

(2)

The amounts listed in the column include both time-based and performance-based restricted stock equivalent grants awarded in fiscal 2017 to our named executive officers. The value of the performance-based award is calculated in accordance with FASB ASC Section 718. The Company records estimated expense for performance-based grants based on target achievement of performance metrics for the three-year period, unless evidence exists that achievement above or below target for the applicable performance metric is more likely to occur. Following is the maximum value,

38	Edgewell Proxy Statement

if paid, for the performance award granted in fiscal 2017, based on the grant date value: Mr. Hatfield, $1,500,051; Ms. Sheldon, $520,061; Mr. Hutchison, $440,132; Mr. Hill, $440,132; Mr. VerNooy, $300,070; and Mr. Shanbhag, $290,135.

(3)	The amounts listed in the column reflect the aggregate grant date fair value of stock options granted to our named executive officers calculated in accordance with FASB ASC Section 718, and do not reflect actual amounts paid to them, or realized by them, or that may be realized upon exercise by them. Assumptions used in the calculation of these amounts are included in “Note 13. Share-Based Payments” of the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the fiscal year ended September 30, 2017.

(4)	The amounts reported in this column with respect to fiscal 2017 consist of the following:

Name	Change in Pension Value (i)	Above-market Earnings on Non-Qualified Deferred Compensation	Total
Mr. Hatfield	$63,415	$75,522	$138,937
Ms. Sheldon	$29,981	$14,174	$ 44,155
Mr. Hutchison	$40,465 (ii)	$0	$ 40,465
Mr. Hill	$ 7,864 $ 488 (iii)	$20,011 $0	$ 27,875 $ 488
Mr. VerNooy	$14,185	$14,266	$ 28,451
Mr. Shanbhag	$ 119	$0	$ 119
Mr. Robertson	$20,359	$36,630	$56,989

(i)	Unless otherwise noted, these amounts reflect the aggregate changes in the actuarial present value of accumulated benefits under our defined benefit pension plan and the supplemental executive retirement plan, which are described in the narrative to the “Pension Benefits Table.” For the final average earnings formula benefit under the defined benefit pension plan, this amount reflects the difference in the calculated present value of the benefit during fiscal 2017. To the extent that payments under the defined benefit pension plan exceed limitations imposed by the IRS, the excess will be paid under the terms of the supplemental executive retirement plan. This also includes above-market earnings on non-qualified deferred compensation in our deferred compensation plan.
(ii)	The amount shown for Mr. Hutchison reflects his participation in the Edgewell Group Personal Pension Plan, which is an active plan in the United Kingdom. Amounts converted from British pounds into U.S. dollars at the exchange rate of 1 GBP equals 1.3316 USD.
(iii)	The amount shown for Mr. Hill reflects his participation in the Pension Plan for Employees of Edgewell Personal Care, which is a frozen plan in Canada. Amounts converted from Canadian dollars into U.S. dollars at the exchange rate of 1 CAD equals 0.8134 USD.

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(5)	The amounts reported in this column with respect to fiscal 2017 consist of the following:

Name	Company Matching Contributions 401(k) Plan (i)	Company Matching Contributions ESIP (i)	Term Life Insurance Premiums (ii)	Executive Financial Planning Program (iii)	Executive Excess Liability Plan (iv)	HSA Employer Contribution (v)	Wellness Credit (vi)	Total
Mr. Hatfield	$16,200	$120,083	$62	$6,382	$744	$1,500	$0	$144,971
Ms. Sheldon	$16,212	$46,867	$62	$0	$744	$750	$102	$ 65,281 (vii)
Mr. Hutchison	$0	$0	$7,712	$0	$744	$0	$0	$ 21,507 (viii)
Mr. Hill	$15,888	$18,370	$62	$5,020	$744	$0	$102	$ 41,547 (ix)
Mr. VerNooy	$16,200	$26,877	$62	$0	$744	$1,125	$102	$ 45,110
Mr. Shanbhag	$15,973	$28,049	$62	$390	$744	$1,500	$102	$ 46,820
Mr. Robertson	$12,659	$28,339	$62	$1,320	$744	$0	$0	$824,139 (x)

(i)	Company matching contributions or accruals in our 401(k) plan and executive savings investment plan.
(ii)	Term life insurance premiums paid by the Company for the first $40,000 of coverage for each of the named executive officers other than Mr. Hutchison. For Mr. Hutchison, term life insurance premiums paid by the Company for four times salary and spousal life insurance premiums paid by the Company for 25% of salary. Mr. Hutchison’s premiums were converted into U.S. dollars using the Company’s monthly budgeted exchange rate.
(iii)	We reimburse the executives for 80% of the cost of personal financial advisory services, up to certain annual maximums.
(iv)	The Company pays the annual premium for a group policy providing each executive with personal excess liability coverage in excess of his or her primary personal liability insurance, the cost of which is borne by each executive.
(v)	The Company pays an annual contribution to a Health Savings Account for each executive who elects to participate.
(vi)	The Company pays an annual wellness credit for each executive who completes a biometric screening and health survey.
(vii)	In addition to the other amounts reported in the table, All Other Compensation for Ms. Sheldon includes $544 related to a correction of a tax overpayment.
(viii)	In addition to the other amounts reported in the table, All Other Compensation for Mr. Hutchison includes a car allowance of $13,051. This amount was converted from British pounds to US dollars using the Company’s monthly budgeted exchange rate in effect during the applicable months of the 2017 fiscal year.
(ix)	In addition to the other amounts reported in the table, All Other Compensation for Mr. Hill includes $1,361 related to a prize won by Mr. Hill.
(x)	In addition to the other amounts reported in the table, All Other Compensation for Mr. Robertson includes $781,015 payable pursuant to our executive severance plan. See “Executive Compensation – Compensation Discussion and Analysis – Elements of Compensation – Executive Severance Plan – Robertson Departure.”

The above list of perquisites does not include any contributions made by our charitable trust which may have been made at the request of any of the named executive officers. The trustees of that trust, who are employees of the Company, review requests for contributions to charitable organizations from employees, officers, and the community at large, and, in their sole discretion, authorize contributions in accordance with the purposes of the trust. Officers are also eligible to participate in the charitable trust matching gift program, which is generally available to U.S. employees. Under this program, the foundation matches 100% of charitable donations of a minimum of $25 made to eligible charities, up to a maximum of $5,000 per year for each individual. The Company will continue to honor requests under the charitable trust guidelines as long as funds exist in an appropriate level to do so.

40	Edgewell Proxy Statement

(6)	Mr. Hutchison was appointed Chief Operating Officer and an executive officer of the Company effective April 4, 2017. Mr. Hutchison’s salary was paid in British pounds prior to April 4, 2017 and converted into U.S. dollars using the Company’s monthly budgeted exchange rate in effect during the applicable month of the 2017 fiscal year. Subsequently, Mr. Hutchison’s salary was set in U.S. dollars to be paid in the equivalent amount of British pounds.

Mr. Hutchison’s Non-Equity Incentive Plan Compensation reflects participation in the International Bonus Program for the period from October 1, 2016 through April 3, 2017, and the Executive Officer Bonus Program from April 4, 2017 through September 30, 2017. Mr. Hutchison’s payment under the International Bonus Program and under the Executive Officer Bonus Program were set in U.S. dollars to be paid in the equivalent amount of British pounds.

(7)	Mr. Hill was appointed Vice President, Global Human Resources effective April 4, 2017, and was appointed an executive officer of the Company effective August 4, 2017. Mr. Hill’s Non-Equity Incentive Plan Compensation reflects participation in the North American Bonus Program for the period from October 1, 2016 through April 3, 2017, and the Global Bonus Program from April 4, 2017 through September 30, 2017.

(8)	Mr. VerNooy’s final date of employment with the Company was September 30, 2017.

(9)	Mr. Robertson’s final date of employment with the Company was July 31, 2017.

Edgewell Proxy Statement	41

GRANTS OF PLAN-BASED AWARDS

Awards to the named executive officers, and to other key executives, were made in fiscal 2017 under two separate plans or programs:

•	our short-term incentive program, pursuant to which potential cash awards were granted, dependent upon achievement of Company performance measures established at the beginning of the term of the program, as described in more detail in “Compensation Discussion and Analysis—Elements of Compensation—Incentive Programs—Short-Term Incentive Program—Annual Cash Bonus,” and

•	our long-term incentive program, pursuant to which restricted stock equivalent awards (performance-based and time-based) and stock option awards were granted under the terms of our Second Amended and Restated 2009 Incentive Stock Plan, as described in more detail in “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentive Programs—Equity Awards (Restricted Stock Equivalents and Options).”

GRANTS OF PLAN-BASED AWARDS TABLE

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (#)
Name	Type of Award	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum	All Other Stock Awards: Number of Shares of Stock(#)	All Other Option Awards: Number of Shares Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(1)
Mr. Hatfield	Bonus: Annl.Perf.(2)		$359,975	$1,028,500	$2,057,000
	Perf.Awd.: RSE (3)	11/3/16							13,387			$1,000,009
	Perf.Awd.: PSE (4)	11/3/16				4,016	13,394	20,081				$1,000,532
	Perf Awd.: Options (5)	11/3/16								50,101	$74.70	$1,000,016
Ms. Sheldon	Bonus: Annl.Perf.(2)		$145,687	$416,250	$832,500
	Perf.Awd.: RSE (3)	11/3/16							4,641			$346,683
	Perf.Awd.: PSE (4)	11/3/16				1,392	4,644	6,962				$346,907
	Perf Awd.: Options (5)	11/3/16								17,368	$74.70	$346,665
Mr. Hutchison	Bonus: Annl.Perf. (6)		$109,770	$313,628	$627,256
	Perf.Awd.: RSE (3)	11/3/16							3,927			$293,347
	Perf.Awd.: PSE (4)	11/3/16				1,178	3,930	5,892				$293,571
	Perf Awd.: Options (5)	11/3/16								14,695	$74.70	$293,312
Mr. Hill	Bonus: Annl.Perf. (7)		$74,910	$214,029	$428,058
	Perf.Awd.: RSE (3)	11/3/16							3,927			$293,347
	Perf.Awd.: PSE (4)	11/3/16				1,178	3,930	5,892				$293,571
	Perf Awd.: Options (5)	11/3/16								14,695	$74.70	$293,312
Mr. VerNooy	Bonus: Annl.Perf. (2)		$88,200	$252,000	$504,000
	Perf.Awd.: RSE (3)	11/3/16							2,678			$200,047
	Perf.Awd.: PSE (4)	11/3/16				803	2,679	4,017				$200,121
	Perf Awd.: Options (5)	11/3/16								10,021	$74.70	$200,019
Mr. Shanbhag	Bonus: Annl.Perf. (2)		$87,360	$249,600	$499,200
	Perf.Awd.: RSE (3)	11/3/16							2,588			$193,324
	Perf.Awd.: PSE (4)	11/3/16				777	2,591	3,884				$193,548
	Perf Awd.: Options (5)	11/3/16								9,685	$74.70	$193,313
Mr. Robertson	Bonus: Annl.Perf. (2)		$83,023	$237,209	$474,419
	Perf.Awd.: RSE (3)	11/3/16							2,142			$160,007
	Perf.Awd.: PSE (4)	11/3/16				643	2,143	3,213				$160,082
	Perf Awd.: Options (5)	11/3/16								8,017	$74.70	$160,019

(1)	This represents the grant date fair value calculated in accordance with FASB ASC Section 718, excluding forfeiture assumptions. For time-vesting awards, the value includes 100% of such awards, with no reduction for potential forfeiture.
(2)	These represent the amounts which potentially could have been earned under the fiscal 2017 Executive Officer Bonus Program.

42	Edgewell Proxy Statement

(3)	These restricted stock equivalents (time-vested) awarded on November 3, 2016, will vest in three equal installments on each of the first three anniversaries of the date of grant if the officer remains employed with us at that time. The value of the amount calculated in accordance with accounting guidance is included in the “Stock Awards” column of the “Summary Compensation” table.
(4)	These restricted stock equivalents (performance-based) awarded on November 3, 2016, will vest upon release of our earnings for the fiscal year ending September 30, 2019 if the officer remains employed with us at that time and if specified performance criteria are met. The performance criteria for these awards is adjusted diluted earnings per share of the Company for its 2019 fiscal year. The value of the amount calculated in accordance with accounting guidance is included in the “Stock Awards” column of the “Summary Compensation” table.
(5)	These stock options awarded on November 3, 2016, will vest in three equal installments on each of the first three anniversaries of the date of grant if the officer remains employed with us at that time. The value of the amount calculated in accordance with accounting guidance is included in the “Option Awards” column of the “Summary Compensation” table. The exercise price of $74.70 per share reflects the closing market price of our common stock on the date of grant.
(6)	Mr. Hutchison was appointed Chief Operating Officer and an executive officer of the Company effective April 4, 2017. The amounts for Mr. Hutchison in the column Estimated Future Payments Under Non-Equity Incentive Plan Awards includes his participation in the International Bonus Program for the period from October 1, 2016 through April 3, 2017, and the Executive Officer Bonus Program from April 4, 2017 through September 30, 2017.
(7)	Mr. Hill was appointed Vice President, Global Human Resources effective April 4, 2017, and was appointed an executive officer of the Company effective August 4, 2017. The amounts for Mr. Hill in the column Estimated Future Payments Under Non-Equity Incentive Plan Awards includes his participation in the North American Bonus Program for the period from October 1, 2016 through April 3, 2017, and the Global Bonus Program from April 4, 2017 through September 30, 2017.

Edgewell Proxy Statement	43

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following types of equity awards have been granted to the named executive officers, and remain unvested, or, in the case of non-qualified stock options, unvested or unexercised, as of September 30, 2017.

•	Restricted stock equivalents that vest over a period of time and at vesting convert into non-restricted shares of our common stock. As of September 30, 2017, we had outstanding unvested restricted stock equivalent awards with initial vesting terms of equal installments on each of the first three anniversaries of the date of grant. Unvested restricted stock equivalent awards are included under “Stock Awards—Number of Shares or Units of Stock That Have Not Vested,” in the table below.

•	Restricted stock equivalents that vest subject to the achievement of performance-based conditions and at vesting convert into non-restricted shares of our common stock. As of September 30, 2017, we had outstanding unvested restricted stock equivalent awards with performance-based vesting conditions that will vest on the date that the Company releases its earnings for the fiscal year ending September 30, 2019, subject to satisfaction of specific performance criteria being met. The performance metric is the adjusted diluted earnings per share of the Company for its 2019 fiscal year, and the percentage of vesting will range from 0% to 100% based on that performance. Unvested awards are included under “Stock Awards—Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested” in the table below.

•	Non-qualified stock options granting the right to acquire shares of our common stock at an exercise price equal to its closing price on the date of grant. These options become exercisable in equal installments on each of the first three anniversaries of the grant, and remain exercisable over the ten-year period following grant. Outstanding option awards are described under “Option Awards,” in the table below.

Restricted stock equivalents and non-qualified stock options were granted under the terms of the Company’s Second Amended and Restated 2009 Incentive Stock Plan.

44	Edgewell Proxy Statement

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END TABLE

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Mr. Hatfield
	83,420 (2) 0	41,710 (3) 50,101 (4)	$100.68 $74.70	7/6/2025 11/3/2027	12,008 (5) 13,387 (6)	$ 873,822 974,172	20,081 (7)	$1,461,294
Ms. Sheldon
	30,124 (2) 0	15,062 (3) 17,368 (4)	$100.68 $74.70	7/6/2025 11/3/2027	4,336 (5) 4,641 (6)	$ 315,531 337,726	6,962 (7)	$506,625
Mr. Hutchison
	11,586 (2) 0	5,793 (3) 14,695 (4)	$100.68 $74.70	7/6/2025 11/3/2027	1,668 (5) 3,927 (6)	$ 121,380 285,768	5,892 (7)	$428,761
Mr. Hill
	11,586 (2) 0	5,793 (3) 14,695 (4)	$100.68 $74.70	7/6/2025 11/3/2027	1,668 (5) 3,927 (6)	$ 121,380 285,768	5,892 (7)	$428,761
Mr. VerNooy (8)
	13,904 (2) 0	6,951 (3) 10,021 (4)	$100.68 $74.70	7/6/2025 11/3/2027	2,001 (5) 2,678 (6)	$ 145,613 194,878	4,017 (7)	$292,317
Mr. Shanbhag
	13,904 (2) 0	6,951 (3) 9,685 (4)	$100.68 $74.70	7/6/2025 11/3/2027	2,001 (5) 2,588 (6)	$ 145,613 188,329	3,884 (7)	$282,639
Mr. Robertson
	13,904 (2)	0	$100.68	7/6/2025	0	$ 0	0	$0

(1)	Values based on the closing price of the Company’s common stock on the NYSE on September 30, 2017 of $72.77.
(2)	Represents stock options granted on 7/6/2015 which vested equally on 7/6/2016 and 7/6/2017.
(3)	Represents stock options granted on 7/6/2015 which will vest on 7/6/2018.
(4)	Represents stock options granted on 11/3/2016 which will vest equally on 11/3/2017, 11/3/2018 and 11/3/2019. As of the date of this Proxy Statement, one-third of these have vested.
(5)	Represents restricted stock equivalents granted on 7/8/2015 which will vest on 7/8/2018.
(6)	Represents restricted stock equivalents granted on 11/3/2016 which will vest equally on 11/3/2017, 11/3/2018 and 11/3/2019. As of the date of this Proxy Statement, one-third of these have vested.
(7)	Represents maximum number of performance stock equivalents granted on 11/3/2016 that may vest on the date that the Company releases its earnings for the fiscal year ending September 30, 2019 if specified performance criteria are met. The performance metric for this award is the adjusted diluted earnings per share of the Company for its 2019 fiscal year.
(8)	For Mr. VerNooy, as a result of his departure from the Company on September 30, 2017, 5,213 of his stock options granted on 7/6/2015 and 1,501 of his restricted stock equivalents granted on 7/8/2015 vested. All of Mr. VerNooy’s other unvested stock options and restricted stock equivalents at fiscal year-end were forfeited as a result of his departure. See “Executive Compensation – Compensation Discussion and Analysis – Elements of Compensation – Executive Severance Plan – VerNooy Departure.”

Edgewell Proxy Statement	45

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($)
Mr. Hatfield	0	$0	32,131	$2,484,634
Ms. Sheldon	0	$0	12,622	$978,641
Mr. Hutchison	0	$0	10,476	$826,453
Mr. Hill	0	$0	10,285	$809,731
Mr. VerNooy	0	$0	10,287	$808,093
Mr. Shanbhag	0	$0	8,445	$661,911
Mr. Robertson	0	$0	10,287	$808,093

(1)	In fiscal 2017, time-based restricted stock equivalents granted to each of the officers in fiscal 2014 and fiscal 2015 vested in accordance with the terms of the awards. Upon vesting, the equivalents converted into shares of our common stock, which were then issued to the officers free of any restrictions.

46	Edgewell Proxy Statement

PENSION BENEFITS

Prior to January 1, 2014, our defined benefit pension plan covered essentially all U.S. employees after one year of service. As a qualified plan, it was subject to maximum pay and benefit limits under the tax rules. Our supplemental executive retirement plan provided a supplement to an executive’s pension benefit equal to the amount that the executive would have received but for the tax limitations. As of December 31, 2013, which was the end of the first quarter of our 2014 fiscal year, the plans were frozen and future retirement service benefits are no longer accrued under these plans.

The Retirement Accumulation Account (“RAA”) that was effective from January 1, 2010 to December 31, 2013, included the future retirement benefits of the active participants in our defined benefit pension plan, including certain of the named executive officers, which were determined in accordance with a retirement accumulation formula. The participants received monthly credits equal to 6% of their eligible benefit earnings for each month, which amounts were credited with monthly interest equal to the 30-year Treasury rate that was reset annually. As a transition for older/longer-tenured employees, who may have had less time to adjust their retirement planning, including the named executive officers with age and years of service totaling at least 60 but not more than 74 as of December 31, 2009, such employees received an additional monthly credit equal to 2% of eligible benefit earnings for each month, and employees with age and years of service totaling 75 or more as of December 31, 2009, received an additional credit equal to 4% of their eligible benefit earnings for each month. These transition credits were available to eligible plan participants through 2013 (or, if earlier, their termination of employment with the Company).

The defined benefit pension plan has used the following other benefit calculation formulas, all of which have been frozen as of the end of calendar year 2009:

•	Final Average Pay (FAP). The traditional FAP benefit provides 1.5% of five-year average “annual earnings” multiplied by a participant’s years of service (to a maximum of 40 years), reduced by a Social Security offset.

•	Pension Equity (PEP) benefit formula. Under PEP, an executive is entitled to a benefit (payable in lump sum or as a monthly annuity) based on five-year average annual earnings, which were multiplied by “pension equity credits” earned with years of service. The benefit was subject to a three year vesting period. PEP was applied for the participating named executive officers.

•	PensionPlus Match Account (PPMA). The PPMA generally provided a 325% match under our defined benefit pension plan to those participants who made an after-tax contribution of 1% of their annual earnings to our 401(k) plan. To the extent an officer’s PPMA benefit was unavailable due to tax limits, the benefit was restored under our executive savings investment plan and not the supplemental executive retirement plan. The benefit was generally subject to a three-year vesting requirement. The PPMA benefit was eliminated for all employees as of the end of calendar year 2009.

•	Warner-Lambert Benefit. Executives who were participants in the Warner-Lambert Plan on March 28, 2003 have frozen benefits that were transferred to our retirement plan. This benefit applies to Messrs. Robertson and VerNooy.

The RAA, PEP and PPMA all continue to receive interest credits from January 1, 2010 to the date the benefits commence.

We do not have specific policies with regard to granting extra years of credited service, but we generally have not granted such extra credited service.

The Pension Plan for Employees of Edgewell Personal Care is a defined benefit type plan for certain of our employees in Canada similar to the defined benefit pension plan for U.S. employees. Prior to July 1, 2015, this plan covered essentially all of our Canada employees. As of July 1, 2015, this plan was frozen and future benefits are no longer accrued under the plan. Mr. Hill participated in this plan, but ceased earning additional accrued benefits under this plan when he transferred to the U.S. in August 2005.

Edgewell Proxy Statement	47

PENSION BENEFITS TABLE

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Mr. Hatfield	Edgewell Personal Care Company Defined Benefit Plan	28.08	$883,069	$0
	Edgewell Personal Care Company Supplemental Executive Retirement Plan	27.08	$2,039,114	$0
Ms. Sheldon	Edgewell Personal Care Company Defined Benefit Plan	27.33	$890,213	$0
	Edgewell Personal Care Company Supplemental Executive Retirement Plan	26.33	$491,387	$0
Mr. Hutchison	Edgewell Personal Care Company Defined Benefit Plan	0	$0	$0
	Edgewell Personal Care Company Supplemental Executive Retirement Plan	0	$0	$0
Mr. Hill	Edgewell Personal Care Company Defined Benefit Plan	8.42	$231,255	$0
	Edgewell Personal Care Company Supplemental Executive Retirement Plan	8.42	$131,135	$0
	Pension Plan for Employees of Edgewell Personal Care (3)	1.58	$34,732	$0
Mr. VerNooy	Edgewell Personal Care Company Defined Benefit Plan	27.00	$947,868	$0
	Edgewell Personal Care Company Supplemental Executive Retirement Plan	9.75	$287,406	$0
Mr. Shanbhag	Edgewell Personal Care Company Defined Benefit Plan	.25	$5,497	$0
	Edgewell Personal Care Company Supplemental Executive Retirement Plan	0	$0	$0
Mr. Robertson	Edgewell Personal Care Company Defined Benefit Plan	25.42	$1,109,466	$0
	Edgewell Personal Care Company Supplemental Executive Retirement Plan	24.42	$345,771	$12,341

(1)	The number of years of credited service reflects years of actual service. For Mr. Hatfield and Ms. Sheldon, 14 of the years shown were with us and the remaining years were with Ralston Purina Company, our former parent. For Messrs. VerNooy and Robertson, the number of years of credited service reflects 10 years with us and the remaining years with Warner-Lambert LLC.

(2)	Based on age, benefits are available without reduction. Assumptions utilized in the valuations are set forth in “Note 12. Retirement Plans” of the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the fiscal year ended September 30, 2017.

(3)	The amount shown for Mr. Hill reflects his participation in the Pension Plan for Employees of Edgewell Personal Care, which is a frozen plan in Canada. Amounts are converted from Canadian dollars into U.S. dollars at the exchange rate of 1 CAD equals 0.8134 USD.

48	Edgewell Proxy Statement

NON-QUALIFIED DEFERRED COMPENSATION

We have adopted several plans or arrangements that provide for the deferral of compensation on a basis that is not tax-qualified.

Deferred Compensation Plan

Under the terms of our deferred compensation plan, an unfunded, non-qualified plan, prior to January 1, 2013, executives could elect to have up to 100% of their annual cash bonus deferred until their retirement or other termination of employment, or for a shorter, three-year period (at the executive’s election, in advance). The amounts deferred under the terms of the plan are credited into a prime rate fund, which credits account balances at the prime rate quoted by The Wall Street Journal as of the first business day of the given quarter. For fiscal 2017, the rate credited under this fund was 4% through June 13, 2017 and 4.25% beginning June 14, 2017. Interest equivalents are credited on a daily basis to the prime rate fund. Previously, executives could elect to also credit amounts under the plan to a Company common stock unit fund or Vanguard tracking funds. On November 16, 2014, the Vanguard tracking fund option was eliminated for all non-director participants, and on December 15, 2014, the Company common stock unit fund was eliminated for all non-director participants.

Until January 2013, deferrals of cash bonuses into the Company common stock unit fund during each calendar year were increased by a 25% match from the Company (which vests three years from the date of crediting, provided the deferred bonus is kept in that fund for at least a year). Vesting will accelerate upon an executive’s retirement (which for purposes of this plan means the attainment of age 55 with ten years of service), death, permanent disability, involuntary termination, or a change in control of the Company (defined, for purposes of this plan, as the time when (i) an individual or group acquires more than 20% of our common stock, (ii) our continuing directors no longer constitute a majority of our Board, or (iii) a majority of the continuing directors approve a declaration that a change of control has occurred). Effective January 1, 2013, executives no longer have the opportunity to defer portions of their salary and bonus compensation under the Company’s deferred compensation plan, or to receive a Company match on the qualifying portion of the deferral.

Account balances for executives who were employed at our former parent, Ralston Purina Company (“Ralston”), prior to our spin-off in 2000, also generally include amounts credited during that prior employment. Ralston assigned liability for such amounts to us in the spin-off of our Company from Ralston. Long-term deferrals in the plan may be paid out in a lump sum in cash six months following termination, or in five or ten-year increments commencing the year following termination of employment.

Executive Savings Investment Plan

Under the terms of our executive savings investment plan, amounts that would be contributed, either by an executive or by the Company on the executive’s behalf, to our 401(k) plan but for tax limitations, are credited to the non-qualified executive savings investment plan. Under that plan, executives may elect to defer their contributions and Company contributions in any of the measurement fund options which track the performance of the Vanguard investment funds offered under our 401(k) plan. Deferrals and vested Company contributions may be transferred to different investment options at the executive’s discretion. Deferrals in the executive savings investment plan, adjusted for the net investment return, are paid out in a lump sum payment, or in five or ten annual installments, following retirement or other termination of employment.

Edgewell Proxy Statement	49

NON-QUALIFIED DEFERRED COMPENSATION TABLE

Name	Plan	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(5)

Mr. Hatfield	Deferred Compensation Plan	$0	$0	$373,033	$0	$9,997,933
	Executive S.I.P.	$137,558	$120,083	$268,215	$0	$1,862,340
	Deferred Vested Stock Equiv.(4)	$0	$0	($392,830)	$0	$3,952,951
	Total	$137,558	$120,083	$248,418	$0	$15,813,224

Ms. Sheldon	Deferred Compensation Plan	$0	$0	$155,037	$0	$4,155,272
	Executive S.I.P.	$133,260	$46,867	$94,320	$0	$837,493
	Deferred Vested Stock Equiv. (4)	$0	$0	$0	$0	$0
	Total	$133,260	$46,867	$249,357	$0	$4,992,765

Mr. Hutchison	Deferred Compensation Plan	$0	$0	$0	$0	$0
	Executive S.I.P.	$0	$0	$0	$0	$0
	Deferred Vested Stock Equiv. (4)	$0	$0	$0	$0	$0
	Edgewell Group Personal Pension Plan (UK) (6)	$0	$0	$40,466	$0	$996,913
	Total	$0	$0	$40,466	$0	$996,913

Mr. Hill	Deferred Compensation Plan	$0	$0	$95,338	$0	$2,555,235
	Executive S.I.P.	$118,529	$18,370	$162,776	$0	$1,220,864
	Deferred Vested Stock Equiv. (4)	$0	$0	$0	$0	$0
	Total	$118,529	$18,370	$258,114	$0	$3,776,099

Mr. VerNooy	Deferred Compensation Plan	$0	$0	$67,966	$0	$1,821,620
	Executive S.I.P.	$56,826	$26,877	$91,374	$0	$697,697
	Deferred Vested Stock Equiv. (4)	$0	$0	$0	$0	$0
	Total	$56,826	$26,877	$159,340	$0	$2,519,317

Mr. Shanbhag	Deferred Compensation Plan	$0	$0	$0	$0	$0
	Executive S.I.P.	$44,669	$28,049	$27,058	$0	$212,020
	Deferred Vested Stock Equiv. (4)	$0	$0	$0	$0	$0
	Total	$44,669	$28,049	$27,058	$0	$212,020

Mr. Robertson	Deferred Compensation Plan	$0	$0	$189,526	$68,813	$5,022,975
	Executive S.I.P.	$90,783	$28,339	$183,756	$64,738	$1,309,588
	Deferred Vested Stock Equiv. (4)	$0	$0	$0	$0	$0
	Total	$90,783	$28,339	$373,282	$133,551	$6,332,563

(1)	Since 2012, our officers have no longer been eligible to contribute to the deferred compensation plan. The officer contributions to our executive savings investment plan during fiscal 2017 consist of deferrals of salary earned with respect to fiscal 2017.

(2)	Our contributions to our executive savings investment plan consist of Company contributions which would have otherwise been contributed to the 401(k) plan but for limitations imposed by the IRS. These amounts, in their entirety, are included in the “All Other Compensation” column of the “Summary Compensation Table.”

50	Edgewell Proxy Statement

(3)	Aggregate earnings/(losses) shown in this column consist of:

•	amounts credited to each executive under the investment options of each of the plans, reflecting actual earnings on investment funds offered under our 401(k) plan,
•	in the case of the prime rate option of our deferred compensation plan, the actual fund return rates,
•	the appreciation or depreciation in value of each of the investment options in the plans between October 1, 2016 and September 30, 2017, and
•	the appreciation or depreciation in value of vested restricted stock equivalents (see footnote 4 below).

The above-market portion of interest on the prime rate option (in excess of 120% of the APR) is set forth in the column titled “Change in Pension Value and Non-qualified Deferred Compensation Earnings” of the “Summary Compensation Table.”

(4)	Officers were previously allowed to defer conversion of vesting restricted stock equivalents until their termination of employment from the Company. Mr. Hatfield deferred 52,238 equivalents prior to the change in policy. The value shown is as of September 30, 2017.

(5)	Of the aggregate balances shown in this column, with respect to the deferred compensation plan, $2,765,914 was previously reported as compensation for Mr. Hatfield in the “Summary Compensation Table” of our proxy statements for previous annual meetings. The balances in that plan for each of the officers also include amounts deferred by them, Company matching deferrals, and earnings thereon, in years in which they were not named executive officers and their compensation was not included in the “Summary Compensation Table,” and for Mr. Hatfield and Ms. Sheldon, include amounts deferred under the terms of the Ralston Purina Company deferred compensation plan, the liabilities of which were assumed by us at the time of our spin-off. The balances also reflect earnings and losses during the past fiscal year.

Of the aggregate balances shown in this column, with respect to our executive savings investment plan, the following amounts were previously reported as compensation in the “Summary Compensation Table” of our proxy statements for prior years:

•	Mr. Hatfield - $731,974;
•	Ms. Sheldon - $171,353;
•	Mr. VerNooy - $99,306;
•	Mr. Shanbhag - $50,419; and
•	Mr. Robertson - $272,836.

The balances in that plan for each of the officers also include amounts contributed by them, Company matching contributions, and earnings thereon, in years in which they were not named executive officers and their compensation was not included in the “Summary Compensation Table.” The balances also reflect earnings and losses during the past fiscal year.

Of the aggregate balances shown in this column with respect to the vested stock equivalents set forth in footnote (4) above, 44,328 equivalents were previously reported as compensation for Mr. Hatfield in the “Summary Compensation Table” of our proxy statements for the years when the awards were granted. This balance also includes vested but deferred equivalents granted to Mr. Hatfield in years in which he was not a named executive officer and his compensation was not included in the “Summary Compensation Table.”

(6)	The amounts shown for Mr. Hutchison reflect his participation in The Edgewell Group Personal Pension Plan in the United Kingdom. This plan is a defined contribution type plan for our employees in the U.K., similar to the 401(k) plan for U.S. employees. Under this plan, U.K. employees may make contributions to the plan, a portion of which is matched by the Company.

Edgewell Proxy Statement	51

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

We have not entered into general employment agreements with any of our named executive officers. However, equity awards under our Second Amended and Restated 2009 Incentive Stock Plan and our deferred compensation plan provide for acceleration of vesting of certain awards in the event of certain terminations of employment. In September 2016, we instituted an executive severance plan in which our named executive officers and certain of our other key employees participate which provides benefits to participants in the event of an involuntary termination without cause or a voluntary termination as a result of good reason, as such terms are defined in the plan, including severance compensation, payment for accrued but unpaid paid time off and payments in respect of the monthly premium cost for group health plan benefits. In addition, we have entered into change of control agreements with our named executive officers and certain of our other key employees which provide for severance compensation, acceleration of vesting, and continuation of benefits upon qualified termination of employment following a change of control.

The information below reflects the value of acceleration or incremental compensation which each officer would receive upon the termination of his or her employment or upon a change of control. Because the value of awards and incremental compensation depend on several factors, actual amounts can only be determined at the time of the event.

The information is based on the following assumptions:

•	the event of termination (death, permanent disability, involuntary termination or voluntary termination), or a change of control of the Company, occurred on September 30, 2017, the last day of our fiscal year;

•	the market value of our common stock on that date was $72.77 (the actual closing price on September 29, 2017);

•	each of the officers were terminated on that date; and

•	corporate and individual federal tax rates were 39.6%, Missouri state tax rate was 6%, Connecticut state tax rate was 7% and FICA was 2.35%.

The following information does not include Mr. VerNooy or Mr. Robertson, as neither was employed by the Company as of the close of business at the end of our 2017 fiscal year (September 30, 2017). Mr. VerNooy’s final date of employment with the Company was September 30, 2017, and Mr. Robertson’s final date of employment with the Company was July 31, 2017. For information on payments made to Mr. VerNooy and Mr. Robertson upon their departures from the Company, see “Executive Compensation – Compensation Discussion and Analysis – Elements of Compensation – Executive Severance Plan – VerNooy Departure” and “Executive Compensation – Compensation Discussion and Analysis – Elements of Compensation – Executive Severance Plan – Robertson Departure,” respectively.

The information does not reflect benefits that are provided under our plans or arrangements that do not discriminate in favor of executive officers and are available generally to all salaried employees—such as amounts accrued under our savings investment plan, accumulated and vested benefits under our retirement plans (including our supplemental executive retirement plan and executive savings investment plan), health, welfare and disability benefits, and accrued vacation pay.

The information below also does not include amounts under our deferred compensation plan or executive savings investment plan that would be paid, or vested stock equivalents that would be issued, all as described in the “Non-qualified Deferred Compensation Table,” except to the extent that an officer is entitled to an accelerated benefit as a result of the termination. Any acceleration of equity awards would also include acceleration of dividends payable with respect to such awards, if any.

52	Edgewell Proxy Statement

Death, Permanent Disability or Termination of Employment (Other Than Under the Executive Severance Plan or Upon a Change of Control)

Upon an officer’s death, permanent disability, involuntary termination, voluntary termination and, in some cases, retirement, the following long-term incentive awards may provide for acceleration of vesting. Awards are accelerated on a pro rata basis for retirement after attainment of age 55 with 10 years of service if granted 12 or more months prior to retirement date. No awards are accelerated upon voluntary termination or involuntary termination.

Long-Term Incentive Award	Involuntary Termination or Voluntary Termination	Death	Permanent Disability	Retirement After Age 55 with 10 years of Service
Three-year time-based restricted stock equivalent awards granted 7/8/15 and stock options granted 7/6/15; Three-year time-based restricted stock equivalent awards and stock options granted 11/3/2016	Forfeited	Accelerated	Accelerated	Pro Rata Vesting
Three-year performance-based restricted stock equivalent awards granted 11/3/2016	Forfeited	Accelerated	Pro Rata Vesting	Pro Rata Vesting

The value of awards which would be accelerated for our named executive officers upon death, permanent disability or retirement as of September 30, 2017 is shown in the following chart. The value of accelerated restricted stock equivalents reflects a stock price of $72.77 (the closing price of our common stock on September 29, 2017). Stock market changes since September 30, 2017 are not reflected in these valuations.

	Accelerated Restricted Stock Equivalents
Name	Death	Permanent Disability	Retirement After Age 55 with 10 years of Service
Mr. Hatfield	$3,309,337	$2,335,141	$631,129
Ms. Sheldon	$1,159,930	$ 882,180	$227,918
Mr. Hutchison	$ 835,909	$ 550,068	$ 87,664
Mr. Hill	$ 835,909	$ 550,068	$0
Mr. Shanbhag	$ 616,629	$ 428,203	$0

Upon termination of employment for any reason, vested account balances in our deferred compensation plan are paid out in cash to the participant in either a lump sum, or over a five or ten-year period, commencing six months from the date of termination.

In the event an officer’s employment is terminated due to permanent disability, he or she may also be entitled to benefits under our executive long-term disability plan, which pays a supplemental benefit equal to 66-2/3% of the amount by which the officer’s previous year’s salary and bonus exceeded $240,000. (Amounts below that figure are covered by our long-term disability plan, available generally to salaried U.S. employees.) As noted in the “Summary Compensation Table,” the Company pays the premiums for $40,000 of term life insurance for all U.S. employees, including the named executive officers.

Edgewell Proxy Statement	53

Executive Severance Plan

Our executive severance plan provides benefits to a number of the Company’s executives, including the named executive officers (each an “Eligible Employee”), in the event of a qualifying termination (“Qualifying Termination”), which includes an involuntary termination without cause or a voluntary termination as a result of good reason. Under the plan:

“Cause” includes (i) the failure of an Eligible Employee to make a good faith effort to substantially perform his or her duties or Eligible Employee’s insubordination with respect to a specific directive; (ii) Eligible Employee’s dishonesty, negligence in the performance of his or her duties or engaging in willful misconduct, which in the case of any such negligence, has caused or is reasonably expected to result in direct or indirect material injury to the Company; (iii) breach by Eligible Employee of any material provision of any written agreement with the Company or material violation of any Company policy; or (iv) Eligible Employee’s commission of a crime that constitutes a felony or other crime of moral turpitude or fraud.

“Good reason” includes (i) a material diminution of an Eligible Employee’s base compensation or bonus opportunity; (ii) a material diminution of the Eligible Employee’s authority, duties, or responsibilities; or (iii) a change in the principal place of Eligible Employee’s employment to a location more than fifty miles distant from the Eligible Employee’s then current principal place of employment.

Post-termination benefits for each named executive officer under the plan consist of a lump sum payment equal to:

•	the officer’s annual base salary plus a severance bonus equal to the short-term incentive plan bonus for the officer for the most recently completed fiscal year, except in the case of the Chief Executive Officer (Mr. Hatfield), the Chief Operating Officer (Mr. Hutchison) and the Chief Financial Officer (Ms. Sheldon), where such payment will be equal to 2 times (for Mr. Hatfield) and 1.5 times (for Mr. Hutchison and Ms. Sheldon) the sum of the annual base salary and severance bonus; and
•	the accrued but unpaid paid time off available to the officer; and
•	1.5 times the monthly premium cost for group health plan benefits for the officer multiplied by 12, except in the case of Mr. Hatfield, Mr. Hutchison and Ms. Sheldon, where the health costs will be multiplied by 24, 18 and 18, respectively.

Such benefits are subject to reduction under certain circumstances, including to the extent necessary to avoid certain federal excise taxes. In addition, no benefits will be paid to the extent duplicative of benefits under a change of control or similar agreement with the Company.

The payment of benefits under the plan is conditioned upon, among other things, the officer executing a general release in favor of the Company, which shall include confidentiality, non-solicitation, non-disparagement and non-competition obligations of the officer in favor of the Company.

Estimated Payments and Benefits

Based on the assumptions set out above, the following sets forth estimated payments to our named executive officers upon a Qualifying Termination as of September 30, 2017 under the executive severance plan:

Name	Severance Salary Payment	Severance Bonus Payment	Health & Welfare Benefits	Accrued Paid Time Off	Total
Mr. Hatfield	$1,870,000	$2,721,114	$75,909	$201,835	$4,868,408
Ms. Sheldon	$ 832,500	$ 811,697	$17,867	$ 86,185	$1,748,249
Mr. Hutchison	$ 832,500	$ 308,327	$41,602	$ 45,681	$1,232,189
Mr. Hill	$ 380,000	$ 222,738	$41,066	$ 58,570	$ 719,878
Mr. Shanbhag	$ 416,000	$ 329,832	$30,751	$ 33,600	$ 813,032

54	Edgewell Proxy Statement

Change of Control of the Company

Our change of control agreements with each of the named executive officers have a term of either two or three years from their effective date (which term is automatically extended every year beginning the first year for an additional year unless our Nominating and Executive Compensation Committee elects to terminate an agreement at least 90 days prior to renewal). Mr. Hatfield has an agreement with a three year term, while each of Ms. Sheldon and Messrs. Hutchison, Hill, and Shanbhag have agreements with two year terms. Each of these agreements provides that the officer will receive severance compensation in the event of his or her involuntary termination (including voluntary termination for good reason), other than for cause, within two years (for two year agreements) or three years (for three year agreements) following a change in control of the Company.

“Termination for cause” means a termination for willful breach of, or failure to perform, employment duties.

“Good reason” means, among other things, certain changes in the officer’s status or duties, failure to pay certain compensation or awards, relocation of his or her office, or improper termination.

“Change of control” includes, among other things, acquisition of specified amounts of shares by any person, certain changes in the composition of our incumbent Board of Directors, approval of business combinations under certain circumstances, or other matters approved by our Board.

If the officer is terminated within 24 months (for two year agreements) or 36 months (for three year agreements) of the change of control, the severance compensation payable under the agreements consists of:

•	a lump sum payment in an amount equal to two times (for two year agreements) or three times (for three year agreements) the officer’s annual base salary and target bonus (defined as the most recent five-year actual bonus percentages awarded under short-term incentive plans multiplied by the greater of base salary at either termination or change of control);
•	a pro rata portion of the officer’s target annual bonus for the year of termination;
•	lump-sum retirement plan payments; and
•	the continuation of other health, dental and welfare benefits for a period of two years (for two year agreements) or three years (for three year agreements) following the officer’s termination.

No severance payments under the agreements would be made in the event that an officer’s termination is voluntary (other than for good reason), is due to death, disability or normal retirement, or is for cause. For a period of two years (for two year agreements) or three years (for three year agreements) following termination of employment, the officers are each bound by a covenant not to compete, a non-solicitation covenant, and a covenant of confidentiality.

The agreements also provide that upon a termination within 24 months (for two year agreements) or 36 months (for three year agreements) of a change of control, outstanding equity awards held by each officer will accelerate and vest in accordance with the terms of the awards, even if the awards have a higher threshold for a “change of control.” Our equity awards generally define a “change of control” as an acquisition of 50% or more of the outstanding shares of our common stock. All of our equity awards outstanding on September 30, 2017 provide that 100% of the unvested award will accelerate and vest upon a change of control.

In the event that it is determined that a “golden parachute” excise tax is due under the Code, we will reduce the aggregate amount of the payments payable to an amount such that no such excise tax will be paid if the resulting amount would be greater than the after-tax amount if the payments were not so reduced.

Payments of cash would be made in a lump sum no sooner than six months following termination of employment, and benefits would be provided for a two-year period (for two year agreements) or a three-year period (for three year agreements) following termination.

Edgewell Proxy Statement	55

Estimated Payments and Benefits

Based on the assumptions set out above, the following chart sets forth estimated payments to our named executive officers upon termination following a change of control. If a change of control occurs but their employment is not terminated, the agreements provide a more limited value, as shown in the second chart below. The value of accelerated restricted stock equivalents reflects a stock price of $72.77 (the closing price of our common stock on September 29, 2017). Stock market declines and vesting and forfeitures of unvested restricted stock equivalents since September 30, 2017 are not reflected in these valuations.

	Accelerated or Additional Benefits – Termination following Change of Control
Name	Cash Severance	Retirement Benefits	Restricted Stock Equivalents, Three-Year Performance Awards	Benefits	Excise Tax Reduction	Total
Mr. Hatfield	$7,392,357	$353,430	$3,309,337	$75,909	($225,487) (1)	$10,905,546
Ms. Sheldon	$2,357,801	$116,550	$1,159,930	$15,882	$0	$ 3,650,163
Mr. Hutchison	$2,300,262	$116,550	$ 835,909	$36,979	$0	$ 3,289,700
Mr. Hill	$1,412,870	$ 72,960	$ 835,909	$54,755	$0	$ 2,376,494
Mr. Shanbhag	$1,661,066	$ 79,872	$ 616,629	$41,002	($16,982) (1)	$ 2,381,587

(1)	It was determined that a “golden parachute” excise tax would be due under the Code for Messrs. Hatfield and Shanbhag and, therefore, we reduced the aggregate amount of the payments that would be payable to an amount such that no excise tax would be due.

Accelerated Awards Upon a Change of Control (No Termination of Employment)
Name	Restricted Stock Equivalents (time-based and performance-based)
Mr. Hatfield	$3,309,337
Ms. Sheldon	$1,159,930
Mr. Hutchison	$ 835,909
Mr. Hill	$ 835,909
Mr. Shanbhag	$ 616,629

56	Edgewell Proxy Statement

ITEM 3. ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by Section 14A of the Exchange Act, we are asking our shareholders to provide non-binding advisory approval of the compensation of our named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC. We encourage shareholders to review the “Compensation Discussion and Analysis” for details regarding our executive compensation programs. Our 2017 shareholder advisory vote on executive compensation was approved by a significant majority of shareholders, with approximately 92% of the votes cast in favor of the advisory resolution at our 2017 Annual Meeting.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices that we use. We believe that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our shareholders’ interests. Our compensation programs are designed to enable and reinforce our Company’s overall business strategy by aligning pay with achievement of short and long term financial and strategic objectives, while providing a competitive level of compensation which is needed to recruit, retain and motivate talented executives critical to our success. For a more detailed discussion of our fiscal 2017 compensation program, see “Executive Compensation – Compensation Discussion and Analysis.”

In particular, during fiscal 2017, our Nominating and Executive Compensation Committee (“NECC”):

•	Established a short-term performance incentive plan for fiscal 2017 for the named executive officers that provided an annual cash bonus based upon satisfaction of performance targets measured under multiple metrics:

•	Adjusted EBITDA, to encourage the executives to deliver on bottom-line results;
•	Adjusted net sales growth, to reward top-line growth and strong operating performance; and
•	Adjusted net working capital as a percentage of net sales, to encourage improved management of working capital.

This short-term incentive program resulted in a combined weighted payout ratio of 27.8% of the target bonus amount for our executive officers based on outcomes under these performance metrics, reinforcing our ‘pay for performance’ philosophy that makes executive compensation significantly contingent upon achievement of performance goals.

•	Approved long-term incentive plan grants of performance-based and time-based restricted stock equivalents and stock options. The performance-based restricted stock equivalents are subject to satisfaction of specified Adjusted EPS performance targets for the Company’s 2019 fiscal year, making the vesting of this award contingent upon our executives delivering significant compounded earnings growth over the three-year measuring period. With 2/3 of the value of the long-term incentive awards consisting of performance-based restricted stock equivalents and stock options, the NECC believes it has emphasized our compensation principle of ‘alignment with shareholder interests,’ with our executives’ long-term incentive compensation tied directly to successful Company performance and the best interests of our shareholders.

•	As a strong deterrent against compensation-related risk-taking on the part of our executive officers, and to encourage behavior that supports sustainable value creation for our shareholders:

•	adopted the Recoupment Policy, allowing the Company to recoup overpayments of incentive compensation from any executive officer who engages in misconduct that causes or contributes, directly or indirectly, to the restatement of the Company’s reported results due to non-compliance with financial reporting requirements under the securities laws; and
•	revised our insider trading policy to explicitly prohibit our executive officers (and all of our employees) from purchasing Edgewell securities on margin, holding Edgewell securities in a margin account, or pledging Edgewell securities as collateral.

Edgewell Proxy Statement	57

•	Revised the change in control agreements with our executive officers to make these agreements more in line with current market practices, and more favorable to the Company. Changes to the agreements included eliminating tax gross-up payment provisions, narrowing the definition of change of control, narrowing the definition of good reason, making payment of a prorated short-term bonus contingent on both change of control and termination of employment, eliminating post-termination availability of perquisites and fringe benefits, eliminating credit of additional years of service under Company pension plans, and requiring execution of a general release in favor of the Company as a condition to receipt of benefits.

The Board believes the Company’s overall compensation process effectively implements its compensation philosophy and achieves its goals. Accordingly, the Board recommends a vote FOR the adoption of the following advisory resolution, which will be presented at the Annual Meeting:

RESOLVED, that the shareholders of Edgewell approve, on a non-binding advisory basis, the compensation of the named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and the accompanying footnotes and narratives.

Vote Required. The affirmative vote of a majority of the voting power represented in person or by proxy and entitled to vote is required for approval of the advisory vote on executive compensation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE EXECUTIVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT UNDER “EXECUTIVE COMPENSATION.”

58	Edgewell Proxy Statement

ITEM 4. ADVISORY VOTE DETERMINING THE FREQUENCY OF ADVISORY VOTE ON EXECUTIVE COMPENSATION

In addition to the advisory approval of our executive compensation, and as required by Section 14A of the Exchange Act, we are also seeking a non-binding determination from our shareholders as to the frequency with which shareholders will have an opportunity to provide an advisory vote on our executive compensation. Shareholders may indicate whether they would prefer future advisory votes on executive compensation once every one, two, or three years. Shareholders also may, if they wish, abstain from casting a vote on this proposal.

The Board has determined that an annual advisory vote on executive compensation is the best approach for Edgewell at this time, because it allows our shareholders to provide input on the executive compensation programs for our named executive officers on a regular basis. The annual advisory vote on executive compensation is also consistent with our policy of seeking input from, and engaging in discussions with, our shareholders on executive compensation and corporate governance matters.

We therefore request that our shareholders select “One Year” when voting on the frequency of advisory votes on executive compensation. Although the vote is advisory and non-binding on us, the Board will review the result of the vote and take it into account in making a determination concerning the frequency of advisory votes on executive compensation. We recognize that our shareholders may have different views as to the best approach for Edgewell, and therefore we look forward to hearing from our shareholders as to their preferences on the frequency of an advisory vote on executive compensation. Nevertheless, the Board may decide that it is in the best interests of our shareholders and Edgewell to hold an advisory vote on executive compensation more or less frequently than the frequency receiving the most votes cast by our shareholders. After this meeting, the next advisory vote on the frequency of advisory votes on executive compensation will be held no later than our 2024 Annual Meeting of Shareholders.

The proxy card provides shareholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, shareholders will not be voting to approve or disapprove the recommendation of our board.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS SELECT ONE YEAR ON THE PROPOSAL RECOMMENDING THE FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION

Edgewell Proxy Statement	59

ITEM 5. APPROVAL OF THE COMPANY’S 2018 STOCK INCENTIVE PLAN

We are asking our shareholders to approve the adoption of the Edgewell Personal Care Company 2018 Stock Incentive Plan (the “2018 Plan”), and the performance criteria for qualified performance-based awards under the 2018 Plan. Our Board approved and adopted the 2018 Plan on November 7, 2017, subject to shareholder approval. The 2018 Plan is now being submitted to our shareholders for their approval with respect to future awards.

The 2018 Plan will become effective upon shareholder approval, and no awards may be granted under the 2018 Plan after the date that is 10 years from the date the 2018 Plan was last approved by the Company’s shareholders.

The 2018 Plan will replace the Company’s Second Amended and Restated 2009 Incentive Stock Plan (the “2009 Plan”). If shareholders approve the adoption of the 2018 Plan, the 2009 Plan will immediately be terminated with respect to future awards, and the remaining authorized shares under the 2009 Plan will become available for grant under the 2018 Plan, as described in greater detail under “Description of the 2018 Plan—Authorized Shares” below. No additional shares are being requested under the 2018 Plan.

The closing stock price of a share of the Company’s common stock as reported on the New York Stock Exchange on November 28, 2017, our record date, was $56.76.

Highlights of the 2018 Plan and Best Practices

2018 Plan does…

•	Provide for a minimum one-year vesting period subject to certain limited exceptions
•	Subject the payment of dividends and dividend equivalents on an award to the vesting of the award
•	Contain limits on the number of shares or cash amounts that may be granted to any employee or consultant in a year
•	Contain a limit on the number of shares and the cash amounts that may be granted or paid to any non-employee director in a year
•	Provide for the recycling of shares back to the plan pool only in the event of expiration, forfeiture or cancellation of awards
•	Provide for the forfeiture/clawback of incentive awards under certain circumstances
•	Provide the opportunity for awards to qualify as “performance-based compensation” under Section 162(m) of the Code

2018 Plan does NOT…

•	Permit single-trigger vesting on a change of control (except where an acquirer does not assume outstanding awards)
•	Permit liberal share recycling
•	Permit the direct or indirect repricing of stock options or stock appreciation rights without shareholder approval
•	Permit the grant of stock options or stock appreciation rights with below-market exercise prices
•	Permit excise tax gross-ups
•	Contain any “evergreen” provisions that automatically add shares to the plan reserve
•	Permit the grant of reload stock options
•	Permit “net share counting” upon the exercise of stock options and stock appreciation rights
•	Permit the recycling of shares underlying awards that are settled in cash

Description of the 2018 Plan

The full text of the 2018 Plan is attached to this Proxy Statement as Exhibit A. The principal terms of the 2018 Plan are described below, but the description is qualified in its entirety by reference to the 2018 Plan itself. In the event of a conflict between the description and the terms of the 2018 Plan itself, the terms of the 2018 Plan will govern. The 2018 Plan will not become effective unless approved by shareholders.

Purpose

The purpose of the 2018 Plan is to:

•	attract, motivate and retain highly qualified and experienced employees and non-employee directors;

60	Edgewell Proxy Statement

•	tie the compensation of employees to the performance of the Company; and
•	allow for the grant of qualifying performance-based compensation for purposes of tax deductibility.

Administration

Except as noted below, the 2018 Plan will be administered by the Nominating and Executive Compensation Committee (the “Committee”) of the Board. Each member of the Committee shall be:

•	an “outside director” within the meaning of Section 162(m) of the Code;
•	a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act; and
•	a non-employee director meeting the independence requirements for compensation committee members under the rules and regulations of the exchange on which the Company’s shares are traded.

The Committee will have the authority to select the employees and other individuals (other than non-employee directors) to receive awards under the 2018 Plan, to determine the type, size and terms of the award to be made to each individual selected, to modify the terms of any award that has been granted, to determine the time when awards will be granted, to establish performance objectives, and to prescribe the form of award agreement. The Committee is also authorized to interpret the 2018 Plan and the awards granted under the 2018 Plan, to establish, amend and rescind any rules and regulations relating to the 2018 Plan, and to make any other determinations that it deems necessary or desirable for the administration of the 2018 Plan. The Committee may authorize any one or more of its members or any officer of the Company or any affiliate to execute and deliver documents or to take any other action on behalf of the Committee with respect to awards made or to be made to participants, subject to the requirements of applicable law, including without limitation, Section 16 of the Exchange Act and Section 162(m) of the Code.

The Board has all the powers otherwise vested in the Committee by the terms of the 2018 Plan in respect of awards granted to non-employee directors.

Notwithstanding the foregoing, except for permitted adjustments in connection with a corporate transaction or recapitalization, neither the Committee nor the Board may reprice, adjust or amend the exercise price of stock options or stock appreciation rights previously awarded, whether through amendment, cancellation and replacement grant, or any other means, unless such action is approved by the shareholders of the Company. Any amendment or repeal of this prohibition against repricing requires the approval of the shareholders of the Company.

Eligible Participants

Employees and non-employee directors of the Company or its affiliates, and other individuals who perform services for the Company or any of its affiliates, are eligible to receive awards under the 2018 Plan. As of December 1, 2017, approximately 6,000 persons, including seven executive officers, seven non-employee directors and approximately 6,000 other individuals may be considered for awards under the 2018 Plan.

Neither the Committee nor the Board has made any decisions with respect to the individuals who may receive awards under the 2018 Plan after January 26, 2018, or the amount or nature of future awards. It is contemplated that any annual restricted stock equivalent awards to non-employee directors and any new non-employee director restricted stock equivalent awards would be made under the 2018 Plan. See “Item 1. Election of Directors – Director Compensation.”

Authorized Shares

No additional shares are being requested under the 2018 Plan.

The maximum number of shares available for grant and issuance under the 2018 Plan will be (a) the number of remaining shares available under the 2009 Plan on the date of the shareholder approval of the 2018 Plan, plus (b) any shares that are subject to awards granted under the 2009 Plan that expire, are forfeited or canceled after that date without the issuance of shares (other than shares used to pay the exercise price of a stock option under the 2009 Plan and shares used to cover the tax withholding of the award under the 2009 Plan). As of September 30, 2017, 5,801,653 shares would have been available for grant and issuance under the 2018 Plan.

Edgewell Proxy Statement	61

Awards other than stock options or stock appreciation rights will be counted against the reserve available for issuance in a 1.95 to 1 ratio.

Shares available for re-issuance under the 2018 Plan:

•	Shares underlying awards that are forfeited, canceled, expired or otherwise terminated without the issuance of shares.

Shares not available for re-issuance under the 2018 Plan:

•	Shares delivered to, or retained by the Company, in payment of the exercise price of a stock option;
•	Shares delivered to, or retained by the Company, in satisfaction of the tax withholding obligations with respect to an award;
•	Shares covered by a stock-settled award such as a stock appreciation right that were not issued upon the settlement of the award; and
•	Shares repurchased on the open market with the proceeds from the payment of the exercise price of a stock option.

Awards will be counted against the available share reserve on the date of grant, based on the maximum number of shares that may be issued pursuant to the award. Shares issued under the 2018 Plan may come from newly issued, treasury or reacquired shares, or any combination thereof.

Types of Awards

The 2018 Plan allows for the granting of the following types of awards:

•	Stock options (both incentive stock options and non-qualified stock options);
•	Stock appreciation rights;
•	Restricted stock;
•	Restricted stock equivalents;
•	Other stock-based awards; and
•	Performance grants.

Each award granted under the 2018 Plan is subject to an award agreement containing the particular terms and conditions of that award, subject to the limitations imposed by the 2018 Plan. A participant’s rights in an award may be assigned or transferred only in the event of death, or if permitted by the Committee, to certain members of the participant’s immediate family.

Stock Options. A stock option is the right to purchase a specified number of shares for a specified exercise price. Stock options may be either (a) incentive stock options, which are stock options that meet the requirements under Section 422 of the Code, or (b) non-qualified stock options, which are stock options that do not meet the requirements of Section 422 of the Code or that are designated as a nonqualified stock option. Stock options (other than stock options assumed or granted in substitution for outstanding stock options of a company acquired by the Company or any affiliate) are subject to the following: (i) the exercise price shall be equal to or greater than the fair market value of the shares subject to such stock option on the date of grant; and (ii) the expiration date shall be no later than 10 years from the date of grant. Only employees of the Company and its affiliates may receive awards of incentive stock options, and incentive stock options are subject to additional limitations. The exercise price may be payable either in (1) cash, (2) if permitted by the Committee, by delivery of irrevocable instructions to a broker to deliver promptly the proceeds from the sale of shares, (3) if permitted by the Committee, by tendering shares previously acquired, (4) if permitted by the Committee, by withholding shares that would otherwise be issued having a fair market value on the exercise date equal to the exercise price, or (5) any combination of the foregoing.

Stock Appreciation Rights. A stock appreciation right is a right to receive cash or other property based on the increase in the value of a share over the per share exercise price. Stock appreciation rights (other than stock appreciation rights assumed or granted in substitution for outstanding stock appreciation rights of a company acquired by the Company or any affiliate) are subject to the following: (a) the exercise price shall be equal to or greater than the fair market value of the shares subject to such stock appreciation right on the date of grant; and (b) the expiration date shall be no later than 10 years from the date of grant.

62	Edgewell Proxy Statement

Restricted Stock. Restricted Stock is an award of shares that is subject to vesting conditions. Prior to the expiration of the vesting period, a participant who has received an award of restricted stock has the right to vote and to receive dividends on the underlying unvested shares, subject, however, to the restrictions and limitations imposed pursuant to the 2018 Plan and award agreement.

Restricted Stock Equivalents. A restricted stock equivalent is an award that is valued by reference to shares, which may be paid to a participant upon vesting in shares, cash or other property.

Other Stock-Based Awards. An other stock-based award is an award denominated or payable in shares, other than a stock option, stock appreciation right, restricted stock or restricted stock equivalent. Other stock-based awards may be settled in cash, shares or other property.

Performance Grants. A performance grant is a right to receive cash, shares or other property if the terms and conditions of the performance grant are satisfied. Performance objectives may be based upon Company, business unit, participant and/or other performance objectives, including but not limited to the performance criteria listed under “Qualifying Awards” below. Performance grants include stock options, stock appreciation rights, restricted stock, restricted stock equivalents and other stock-based awards that are subject to performance vesting conditions.

Dividend Equivalents. Awards other than stock options and stock appreciation rights may include the right to receive dividends or dividend equivalents, subject to such terms, conditions, restrictions or limitations, if any, as the Committee may establish. However, dividends and dividend equivalents may be paid with respect to any award only if, when and to the extent that the award vests, and until such time, dividends and dividend equivalents may be held in escrow (with or without the accrual of interest) or be reinvested into additional shares subject to the same vesting or performance conditions as the award on which they are payable.

Award Limits

Non-Employee Director Award Limits. The aggregate maximum fair market value (determined as of the date of grant) of the shares granted under the 2018 Plan in a calendar year in respect of services as a non-employee director may not exceed $500,000, and the maximum amount that may be paid in a calendar year to any non-employee director in property other than shares (including cash) in respect of services as a non-employee director may not exceed $500,000.

Employee and Consultant Award Limits. The maximum number of shares that may be granted to any employee or consultant during any one calendar year under all awards is 500,000, and the maximum amount of cash that may be paid to any employee or consultant during any one calendar year under all performance grants shall be $20,000,000.

Minimum Vesting Periods

All awards must be subject to a minimum vesting period of at least one year, except:

•	up to a maximum of five percent of the number of shares available under the 2018 Plan may be issued without regard for any minimum vesting period;
•	in the event of the death, disability or retirement or the participant, or involuntary termination other than for cause of the participant’s service, or in connection with a change of control of the Company; and
•	for awards assumed or granted in substitution for outstanding awards of a company acquired by the Company or any affiliate.

Tax Withholding

The exercise or payment of awards and the issuance of shares under the 2018 Plan is conditioned upon a participant making satisfactory arrangements for the satisfaction of any liability to withhold federal, state, local or foreign income or other taxes. In accordance with rules established by the Committee, the required tax withholding obligations may be settled in cash, or with shares, including shares that are part of the award that gives rise to the withholding requirement.

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Qualifying Awards

The Committee may (but is not obligated to) grant qualifying awards that constitute qualified performance-based compensation under Section 162(m) of the Code. Qualifying awards are intended to be fully deductible without regard to the $1 million cap on deductibility under Section 162(m) of the Code, as in effect on the date of this Proxy Statement.

The performance objectives for qualifying awards (other than stock options and stock appreciation rights) may be based upon the attainment of specific or per-share amounts of, or changes in, one or more, or a combination of two or more, of the following:

•	earnings per share, net earnings per share or growth in such measures;
•	revenue, net revenue, income, net income or growth in revenue or income (all either before or after taxes);
•	return measures (including, but not limited to, return on assets, capital, investment, equity, revenue or sales);
•	cash flow return on investments which equals net cash flows divided by owner’s equity;
•	controllable earnings (a division’s operating profit, excluding the amortization of goodwill and intangible assets, less a charge for the interest cost for the average working capital investment by the division);
•	operating earnings or net operating earnings;
•	costs or cost control;
•	share price (including, but not limited to, growth measures);
•	total shareholder return (stock price appreciation plus dividends);
•	economic value added;
•	EBITDA;
•	operating margin or growth in operating margin;
•	market share or growth in market share;
•	cash flow, cash flow from operations or growth in such measures;
•	sales revenue or volume or growth in such measures, including total Company, divisional, or product line sales or net sales figures;
•	gross margin or growth in gross margin;
•	productivity;
•	brand contribution;
•	product quality;
•	corporate value measures;
•	goals related to acquisitions, divestitures or customer satisfaction;
•	diversity;
•	index comparisons;
•	debt-to-equity or debt-to-stockholders’ equity ratio;
•	working capital
•	risk mitigation;
•	sustainability and environmental impact; or
•	employee retention.

Performance may be measured on an individual, corporate group, business unit, subsidiary, division, department, region, function or consolidated basis and may be measured absolutely or relatively to the Company’s peers.

The Committee may provide that in measuring achievement of performance objectives, an award may include or exclude items such as:

•	the effects of acquisitions, divestitures, extraordinary dividends, stock split-ups, stock dividends or distributions, recapitalizations, warrants or rights issuances or combinations, exchanges or reclassifications with respect to any outstanding class or series of the Company’s stock;
•	a corporate transaction, such as any merger of the Company with another corporation; any consolidation of the Company and another corporation into another corporation; any separation of the Company or its business units (including a spin-off or other distribution of stock or property by the Company);

64	Edgewell Proxy Statement

•	any reorganization of the Company (whether or not such reorganization comes within the definition of such term in Section 368 of the Code), or any partial or complete liquidation by the Company, or sale of all or substantially all of the assets of the Company;
•	the impact of changes in tax rates or currency fluctuations or changes in accounting standards or treatments;
•	advertising or promotional spending or capital expenditures outside of annual business plans;
•	events such as plant closings, sales of facilities or operations, and business restructurings; or
•	the impact of other extraordinary, unusual, non-recurring or infrequently recurring items.

The Committee shall have the discretion to reduce (but not to increase) some or all of the amount that would otherwise be payable under the qualifying award by reason of the satisfaction of the performance objectives set forth in the qualifying award.

Change of Control of the Company

The Committee may provide in an award agreement provisions relating to a “change of control” of the Company, including without limitation the acceleration of the exercisability, vesting or settlement of, or the lapse of restrictions or deemed satisfaction of performance objectives with respect to, an award; provided that, in addition to any other conditions provided for in the award agreement:

•	any acceleration of the exercisability, vesting or settlement of, or the lapse of restrictions or deemed satisfaction of performance objectives with respect to, an award in connection with a change of control may occur only if (i) the change of control occurs, and (ii) either (A) the employment of the participant is terminated (“double-trigger”) or (B) the acquirer does not agree to the assumption or substitution of outstanding awards; and
•	for any award that is earned or vested based upon achievement of performance objectives, any amount deemed earned or vested in connection with a change of control or associated termination of employment shall be based upon the degree of performance attainment through the date of such change of control or associated termination of employment, as applicable, with such amount either paid in full or paid pro rata based on the period of time elapsed in the performance period as of the applicable date, as determined by the Committee in its sole discretion.

“Change of control” means the occurrence of a change of control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, whether or not the Company is then subject to such reporting requirement; provided that, without limitation, a change of control shall be deemed to have occurred if a “change in control” occurs within the meaning of Section 409A of the Code.

Recoupment/Clawback

Notwithstanding anything in the 2018 Plan or in any award agreement to the contrary, the Company will be entitled to the extent required by applicable law (including, without limitation, Section 10D of the Exchange Act and any regulations promulgated with respect thereto) or stock exchange listing conditions, in each case as in effect from time to time, to recoup compensation of whatever kind paid under the 2018 Plan by the Company at any time.

Provisions for Foreign Participants

The Committee may modify awards granted to participants who are foreign nationals or employed outside the United States or establish, amend or rescind rules, sub-plans or procedures under the 2018 Plan to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefits or other matters.

Adjustments

In the event of any change in the outstanding shares of the Company by reason of any corporate transaction or change in corporate capitalization such as a stock split, stock dividend, split-up, split-off, spin-off, recapitalization, merger, consolidation, rights offering, reorganization, combination, consolidation, subdivision or exchange of shares, a sale by the

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Company of all or part of its assets, any distribution to shareholders other than a normal cash dividend, partial or complete liquidation of the Company or similar event, the Committee or Board, as applicable, shall adjust the:

•	class and aggregate number of shares available under the 2018 Plan;
•	individual award maximum limits under the 2018 Plan;
•	class, number and exercise price of outstanding stock options and stock appreciation rights granted under the 2018 Plan; and
•	class and number of shares subject to any other awards granted under the 2018 Plan.

Amendments

The 2018 Plan may be amended in whole or in part at any time and from time to time by the Board, and the terms of any outstanding award under the 2018 Plan may be amended from time to time by the Committee (or Board as applicable) in its discretion provided that no amendment may be made without shareholder approval if such amendment would:

•	increase the number of shares available for grant under the 2018 Plan;
•	decrease the minimum stock option or stock appreciation right exercise price;
•	reduce the minimum vesting or performance periods;
•	change the individual award limits; or
•	amend or repeal the prohibitions against repricing or exchange.

No amendment may adversely affect in a material manner any right of a participant under an award without his written consent.

Termination

The 2018 Plan may be suspended in whole or in part at any time and from time to time by the Board. The 2018 Plan shall terminate upon the adoption of a resolution of the Board terminating the 2018 Plan. No award may be granted under the 2018 Plan after the date that is 10 years from the date the 2018 Plan was last approved and adopted by the shareholders of the Company. No termination of the 2018 Plan shall materially alter or impair any of the rights or obligations of any person, without his consent, under any award granted under the 2018 Plan.

New Plan Benefits

The benefits or amounts to be received by or allocated to participants and the number of shares to be granted under the 2018 Plan cannot be determined at this time because the amount and form of grants to be made to any eligible participant in any year is determined at the discretion of the Committee or Board, as applicable. It is contemplated that any annual restricted stock equivalent awards to non-employee directors and any new non-employee director restricted stock equivalent awards would be made under the 2018 Plan. See “Item 1. Election of Directors—Director Compensation.”

Certain U.S. Federal Income Tax Consequences of 2018 Plan Awards

The following discussion is intended to provide only a general outline of the U.S. federal income tax consequences of participation in the 2018 Plan and the receipt of awards or payments thereunder by participants subject to U.S. taxes. It does not address any other taxes imposed by the United States, taxes imposed by any state or political subdivision thereof or foreign jurisdiction, or the tax consequences applicable to participants who are not subject to U.S. taxes. The discussion set forth below does not purport to be a complete analysis of all potential tax consequences relevant to recipients of awards, particular circumstances, or all awards available under the 2018 Plan. It is based on U.S. federal income tax law and interpretational authorities as of the date of this Proxy Statement, which are subject to change at any time.

Nonqualified stock options. A participant who exercises a nonqualified stock option recognizes taxable ordinary income in the year the stock option is exercised in an amount equal to the excess of the fair market value of the shares purchased on the exercise date over the exercise price. Subject to applicable provisions of the Code, including Section 162(m), the Company is entitled to a tax deduction in an amount equal to the ordinary income recognized by the participant. Any gain or loss realized by the participant upon the subsequent disposition of the shares will be taxed as short-term (if held one year or less) or long-term (if held more than one year) capital gain, but will not result in any further deduction for the Company.

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Incentive stock options. A participant who exercises an incentive stock option does not recognize ordinary income at the time of exercise (although, the participant may be subject to alternative minimum tax), and the Company is not entitled to a tax deduction. Upon the disposition of the shares obtained from the exercise of the incentive stock option more than two years after the date of grant and one year after the date of exercise, the excess of the sale price of the shares over the exercise price of the incentive stock option is taxed as long-term capital gain. If the shares are sold within two years of the grant date and/or one year of the date of exercise, the excess of the fair market value of the shares on the date of exercise (or sale proceeds if less) over the exercise price is taxed as ordinary income, and, subject to applicable provisions of the Code, including Section 162(m), the Company is entitled to a tax deduction for this amount; any remaining gain is taxed as short-term capital gain, without a Company tax deduction.

Stock appreciation rights. A participant who exercises a stock appreciation right recognizes taxable ordinary income in the year the stock appreciation right is exercised in an amount equal to the cash and/or the fair market value of any shares or other property received. Subject to applicable provisions of the Code, including Section 162(m), the Company is entitled to a tax deduction in an amount equal to the ordinary income recognized by the participant.

Restricted stock and restricted stock equivalents. A participant normally will not recognize taxable income and the Company will not be entitled to a deduction upon the grant of shares of restricted stock, restricted stock equivalents or other stock-based awards. When the restricted stock vests or the restricted stock equivalents settle or the other stock-based awards are paid or settle, the participant will recognize taxable ordinary income in an amount equal to the fair market value of the shares or other property received at that time, less the amount, if any, paid for the shares, and, subject to applicable provisions of the Code, including Section 162(m), the Company will be entitled at that time to a deduction in the same amount. However, a participant may elect to recognize taxable ordinary income in the year shares of restricted stock are granted in an amount equal to the excess of their fair market value at the grant date, determined without regard to certain restrictions, over the amount, if any, paid for the shares. In that event, subject to applicable provisions of the Code, including Section 162(m), the Company will be entitled to a deduction in such year in the same amount. Any gain or loss realized by the participant upon the subsequent disposition of shares received will be taxed as short-term or long-term capital gain, but will not result in any further deduction for the Company.

Section 162(m) of the Code places a $1 million annual limit on the compensation deductible by the Company that is paid to certain covered employees. The limit, however, does not apply to qualified performance-based compensation. The Company believes that awards of stock options and stock appreciation rights, and awards of restricted stock, restricted stock equivalents and other awards structured as qualifying awards under the 2018 Plan will qualify as qualified performance-based compensation.

Awards that are granted, accelerated or enhanced upon the occurrence of a change of control may give rise, in whole or in part, to “excess parachute payments” within the meaning of Section 280G of the Code and, to such extent, will be non-deductible by the Company and subject to a 20 percent excise tax on the recipient.

State and local tax consequences may in some cases differ from the federal tax consequences discussed above. In addition, awards under the 2018 Plan may be made to employees who are subject to tax in jurisdictions other than the United States, and may result in consequences different from those described above.

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EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about the Company’s common stock that may be issued upon the exercise of options, warrants and rights under all of the Company’s existing compensation plans as of September 30, 2017:

Plan Category	(1) Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	(2) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(3) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (1), and as Noted Below)
Equity compensation plans approved by security holders	1,090,836	$94.12	5,801,653
Equity compensation plans not approved by security holders	None	N/A	None
Total	1,090,836	$94.12	5,801,653

(1)	The number of securities to be issued upon exercise of outstanding options, warrants and rights shown above, as of September 30, 2017, includes 554,286 restricted stock equivalents which have been granted under the terms of the Company’s 2000 Incentive Stock Plan (pursuant to which no further equity awards may be made) and the Company’s Second Amended and Restated 2009 Incentive Stock Plan, and 536,550 stock option awards which have been granted under the terms of the Second Amended and Restated 2009 Incentive Stock Plan.

(2)	The weighted average exercise price does not take into account securities which will be issued upon conversion of outstanding restricted stock equivalents.

(3)	This number only reflects securities available under the Second Amended and Restated 2009 Incentive Stock Plan. Under the terms of that plan, any awards other than options, phantom stock options or stock appreciation rights are to be counted against the reserve available for issuance in a 1.95 to 1 ratio.

Vote Required. The affirmative vote of a majority of the outstanding shares of common stock entitled to vote and represented in person or by proxy is required for approval of the 2018 Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR

THE APPROVAL OF THE 2018 STOCK INCENTIVE PLAN.

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STOCK OWNERSHIP INFORMATION

FIVE PERCENT OWNERS OF COMMON STOCK

The following table shows, as of September 30, 2017, the holdings of the Company’s common stock by any entity or person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of the Company’s common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class Outstanding (1)
BlackRock, Inc. 55 East 52nd Street, New York, NY 10055	8,849,155	(2)	15.8%
The Vanguard Group 100 Vanguard Blvd., Malvern, PA 19355	4,782,259	(3)	8.5%
GAMCO Investors, Inc. One Corporate Center, Rye, New York 10580-1435	3,481,302	(4)	6.2%

(1)	On September 30, 2017, there were 56,017,537 shares of the Company’s common stock outstanding.

(2)	As reported in a statement on Schedule 13G/A filed with the SEC on January 12, 2017, BlackRock, Inc. and related entities reported, as of December 31, 2016, sole voting power over 8,395,619 shares, sole voting power over 3,514 shares, sole dispositive power over 8,845,641 shares and shared dispositive power over 3,514 shares.

(3)	As reported in a statement on Schedule 13G/A filed with the SEC on February 9, 2017, The Vanguard Group and related entities reported, as of December 31, 2016, sole voting power over 46,679 shares, shared voting power over 11,001 shares, sole dispositive power over 4,724,953 shares and shared dispositive power over 57,306 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 31,705 shares of Common Stock as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 40,575 shares of Common Stock as a result of its serving as investment manager of Australian investment offerings.

(4)	As reported in a statement on Schedule 13D/A filed with the SEC on April 28, 2017, GAMCO Investors, Inc. reported, as of April 27, 2017, sole voting and dispositive power over 480 shares of Common Stock. Gabelli Funds, LLC, a wholly-owned subsidiary of GAMCO Investors, Inc., is the beneficial owner of 1,439,567 shares of Common Stock with sole voting and dispositive power over those shares. GAMCO Asset Management Inc., a wholly-owned subsidiary of GAMCO Investors, Inc., is the beneficial owner of 2,026,955 shares of Common Stock with sole voting power over 1,923,805 and sole dispositive power over 2,026,955 shares. GGCP, Inc., a wholly-owned subsidiary of GAMCO Investors, Inc., is the beneficial owner of 5,000 shares of Common Stock with sole voting and dispositive power over those shares. Gabelli & Company Investment Advisers, Inc. is the beneficial owner of 3,100 shares of Common Stock with sole voting and dispositive power over those shares. Mario J. Gabelli is the beneficial owner of 6,000 shares of Common Stock with sole voting and dispositive power over those shares. MJG Associates, Inc. is the beneficial owner of 200 shares of Common Stock with sole voting and dispositive power over those shares.

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OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS

The table below contains information regarding beneficial common stock ownership by our directors, named executive officers, and directors and executive officers as a group as of November 28, 2017. It does not reflect any changes in ownership that may have occurred after that date. In general, “beneficial ownership” includes those shares a director or executive officer has the power to vote or transfer, as well as shares owned by immediate family members that reside with the director or officer. Unless otherwise indicated, directors and executive officers named in the table below have sole voting and investment power with respect to the shares set forth in the table and none of the stock included in the table is pledged. The table also indicates shares that may be obtained within 60 days upon the exercise of options, or upon the conversion of vested stock equivalents into shares of common stock.

Directors and Executive Officers	Shares Beneficially Owned	% of Shares Outstanding (1) (*denotes less than 1%)
Daniel J. Heinrich (2)	12,715	*
Carla C. Hendra (3)	1,667	*
R. David Hoover (4)	49,836	*
John C. Hunter, III (5)	23,880	*
James C. Johnson (6)	4,727	*
Elizabeth Valk Long (7)	3,334	*
Rakesh Sachdev (8)	1,667	*
David P. Hatfield (9)	204,244	*
Sandra J. Sheldon (10)	55,601	*
Colin A. Hutchison (11)	37,249	*
John N. Hill (12)	36,799	*
David S. VerNooy (13)	40,229	*
Manish R. Shanbhag (14)	24,555	*
Wilbur A. Robertson (15)	36,505	*
All Executive Officers and Directors as a Group (15 persons)	532,212	*

(1)	The number of shares outstanding for purposes of this calculation was the number outstanding as of November 28, 2017 plus the number of shares which could be acquired upon the exercise of vested options, or options that vest within 60 days of that date, by the applicable officer or director, the conversion of vested stock equivalents as well as equivalents that vest within 60 days of that date and the number of stock equivalents held in the deferred compensation plan.
(2)	For Mr. Heinrich: includes (i) 3,530 shares owned by Mr. Heinrich; (ii) 4,409 vested restricted stock equivalents deferred until retirement from the Board; (iii) 3,109 units held in the Deferred Compensation Plan; and (iv) 1,667 unvested restricted stock equivalents that will convert into shares of common stock on January 3, 2018. Does not include 2,002 unvested restricted stock equivalents.
(3)	For Ms. Hendra: includes 1,667 unvested restricted stock equivalents that will convert into shares of common stock on January 3, 2018. Does not include 2,992 unvested restricted stock equivalents.
(4)

For Mr. Hoover: includes (i) 6,883 shares owned by Mr. Hoover; (ii) 10,000 vested restricted stock equivalents deferred until retirement from the Board; (iii) 31,286 units held in the Deferred Compensation Plan; and (iv) 1,667

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unvested restricted stock equivalents that will convert into shares of common stock on January 3, 2018. Does not include 2,002 unvested restricted stock equivalents.
(5)	For Mr. Hunter: includes (i) 4,049 shares owned by Mr. Hunter; (ii) 1,378 vested restricted stock equivalents deferred until retirement from the Board; (iii) 16,786 units held in the Deferred Compensation Plan; and (iv) 1,667 unvested restricted stock equivalents that will convert into shares of common stock on January 3, 2018. Does not include 2,002 unvested restricted stock equivalents.
(6)	For Mr. Johnson: includes (i) 2,892 vested restricted stock equivalents deferred until retirement from the Board; (ii) 168 units held in the Deferred Compensation Plan; and (iii) 1,667 unvested restricted stock equivalents that will convert into shares of common stock on January 3, 2018. Does not include 2,002 unvested restricted stock equivalents.
(7)	For Ms. Long: includes (i) 653 vested restricted stock equivalents deferred until retirement from the Board; (ii) 1,014 units held in the Deferred Compensation Plan; and (iii) 1,667 unvested restricted stock equivalents that will convert into shares of common stock on January 3, 2018. Does not include 1,187 unvested restricted stock equivalents.
(8)	For Mr. Sachdev: includes 1,667 unvested restricted stock equivalents that will convert into shares of common stock on January 3, 2018. Does not include 2,992 unvested restricted stock equivalents.
(9)	For Mr. Hatfield: includes (i) 18,619 shares owned by Mr. Hatfield; (ii) 33,266 shares held in a family trust; (iii) 52,238 vested restricted stock equivalents deferred until retirement; and (iv) 100,121 vested but unexercised stock options. Does not include 37,741 unvested restricted stock equivalents; 76,109 unvested performance stock equivalents; or 115,626 unvested stock options.
(10)	For Ms. Sheldon: includes (i) 19,687 shares owned by Ms. Sheldon; and (ii) 35,914 vested but unexercised stock options. Does not include 12,728 unvested restricted stock equivalents; 24,620 unvested performance stock equivalents; or 39,409 unvested stock options.
(11)	For Mr. Hutchison: includes (i) 20,764 shares owned by Mr. Hutchison; and (ii) 16,485 vested but unexercised stock options. Does not include 9,584 unvested restricted stock equivalents; 23,550 unvested performance stock equivalents; or 28,358 unvested stock options.
(12)	For Mr. Hill: includes (i) 20,314 shares owned by Mr. Hill; and (ii) 16,485 vested but unexercised stock options. Does not include 6,833 unvested restricted stock equivalents; 14,381 unvested performance stock equivalents; or 21,728 unvested stock options.
(13)	For Mr. VerNooy: includes (i) 21,112 shares owned by Mr. VerNooy; and (ii) 19,117 vested but unexercised stock options.
(14)	For Mr. Shanbhag: includes (i) 7,422 shares owned by Mr. Shanbhag; and (ii) 17,133 vested but unexercised stock options. Does not include 6,273 unvested restricted stock equivalents; 12,373 unvested performance stock equivalents; or 19,546 unvested stock options.
(15)	For Mr. Robertson: includes (i) 22,601 shares owned by Mr. Robertson; and (ii) 13,904 vested but unexercised stock options.

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ADDITIONAL INFORMATION

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Board of Directors has adopted a written policy regarding the review and approval or ratification of transactions involving the Company and our directors, nominees for directors, executive officers, immediate family members of these individuals, and shareholders owning 5% or more of our outstanding common stock, each of whom is referred to as a related party. The policy covers any related party transaction, arrangement or relationship where a related party has a direct or indirect material interest and the amount involved exceeds $100,000 in any calendar year. Under the policy, the Audit Committee of the Board is responsible for reviewing and approving, or ratifying, the material terms of any related party transactions. The committee is charged with determining whether the terms of the transaction are any less favorable than those generally available from unaffiliated third parties, and determining the extent of the related party’s interest in the transaction.

In adopting the policy, the Board reviewed certain types of related party transactions described below and determined that they should be deemed to be pre-approved, even if the aggregate amount involved might exceed $100,000:

•	officer or director compensation which would be required to be disclosed under Item 402 of the SEC’s compensation disclosure requirements, and expense reimbursements to these individuals in accordance with our policy;

•	transactions with another company at which a related party serves as an employee, director, or holder of less than 10% of that company’s outstanding stock, if the aggregate amount involved does not exceed the greater of $1 million or 2% of that company’s consolidated gross revenues;

•	charitable contributions to a charitable trust or organization for which a related party serves as an employee, officer or director, if the annual contributions by us do not exceed the greater of $100,000 or 2% of the organization’s total annual receipts;

•	transactions in which all of our shareholders receive proportional benefits, the rates or charges involved are determined by competitive bids, the transaction involves obtaining services from a regulated entity at rates fixed by law, or the transaction involves bank services as a depositary of funds, transfer agent or registrar, or similar services; and

•	transactions related to our joint ownership of corporate aircraft, including reimbursement of expenses associated with ownership or use of the aircraft, provided that the terms of ownership and reimbursement were previously approved by our Board of Directors.

Our legal department is primarily responsible for the development and implementation of processes and procedures to obtain information from our directors and executive officers with respect to related party transactions. During fiscal 2017, there were no transactions with executive officers, directors or their immediate family members which were in an amount in excess of $100,000, and in which any such person had a direct or indirect material interest.

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OTHER BUSINESS

The Board knows of no business which will be presented at the 2018 Annual Meeting other than that described above. Our bylaws provide that shareholders may nominate candidates for directors or present a proposal or bring other business before an annual meeting only if they give timely written notice of the nomination or the matter to be brought not less than 90 nor more than 120 days prior to the first anniversary of the prior year’s meeting, as described under “Shareholder Proposals for 2019 Annual Meeting.”

DELIVERY OF DOCUMENTS

Householding of Annual Meeting Materials. The SEC has approved a rule permitting the delivery of a single Notice Regarding the Availability of Proxy Materials, and set of Annual Reports and Proxy Statements (if paper copies of such documents have been delivered or requested), to any household at which two or more shareholders reside, unless we have received contrary instructions from one or more of the shareholders residing in such household. Each shareholder will continue to receive a separate proxy card. This procedure, referred to as “householding,” reduces the volume of duplicate information you receive, as well as our expenses. In order to take advantage of this opportunity, we will deliver only one copy of the Notice Regarding the Availability of Proxy Materials, and this Proxy Statement and related Annual Report (if paper copies of such documents have been delivered or requested), to multiple shareholders who share an address, unless we receive contrary instructions from the impacted shareholders prior to the mailing date. If you prefer to receive separate copies of our Notice Regarding the Availability of Proxy Materials, our Proxy Statement or Annual Report, either now or in the future, we will promptly deliver, upon your written or oral request submitted as set forth below, a separate copy of the Notice Regarding the Availability of Proxy Materials, Proxy Statement or Annual Report, as applicable and as requested, to any shareholder at your address to which a single copy was delivered. If you and other shareholders in your household are currently receiving multiple copies of the Notice Regarding the Availability of Proxy Materials, and this Proxy Statement and our Annual Report (if paper copies of such documents have been delivered or requested), and would like only one copy to be sent to your household, upon your written or oral request, we will discontinue delivering multiple copies of such document(s) to your household and only deliver one copy. Notice should be given to the Corporate Secretary, Edgewell Personal Care Company, 1350 Timberlake Manor Parkway, Chesterfield, Missouri 63017, Telephone No. (314) 594-1900.

SHAREHOLDER PROPOSALS FOR 2019 ANNUAL MEETING

Any proposals to be presented at the 2019 Annual Meeting of Shareholders, which is expected to be held on February 1, 2019, must be received by the Company, directed to the attention of the Secretary, no later than August 17, 2018 in order to be included in the Company’s Proxy Statement and form of proxy for that meeting under Rule 14a-8 of the Exchange Act. Upon receipt of any proposal, the Company will determine whether or not to include the proposal in the Proxy Statement and proxy card in accordance with regulations governing the solicitation of proxies. The proposal must comply in all respects with the rules and regulations of the SEC.

In order for a shareholder to nominate a candidate for director under our bylaws, timely notice of the nomination must be received by us in advance of the meeting. Ordinarily, such notice must be received not less than 90, nor more than 120, days before the first anniversary of the prior year’s meeting. For the 2019 Annual Meeting, the notice would have to be received between September 28, 2018 and October 28, 2018. However, in the event that (i) no annual meeting is held in 2018, or (ii) the date of the 2019 Annual Meeting is more than 30 days before or more than 60 days after the first anniversary of the 2018 Annual Meeting, notice must be received no earlier than the 120th day prior to the date of the 2019 Annual Meeting and not later than the close of business on the later of the 90th day prior to the date of 2019 Annual Meeting, or the seventh day following the day on which notice of the date of the meeting was mailed or on which public notice of the meeting was given. The notice of nomination must include, as to each person whom the shareholder proposes to nominate for election, information required by our bylaws, including:

•	the nominee’s name, age, business and residential address;
•	the nominee’s principal occupation for the previous five years;
•	the nominee’s consent to being named as a nominee and to serving on the Board;

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•	the nominee’s “disclosable interests” as of the date of the notice (which information shall be supplemented by such person, if any, not later than ten days after the record date of the Annual Meeting to disclose such ownership as of the record date), which includes:

○	shares of common stock; options, warrants, convertible securities, stock appreciation rights, or similar rights with respect to our common stock; any proxy, contract, arrangement, understanding, or relationship conveying a right to vote common stock;
○	any short interest with respect to common stock;
○	any derivative instruments held by a partnership in which the nominee has a partnership interest;
○	rights to any performance-related fee based on any increase or decrease in the value of common stock or any related derivative instrument; and

•	a description of all monetary or other material agreements, arrangements or understandings between the nominating shareholder and the nominee during the prior three years.

In addition, the nominating shareholder must provide their name and address and disclosable interests (as such term is described above). The shareholder must be present at the Annual Meeting of Shareholders at which the nomination is to be considered, and must provide a completed questionnaire regarding the nominee’s background and qualification and compliance with our corporate governance, conflict of interest, and other pertinent policies and guidelines. To assist in the evaluation of shareholder-recommended candidates, the Nominating and Executive Compensation Committee may request that the shareholder provide certain additional information required to be disclosed in the Company’s proxy statement under Regulation 14A of the Exchange Act.

In order for a shareholder to bring other business before a shareholder meeting, timely notice must be received by the Company during the same period as director nominations described above. Such notice must include a description of the proposed business and the reasons for the proposal, the name and address of the shareholder making the proposal, any financial or other interests of the shareholder in the proposal made, and the shareholder’s disclosable interests. These requirements are separate from the requirements a shareholder must meet to have a proposal included in the Company’s proxy statement.

In each case, the notice must be given to the Secretary of the Company, whose address is 1350 Timberlake Manor Parkway, Chesterfield, Missouri 63017. A copy of our bylaws will be provided without charge upon written request to the Secretary.

By order of the Board of Directors,
Manish R. Shanbhag Chief Legal Officer, Chief Compliance Officer and Secretary

December 15, 2017

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EXHIBIT A

EDGEWELL PERSONAL CARE COMPANY

2018 STOCK INCENTIVE PLAN

(Effective January 26, 2018)

SECTION 1.      PURPOSE

The purpose of the Edgewell Personal Care Company 2018 Stock Incentive Plan (the “Plan”) is to promote shareholder value and the future success of Edgewell Personal Care Company (the “Company”) by providing appropriate retention and performance incentives to the employees and non-employee directors of the Company and its Affiliates, and any other individuals who perform services for the Company or any of its Affiliates.

SECTION 2.      DEFINITIONS

2.1          “Affiliate” means any entity in which the Company has a direct or indirect equity interest of 50 percent or more, and any other entity in which the Company has a substantial ownership interest and which has been designated as an Affiliate for purposes of the Plan by the Committee in its sole discretion.

2.2          “Award” means any form of incentive or performance award granted under the Plan to a Participant by the Committee pursuant to any terms and conditions that the Committee may establish and set forth in the applicable Award Agreement. Awards granted under the Plan may consist of: (a) Stock Options granted pursuant to Section 7; (b) Stock Appreciation Rights granted pursuant to Section 8; (c) Restricted Stock granted pursuant to Section 9; (d) Restricted Stock Equivalents granted pursuant to Section 9; (e) Other Stock-Based Awards granted pursuant to Section 10; and (f) Performance Grants granted pursuant to Section 11.

2.3          “Award Agreement” means the written or electronic document(s) evidencing the grant of an Award to a Participant.

2.4          “Board” shall mean the Board of Directors of the Company.

2.5          “Change of Control” means the occurrence of a change of control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, whether or not the Company is then subject to such reporting requirement; provided that, without limitation, such a Change of Control shall be deemed to have occurred if a Section 409A Change of Control occurs.

2.6          “Code” means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated and other official guidance issued thereunder.

2.7          “Committee” means the Nominating and Executive Compensation Committee of the Board, or any successor committee that the Board may designate to administer the Plan, provided such Committee consists of two or more individuals. Each member of the Committee shall be (a) an “outside director” within the meaning of Section 162(m) of the Code, (b) a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act, and (c) a non-employee director meeting the independence requirements for compensation committee members under the rules and regulations of the Exchange on which the shares of Common Stock are traded. References to “Committee” shall include persons to whom the Committee has delegated authority pursuant to Section 3.4.

2.8          “Common Stock” means the common stock, par value $.01 per share, of the Company, and stock of any other class or company into which such shares may thereafter be changed.

2.9          “Company” means Edgewell Personal Care Company, a Missouri corporation.

2.10        “Defined Event” means the death, Disability, retirement or involuntary termination of a Participant other than for cause, or, subject to Section 6.7, in connection with a Change of Control of the Company.

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2.11          “Delay Period” has the meaning given such term in Section 13.2(c).

2.12          “Disability” with respect to a Participant, has the meaning assigned to such term under the long-term disability plan maintained by the Company or an Affiliate in which such Participant is covered at the time the determination is made, and if there is no such plan, means the permanent inability as a result of accident or sickness to perform any and every duty pertaining to such Participant’s occupation or employment for which the Participant is suited by reason of the Participant’s previous training, education and experience; provided that, to the extent an Award subject to Section 409A shall become payable upon a Participant’s Disability, a Disability shall not be deemed to have occurred for such purposes unless the circumstances would also result in a “disability” within the meaning of Section 409A, unless otherwise provided in the Award Agreement.

2.13          “Effective Date” means the date on which the Plan is approved by the shareholders of the Company pursuant to Section 19.

2.14          “Exchange” means the New York Stock Exchange, or such other principal securities market on which the shares of Common Stock are traded.

2.15          “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations and interpretations thereunder.

2.16          “Fair Market Value” of a share of Common Stock as of any specific date means (a) the per share closing price reported by the Exchange on such date, or, if there is no such reported closing price on such date, then the per share closing price reported by the Exchange on the last previous day on which such closing price was reported, or (b) such other value as determined by the Committee in accordance with applicable law. The Fair Market Value of any property other than shares of Common Stock means the market value of such property as determined by the Committee using such methods or procedures as it shall establish from time to time.

2.17          “Incentive Stock Option” means a Stock Option that qualifies as an incentive stock option under Section 422 of the Code.

2.18          “Nonqualified Stock Option” means a Stock Option that does not qualify as an Incentive Stock Option or which is designated a Nonqualified Stock Option.

2.19          “Other Stock-Based Award” means an Award denominated in shares of Common Stock that is granted subject to certain terms and conditions pursuant to Section 10.

2.20          “Participant” means an individual who has been granted an Award under the Plan, or in the event of the death of such individual, the individual’s beneficiary under Section 15.

2.21          “Performance Grant” means an Award subject to the terms, conditions and restrictions described in Section 11, pursuant to which the Participant may become entitled to receive cash, shares of Common Stock or other property, or any combination thereof, as determined by the Committee.

2.22          “Plan” has the meaning given such term in Section 1.

2.23          “Prior Plan” means the Energizer Holdings, Inc. Second Amended and Restated 2009 Incentive Stock Plan, as further amended.

2.24          “Qualifying Award” means an Award described in Section 12 granted under the Plan with the intent that such Award qualify as “performance-based compensation” for purposes of Section 162(m) of the Code.

2.25          “Remaining Number of Available Shares” has the meaning given such term in Section 5.1(a).

2.26          “Reprice” means: (a) the reduction, directly or indirectly, in the per-share exercise price of an outstanding Stock Option or Stock Appreciation Right by amendment, cancellation or substitution; (b) any action that is treated as a repricing

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under United States generally accepted accounting principles; (c) canceling a Stock Option or Stock Appreciation Right in exchange for another Stock Option, Stock Appreciation Right or other equity security (unless the cancellation and exchange occurs in connection with a merger, acquisition, or similar transaction); and (d) any other action that is treated as a repricing by the rules or regulations of the Exchange.

2.27          “Restricted Period” means the period during which Restricted Stock may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of.

2.28          “Restricted Stock” means an Award of shares of Common Stock that is granted subject to certain terms and conditions pursuant to Section 9.

2.29          “Restricted Stock Equivalent” means an Award of a right to receive shares of Common Stock (or an equivalent value in cash or other property, or any combination thereof) that is granted subject to certain terms and conditions pursuant to Section 9.

2.30          “Section 409A” means Section 409A of the Code.

2.31          “Section 409A Change of Control” means:

(a)            the acquisition by one person, or more than one person acting as a group, of ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company. Notwithstanding the above, if any person or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons will not constitute a Change of Control;

(b)            the acquisition by one person, or more than one person acting as a group, of ownership of stock of the Company, that together with stock of the Company acquired during the 12-month period ending on the date of the most recent acquisition by such person or group, constitutes 30 percent or more of the total voting power of the stock of the Company. Notwithstanding the above, if any person or more than one person acting as a group is considered to own 30 percent or more of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons will not constitute a Change of Control;

(c)            a majority of the members of the Company’s Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board before the date of the appointment or election; or

(d)            one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) assets from the Company that have a total gross fair market value (determined without regard to any liabilities associated with such assets) equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions.

Persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company. This definition of Change of Control shall be interpreted in accordance with, and in a manner that will bring the definition into compliance with, Section 409A.

2.32          “Stock Appreciation Right” means a right to receive (without payment to the Company) cash, shares of Common Stock or other property, or any combination thereof, as determined by the Committee, based on the increase in the value of a share of Common Stock over the per share exercise price, that is granted subject to certain terms and conditions pursuant to Section 8.

2.33          “Stock Option” means a right to purchase shares of Common Stock at a specified exercise price that is granted subject to certain terms and conditions pursuant to Section 7, and includes both Incentive Stock Options and Nonqualified Stock Options.

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2.34          “Treasury Regulations” means the tax regulations promulgated under the Code.

SECTION 3.      ADMINISTRATION

3.1          Administration. Except as otherwise specified herein, the Plan shall be administered solely by the Committee.

3.2          Authority.

(a)          Subject only to Section 6.3, the Committee has all the powers vested in it by the terms of the Plan set forth herein, such powers to include exclusive authority to select the employees and other individuals to be granted Awards under the Plan, to determine the type, size and terms of the Award to be made to each individual selected, to modify the terms of any Award that has been granted, to determine the time when Awards will be granted, to establish performance objectives, and to prescribe the form of Award Agreement.

(b)          The Committee has the power and authority to make any adjustments necessary or desirable as a result of the granting of Awards to eligible individuals located outside the United States, and to adopt, to amend or to rescind rules, procedures or subplans relating to the operation and administration of the Plan in order to accommodate local laws, policies, customs, procedures or practices, and accounting, tax or other regulatory standards, or to facilitate the administration of the Plan, including, but not limited to, the authority to adopt, to amend or to rescind rules, procedures and subplans that limit or vary: the methods available to exercise Awards; the methods available to settle Awards; the methods available for the payment of income taxes, social insurance contributions and employment taxes; the procedures for withholding on Awards; and the use of stock certificates or other indicia of ownership. The Committee may also adopt rules, procedures or subplans applicable to particular Affiliates or locations.

(c)          The Committee is authorized to interpret the Plan and the Awards granted under the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent the Committee deems necessary or desirable to carry it into effect. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned.

3.3          Repricing Prohibited Absent Shareholder Approval. Notwithstanding any provision of the Plan, except for adjustments pursuant to Section 14, neither the Board nor the Committee may Reprice, adjust or amend the exercise price of Stock Options or Stock Appreciation Rights previously awarded to any Participant, whether through amendment, cancellation and replacement grant, or any other means, unless such action is approved by the shareholders of the Company. In addition, notwithstanding any other provision in the Plan to the contrary, a Stock Option may not be surrendered in consideration of, or exchanged for cash, other Awards, or a new Stock Option having an exercise price below that of the Stock Option which was surrendered or exchanged, unless the exchange occurs in connection with a merger, acquisition, or similar transaction as set forth in Section 14, or such action is approved by the shareholders of the Company. Any amendment or repeal of this Section 3.3 shall require the approval of the shareholders of the Company.

3.4          Delegation. The Committee may authorize any one or more of its members or any officer of the Company to execute and deliver documents or to take any other action on behalf of the Committee with respect to Awards made or to be made to Participants, subject to the requirements of applicable law, including without limitation, Section 16 of the Exchange Act and Section 162(m) of the Code.

3.5          Indemnification. No member of the Committee and no officer of the Company shall be liable for anything done or omitted to be done by him, by any other member of the Committee or by any officer of the Company in connection with the performance of duties under the Plan, except for his own willful misconduct or gross negligence, or as expressly provided by applicable law, and the Company shall indemnify each member of the Committee and officer of the Company against any such liability.

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SECTION 4.      PARTICIPATION

Consistent with the purposes of the Plan, the Committee shall have exclusive power to select the employees of the Company and its Affiliates and other individuals performing services for the Company and its Affiliates who may participate in the Plan and be granted Awards under the Plan, and the Board shall have exclusive power to select the non-employee directors of the Company and its Affiliates who may participate in the Plan and be granted Awards under the Plan.

SECTION 5.      SHARES SUBJECT TO PLAN AND SHARE LIMITS

5.1          Maximum Number of Shares that May Be Issued.

(a)          Available Shares. Subject to adjustment as provided in Section 14, the maximum number of shares of Common Stock reserved and available for grant and issuance pursuant to the Plan as of the Effective Date shall be the number of remaining shares of Common Stock not issued or subject to outstanding grants under the Prior Plan on the Effective Date (the “Remaining Number of Available Shares”), plus any shares of Common Stock that are subject to awards granted under the Prior Plan that expire, are forfeited or canceled or terminate for any other reason after the Effective Date without the issuance of shares. For the avoidance of doubt, any shares of Common Stock that are subject to outstanding awards granted under the Prior Plan that are used to pay the exercise price of an option or withheld to satisfy the tax withholding obligations related to any award under the Prior Plan after the Effective Date shall not become available under the Plan. If the Plan is approved by the Company’s shareholders on the Effective Date, no awards may be granted under the Prior Plan on or after the Effective Date.

(b)          Assumed or Substituted Awards. Awards granted through the assumption of, or substitution for, outstanding awards previously granted by a company acquired by the Company or any Affiliate, or with which the Company or any Affiliate combines, shall not reduce the maximum number of shares of Common Stock that may be issued under the Plan as described in Section 5.1(a) or the maximum number of shares of Common Stock authorized for grant to an individual in any calendar year described in Section 5.2.

(c)          Share Counting.

(i)          For purposes of counting shares against the maximum number of shares of Common Stock that may be issued under the Plan as described in Section 5.1(a), on the date of grant, Awards denominated solely in shares of Common Stock (such as Stock Options and Restricted Stock) and other Awards that may be exercised for, settled in or convertible into shares of Common Stock will be counted against the Plan reserve on the date of grant of the Award based on the maximum number of shares that may be issued pursuant to the Award, as determined by the Committee.

(ii)          Any shares of Common Stock granted in connection with Options and Stock Appreciation Rights shall be counted against the maximum number of shares of Common Stock that may be issued under the Plan as described in Section 5.1(a) as one share for every one Option or Stock Appreciation Right granted, and any shares of Common Stock granted in connection with Awards other than Options and Stock Appreciation Rights shall be counted against the maximum number of shares of Common Stock that may be issued under the Plan as described in Section 5.1(a) as 1.95 shares of Common Stock for every one share of Common Stock granted in connection with such Award.

(d)          Shares Added Back. Shares of Common Stock related to Awards issued under the Plan that are forfeited, canceled, expired or otherwise terminated without the issuance of shares of Common Stock will again be available for issuance under the Plan. Any shares of Common Stock added back shall be added back as one share if such shares of Common Stock were subject to Stock Options or Stock Appreciation Rights, and as 1.95 shares if such shares of Common Stock were subject to other Awards. The following shares of Common Stock, however, may not again be made available for grant in respect of Awards under the Plan:

(i)           shares of Common Stock delivered to, or retained by the Company, in payment of the exercise price of a Stock Option;

(ii)          shares of Common Stock delivered to, or retained by the Company, in satisfaction of the tax withholding obligations with respect to an Award;

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(iii)          shares of Common Stock covered by a stock-settled Stock Appreciation Right or other Award that were not issued upon the settlement of the Stock Appreciation Right or other Award; and

(iv)          shares of Common Stock repurchased on the open market with the proceeds from the payment of the exercise price of a Stock Option.

(e)          Source of Shares. Shares of Common Stock issued pursuant to the Plan may be authorized but unissued shares, treasury shares, reacquired shares or any combination thereof.

(f)          Fractional Shares. No fractional shares of Common Stock may be issued under the Plan, and unless the Committee determines otherwise, an amount in cash equal to the Fair Market Value of any fractional share of Common Stock that would otherwise be issuable shall be paid in lieu of such fractional share of Common Stock. The Committee may, in its sole discretion, cancel, terminate, otherwise eliminate or transfer or pay other securities or other property in lieu of issuing any fractional share of Common Stock.

5.2          Maximum Individual Limits: For awards granted to individuals other than non-employee directors:

(a)          subject to adjustment as provided in Section 14, the maximum number of shares of Common Stock that may be granted to any individual during any one calendar year under all Awards shall be 500,000; and

(b)          the maximum amount of cash that may be paid to a Participant during any one calendar year under all Performance Grants shall be $20,000,000.

For purposes of Section 5.2(b), the calendar year or years in which amounts under Awards are deemed paid or received shall be as determined by the Committee and any deferral of Award settlement or payment permitted or required by the Committee pursuant to Section 13 of the Plan shall be disregarded for purposes of such limits.

SECTION 6.      AWARDS UNDER THE PLAN

6.1          Types of Awards. Awards under the Plan may include one or more of the following types: Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Equivalents, Other Stock-Based Awards and Performance Grants. As provided by Section 3.2(b), the Committee may also grant any other Award providing similar benefits, subject to such terms, conditions and restrictions as it may determine necessary or appropriate to satisfy non-U.S. law or regulatory requirements or avoid adverse consequences under such requirements.

6.2          Dividend Equivalents. Other than with respect to Stock Options or Stock Appreciation Rights, the Committee may choose, at the time of the grant of an Award or any time thereafter up to the time of the Award’s payment, to include or to exclude as part of such Award an entitlement to receive cash dividends or dividend equivalents, subject to such terms, conditions, restrictions or limitations, if any, as the Committee may establish. Dividends and dividend equivalents shall be paid in such form and manner (i.e., lump sum or installments), and at such times as the Committee shall determine. Dividends or dividend equivalents may be paid with respect to any Award only if, when and to the extent that the underlying Award vests. Dividends and dividend equivalents may, at the Committee’s discretion, be held in escrow (with or without the accrual of interest), or be reinvested into additional shares of Common Stock subject to the same vesting or performance conditions as the underlying Award.

6.3          Non-Employee Director Awards. In respect of Awards granted to non-employee directors of the Company or its Affiliates, the Board has all the powers otherwise vested in the Committee by the terms of the Plan set forth herein, including the exclusive authority to select the non-employee directors to be granted Awards under the Plan, to determine the type, size and terms of the Award to be made to each non-employee director selected, to modify the terms of any Award that has been granted to a non-employee director, to determine the time when Awards will be granted to non-employee directors and to prescribe the form of the Award Agreement embodying Awards made under the Plan to non-employee directors. The aggregate maximum Fair Market Value (determined as of the date of grant) of the shares of Common Stock with respect to which Awards are granted under the Plan in any calendar year to any non-employee director in respect of services as a non-employee director shall not exceed $500,000. The maximum amount that may be paid in any calendar year to any non-employee director in property other than shares of Common Stock (including cash) in respect of services as a non-employee director shall not exceed $500,000.

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6.4          Transferability. An Award and a Participant’s rights and interest under an Award may not be sold, assigned or transferred, hypothecated or encumbered in whole or in part either directly or by operation of law or otherwise (except in the event of the Participant’s death) including, but not by way of limitation, execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner; provided, however, that the Committee may allow a Participant to assign or transfer without consideration an Award to one or more members of his immediate family, to a partnership of which the only partners are the Participant or members of the Participant’s immediate family, to a trust established by the Participant for the exclusive benefit of the Participant or one or more members of his immediate family or pursuant to a domestic relations order (as defined in the Code).

6.5          Exclusion from Minimum Vesting Requirements. Awards granted under Section 7, Section 8, Section 9, Section 10 and Section 11 shall be subject to the minimum vesting period and continued employment or provision of service requirement specified for the Award by such Section, as applicable, except that:

(a)          up to a maximum of five percent of the maximum number of shares of Common Stock that may be issued under the Plan pursuant to Section 5.1(a) may be issued pursuant to Awards granted under Section 7, Section 8, Section 9, Section 10 or Section 11 without regard for any minimum vesting period or continued employment or provision of service requirements set forth in such Sections; and

(b)          continued employment or provision of service for exercisability or vesting shall not be required (i) as the Committee may determine or permit otherwise in connection with the occurrence of a Defined Event, and (ii) as may be required or otherwise be deemed advisable by the Committee in connection with an Award granted through the assumption of, or substitution for, outstanding awards previously granted by a company acquired by the Company or any Affiliate or with which the Company or any Affiliate combines.

6.6          Award Agreement. Unless otherwise determined by the Committee, each Award shall be evidenced by an Award Agreement in such form as the Committee shall prescribe from time to time in accordance with the Plan, including a written agreement, contract, certificate or other instrument or document containing the terms and conditions of an individual Award granted under the Plan which may, in the discretion of the Company, be transmitted electronically. Each Award and Award Agreement shall be subject to the terms and conditions of the Plan.

6.7          Change of Control. The Committee may include in an Award Agreement provisions related to a Change of Control, including without limitation the acceleration of the exercisability, vesting or settlement of, or the lapse of restrictions or deemed satisfaction of performance objectives with respect to, an Award; provided that, in addition to any other conditions provided for in the Award Agreement:

(a)          any acceleration of the exercisability, vesting or settlement of, or the lapse of restrictions or deemed satisfaction of performance objectives with respect to, an Award in connection with a Change of Control may occur only if (i) the Change of Control occurs and (ii) either (A) the employment of the Participant is terminated (as set forth in the Award Agreement) (i.e., “double-trigger”) or (B) the acquirer does not agree to the assumption or substitution of outstanding Awards; and

(b)          with respect to any Award granted under the Plan that is earned or vested based upon achievement of performance objectives (including but not limited to Performance Grants), any amount deemed earned or vested in connection with a Change of Control or associated termination of employment shall be based upon the degree of performance attainment through the date of such Change of Control or associated termination of employment, as applicable, with such amount either paid in full or paid pro rata based on the period of time elapsed in the performance period as of the applicable date, as determined by the Committee in its sole discretion.

6.8          Forfeiture Provisions. The Committee may, in its discretion, provide in an Award Agreement that an Award shall be canceled if the Participant, without the consent of the Company, while employed by or providing services to the Company or any Affiliate or after termination of such employment or service, violates a non-competition, non-solicitation or non-disclosure covenant or agreement, or otherwise engages in activity that is in conflict with or adverse to the interest of the Company or any Affiliate, including fraud or conduct contributing to any financial restatements or irregularities, as determined by the Committee in its sole discretion. Notwithstanding the foregoing, none of the non-disclosure restrictions in

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this Section 6.8 or in any Award Agreement shall, or shall be interpreted to, impair the Participant from exercising any legally protected whistleblower rights (including under Rule 21F under the Exchange Act).

6.9          Recoupment Provisions. Notwithstanding anything in the Plan or in any Award Agreement to the contrary, the Company will be entitled to the extent required by applicable law (including, without limitation, Section 10D of the Exchange Act and any regulations promulgated with respect thereto) or Exchange listing conditions, in each case as in effect from time to time, to recoup compensation of whatever kind paid under the Plan by the Company at any time.

SECTION 7.      STOCK OPTIONS

7.1          Grant of Stock Options. The Committee may grant Awards of Stock Options. The Committee may grant Incentive Stock Options to any employee provided the terms of such grants comply with the provisions of Section 422 of the Code, and that any ambiguities in construction shall be interpreted in order to effectuate that intent. Each Stock Option granted under the Plan shall comply with the following terms and conditions, and with such other terms and conditions, including, but not limited to, restrictions upon the Stock Option or the shares of Common Stock issuable upon exercise thereof or the attainment of performance objectives as the Committee may determine, including but not limited to such performance objectives described in Section 12.2, as the Committee, in its discretion, shall establish.

7.2          Exercise Price; Expiration Date. Except for Stock Options granted through the assumption of, or substitution for, outstanding awards previously granted by a company acquired by the Company or any Affiliate, or with which the Company or any Affiliate combines, the exercise price shall be equal to or greater than the Fair Market Value of the shares of Common Stock subject to such Stock Option on the date that the Stock Option is granted. The Committee in its discretion shall establish the expiration date of a Stock Option; provided that in no event shall the expiration date be later than 10 years from the date that the Stock Option is granted.

7.3          Number of Shares of Common Stock. The Committee shall determine the number of shares of Common Stock to be subject to each Stock Option.

7.4          Minimum Vesting Period. Except as otherwise permitted by Section 6.5, Stock Options shall not vest for at least one year after the date of grant.

7.5          Exercisability. The Stock Option shall not be exercisable unless the Stock Option has vested, and payment in full of the exercise price for the shares of Common Stock being acquired thereunder at the time of exercise is made in such form as the Committee may determine in its discretion, including, but not limited to:

(a)          cash;

(b)          if permitted by the Committee, by instructing the Company to withhold a number of shares of Common Stock that would otherwise be issued having a Fair Market Value equal to the applicable portion of the exercise price being so paid;

(c)          if permitted by the Committee, by tendering (actually or by attestation) to the Company a number of previously acquired shares of Common Stock that have been held by the Participant for at least six months (or such short period, if any, determined by the Committee in consideration of applicable accounting standards) and that have a Fair Market Value equal to the applicable portion of the exercise price being so paid;

(d)          if permitted by the Committee, by authorizing a third party to sell, on behalf of the Participant, the appropriate number of shares of Common Stock otherwise issuable to the Participant upon the exercise of the Stock Option and to remit to the Company a sufficient portion of the sale proceeds to pay the entire exercise price and any tax withholding resulting from such exercise; or

(e)          any combination of the foregoing.

7.6          Limitations for Incentive Stock Options. The terms and conditions of any Incentive Stock Options granted hereunder shall be subject to and shall be designed to comply with the provisions of Section 422 of the Code. To the extent

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that the aggregate Fair Market Value (determined as of the date of grant) of the shares of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any individual during any calendar year (under all plans of the Company and its Affiliates) exceeds $100,000 (or such other limit that applies at the time the Incentive Stock Options are granted), such Incentive Stock Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Nonqualified Stock Options. If, at the time an Incentive Stock Option is granted, the employee recipient owns (after application of the rules contained in Section 424(d) of the Code) shares of Common Stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or its subsidiaries, then: (a) the exercise price for such Incentive Stock Option shall be at least 110 percent of the Fair Market Value of the shares of Common Stock subject to such Incentive Stock Option on the date of grant; and (b) such Incentive Stock Option shall not be exercisable after the date five years from the date such Incentive Stock Option is granted. The maximum number of shares of Common Stock that may be issued under the Plan pursuant to Incentive Stock Options may not exceed, in the aggregate, the Remaining Number of Available Shares.

SECTION 8.      STOCK APPRECIATION RIGHTS

8.1          Grant of Stock Appreciation Rights. The Committee may grant Awards of Stock Appreciation Rights. Each Award of Stock Appreciation Rights granted under the Plan shall comply with the following terms and conditions, and with such other terms and conditions, including, but not limited to, restrictions upon the Stock Appreciation Rights or the shares of Common Stock issuable upon exercise thereof or the attainment of performance objectives as the Committee may determine, including but not limited to such performance objectives described in Section 12.2, as the Committee, in its discretion, may establish.

8.2          Exercise Price; Expiration Date. Except for Stock Appreciation Rights granted through the assumption of, or substitution for, outstanding awards previously granted by a company acquired by the Company or any Affiliate, or with which the Company or any Affiliate combines, the exercise price shall be equal to or greater than the Fair Market Value of the shares of Common Stock subject to such Stock Appreciation Right on the date that the Stock Appreciation Right is granted. The Committee in its discretion shall establish the expiration date of a Stock Appreciation Right; provided that in no event shall the expiration date be later than 10 years from the date that the Stock Appreciation Right is granted.

8.3          Number of Shares of Common Stock. The Committee shall determine the number of shares of Common Stock to be subject to each Award of Stock Appreciation Rights.

8.4          Minimum Vesting Period. Except as otherwise permitted by Section 6.5, Stock Appreciation Rights shall not vest for at least one year after the date of grant.

8.5          Exercisability. Stock Appreciation Rights shall not be exercisable unless the Stock Appreciation Rights have vested.

8.6          Exercise and Settlement. An Award of Stock Appreciation Rights shall entitle the Participant to exercise such Award and to receive from the Company in exchange therefore, without payment to the Company, that number of shares of Common Stock having an aggregate Fair Market Value equal to (or, in the discretion of the Committee, less than) the excess of the Fair Market Value of one share of Common Stock, at the date of such exercise, over the exercise price per share, times the number of shares of Common Stock for which the Award is being exercised. The Committee shall be entitled in its discretion to elect to settle the obligation arising out of the exercise of a Stock Appreciation Right by the payment of cash or other property, or any combination thereof, as determined by the Committee, equal to the aggregate Fair Market Value of the shares of Common Stock it would otherwise be obligated to deliver.

SECTION 9.      RESTRICTED STOCK; RESTRICTED STOCK EQUIVALENTS

9.1          Grant of Restricted Stock and Restricted Stock Equivalents. The Committee may grant Awards of Restricted Stock or Restricted Stock Equivalents. Each Award of Restricted Stock or Restricted Stock Equivalents under the Plan shall comply with the following terms and conditions, and with such other terms and conditions as the Committee, in its discretion, shall establish.

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9.2          Number of Shares of Common Stock. The Committee shall determine the number of shares of Common Stock to be issued to a Participant pursuant to the Award, and the extent, if any, to which they shall be issued in exchange for cash, other consideration or a combination thereof.

9.3          Restricted Stock Issuance. Shares of Common Stock issued to a Participant in accordance with the Award of Restricted Stock may be issued in certificate form or through the entry of an uncertificated book position on the records of the Company’s transfer agent and registrar. The Company may impose appropriate restrictions on the transfer of such shares of Common Stock, which shall be evidenced in the manner permitted by law as determined by the Committee in its discretion, including but not limited to (a) causing a legend or legends to be placed on any certificates evidencing such Restricted Stock, or (b) causing “stop transfer” instructions to be issued, as it deems necessary or appropriate.

9.4          Vesting Conditions. The vesting of an Award of Restricted Stock or Restricted Stock Equivalents may be conditioned upon the attainment of specific performance objectives as the Committee may determine, including but not limited to such performance objectives described in Section 12.2.

9.5          Minimum Vesting Period. Except as otherwise permitted by Section 6.5, Restricted Stock and Restricted Stock Equivalents shall not vest for at least one year after the date of grant.

9.6          Shareholder Rights. Unless otherwise determined by the Committee in its discretion, prior to the expiration of the Restricted Period, a Participant to whom an Award of Restricted Stock has been made shall have ownership of such shares of Common Stock, including the right to vote the same and to receive dividends or other distributions made or paid with respect to such shares of Common Stock, subject, however, to the restrictions and limitations imposed thereon pursuant to the Plan or Award Agreement.

SECTION 10.      OTHER STOCK-BASED AWARDS

10.1          Grant of Other Stock-Based Awards. The Committee may grant Other Stock-Based Awards. Each Other Stock-Based Award granted under the Plan shall comply with the following terms and conditions, and with such other terms and conditions as the Committee, in its discretion, shall establish.

10.2          Vesting Conditions. The vesting of Other Stock-Based Awards may be conditioned upon the attainment of specific performance objectives as the Committee may determine, including but not limited to such performance objectives described in Section 12.2.

10.3          Minimum Vesting Period. Except as otherwise permitted by Section 6.5, Other Stock-Based Awards shall not vest for at least one year after the date of grant.

10.4          Settlement. The Committee shall be entitled in its discretion to settle the obligation under an Other Stock-Based Award by the payment of cash, shares of Common Stock or other property, or any combination thereof.

SECTION 11.      PERFORMANCE GRANTS

11.1          Grant of Performance Grants. The Committee may grant Awards of Performance Grants. The Award of a Performance Grant to a Participant will entitle the Participant to receive an amount in cash, shares of Common Stock or other property, or any combination thereof, determined by the Committee if the terms and conditions in the Plan and the Award Agreement are satisfied. The Award of a Performance Grant shall be subject to the following terms and conditions, and to such other terms and conditions, including but not limited to, restrictions upon any cash, shares of Common Stock or other property, or any combination thereof, issued in respect of the Performance Grant, as the Committee, in its discretion, shall establish.

11.2          Award Terms. The Committee shall determine the value or the range of values of a Performance Grant to be awarded to each Participant selected for an Award of a Performance Grant and the performance objectives (which may but need not include the performance objectives described in Section 12.2) upon which the vesting, payment or settlement of the Performance Grant is conditioned. Performance Grants may be issued in different classes or series having different names, terms and conditions.

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11.3        Minimum Vesting Period. Except as otherwise permitted by Section 6.5, the vesting period shall be for a minimum of one year.

SECTION 12.      QUALIFYING AWARDS

12.1        Grant of Qualifying Awards.

(a)          The Committee may, in its sole discretion, grant a Qualifying Award under the Plan to any key employee. The provisions of this Section 12, as well as all other applicable provisions of the Plan not inconsistent with this Section 12, shall apply to all Qualifying Awards granted under the Plan, and any ambiguities in construction shall be interpreted to effectuate that intent. Qualifying Awards shall be of the type set forth in Section 12.1(b). However, nothing in the Plan shall be construed to require the Committee to grant any Qualifying Award and the Committee may, subject to the terms of the Plan, amend or take any other action with respect to previously granted Qualifying Awards in a way that disqualifies them as “performance-based compensation” under Section 162(m) of the Code.

(b)          Qualifying Awards may be issued as Performance Grants granted under Section 11 or as any other Award whose vesting or payment is conditioned upon the achievement of the performance objectives described in Section 12.2.

12.2        Performance Objectives. Amounts earned under Qualifying Awards shall be based upon the attainment of performance objectives established by the Committee in accordance with Section 162(m) of the Code. Such performance objectives may vary by Participant and by Award, and may be based upon the attainment of specific or per-share amounts of, or changes in, one or more, or a combination of two or more, of the following:

(a)	earnings per share, net earnings per share or growth in such measures;
(b)	revenue, net revenue, income, net income or growth in revenue or income (all either before or after taxes);
(c)	return measures (including, but not limited to, return on assets, capital, investment, equity, revenue or sales);
(d)	cash flow return on investments which equals net cash flows divided by owner’s equity;
(e)	controllable earnings (a division’s operating profit, excluding the amortization of goodwill and intangible assets, less a charge for the interest cost for the average working capital investment by the division);
(f)	operating earnings or net operating earnings;
(g)	costs or cost control;
(h)	share price (including, but not limited to, growth measures);
(i)	total shareholder return (stock price appreciation plus dividends);
(j)	economic value added;
(k)	EBITDA;
(l)	operating margin or growth in operating margin;
(m)	market share or growth in market share;
(n)	cash flow, cash flow from operations or growth in such measures;
(o)	sales revenue or volume or growth in such measures, including total Company, divisional, or product line sales or net sales figures;
(p)	gross margin or growth in gross margin;
(q)	productivity;
(r)	brand contribution;
(s)	product quality;
(t)	corporate value measures;
(u)	goals related to acquisitions, divestitures or customer satisfaction;
(v)	diversity;
(w)	index comparisons;
(x)	debt-to-equity or debt-to-stockholders’ equity ratio;
(y)	working capital,
(z)	risk mitigation;
(aa)	sustainability and environmental impact; or
(bb)	employee retention.

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Performance may be measured on an individual, corporate group, business unit, subsidiary, division, department, region, function or consolidated basis and may be measured absolutely or relatively to the Company’s peers. In establishing performance objectives, the Committee may account for:

(i)          the effects of acquisitions, divestitures, extraordinary dividends, stock split-ups, stock dividends or distributions, recapitalizations, warrants or rights issuances or combinations, exchanges or reclassifications with respect to any outstanding class or series of the Company’s common stock;

(ii)         a corporate transaction, such as any merger of the Company with another corporation; any consolidation of the Company and another corporation into another corporation; any separation of the Company or its business units (including a spin-off or other distribution of stock or property by the Company);

(iii)        any reorganization of the Company (whether or not such reorganization comes within the definition of such term in Section 368 of the Code), or any partial or complete liquidation by the Company, or sale of all or substantially all of the assets of the Company;

(iv)        the impact of changes in tax rates or currency fluctuations or changes in accounting standards or treatments;

(v)         advertising or promotional spending or capital expenditures outside of annual business plans;

(vi)        events such as plant closings, sales of facilities or operations, and business restructurings; or

(vii)       the impact of other extraordinary, unusual, non-recurring or infrequently recurring items.

In addition to the performance objectives, the Committee may also condition payment of any Qualifying Award upon the attainment of conditions, such as completion of a period of employment, notwithstanding that the performance objective specified in such Qualifying Award are satisfied.

12.3        Committee Negative Discretion. The Committee shall have the discretion, by Participant and by Qualifying Award, to reduce (but not to increase) some or all of the amount that would otherwise be payable under a Qualifying Award by reason of the satisfaction of the performance objectives set forth in such Qualifying Award. In making any such determination, the Committee is authorized in its discretion to take into account any such factor or factors it determines are appropriate, including but not limited to Company, business unit and individual performance.

SECTION 13.      PAYMENT OF AWARDS

13.1        Method of Payment. The Committee may, in its discretion, settle any Award through the payment of cash, the delivery of shares of Common Stock or other property, or a combination thereof, as the Committee shall determine or as specified by the Plan or an Award Agreement. Any Award settlement, including payment deferrals, may be subject to conditions, restrictions and contingencies as the Committee shall determine.

13.2        Deferred Compensation. The Committee may, in its discretion, permit the deferral of payment of an employee’s cash bonus, other cash compensation or an Award to a Participant under the Plan in the form of either shares of Common Stock or Common Stock equivalents (with each Common Stock equivalent corresponding to a share of Common Stock), under such terms and conditions as the Committee may prescribe in the Award Agreement relating thereto or a separate election form made available to such Participant, including the terms of any deferred compensation plan under which such Common Stock equivalents may be granted. In addition, the Committee may, in any year, provide for an additional matching deferral to be credited to an employee’s account under such deferred compensation plans. The Committee may also permit hypothetical account balances of other cash or mutual fund equivalents maintained pursuant to such deferred compensation plans to be converted, at the discretion of the Participant, into the form of Common Stock equivalents, or to permit Common Stock equivalents to be converted into account balances of such other cash or mutual fund equivalents, upon the terms set forth in such plans as well as such other terms and conditions as the Committee may, in its discretion, determine. The Committee may, in its discretion, determine whether any deferral in the form of Common Stock equivalents, including deferrals under the terms of any deferred compensation plans of the Company, shall be paid on distribution in the form of

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cash or in shares of Common Stock. To the extent Section 409A is applicable, all actions pursuant to this Section 13.2 must satisfy the requirements of Section 409A, including but not limited to the following:

(a)          a Participant’s election to defer must be filed at such time as designated by the Committee, but in no event later than the December 31 preceding the first day of the calendar year in which the services are performed which relate to the compensation or Award being deferred. An election may not be revoked or modified after such December 31. However, notwithstanding the previous two sentences, if the compensation or Award is subject to a forfeiture condition requiring the Participant’s continued services for a period of at least 12 months from the date the Participant obtains the legally binding right to the compensation or Award, the Committee may permit a Participant to file an election on or before the 30th day after the Participant obtains the legally binding right to the compensation or Award, provided that the election is filed at least 12 months in advance of the earliest date at which the forfeiture condition could lapse;

(b)          a Participant’s election to defer must include the time and form of payment, within the parameters made available by the Committee, and such timing of payment must comply with Section 409A; and

(c)          if payment is triggered due to the Participant’s termination of employment or separation from service, such termination or separation must be a “separation from service” within the meaning of Section 409A, and, for purposes of any such provision of the Plan or an election, references to a “termination,” “termination of employment” or like terms shall mean such a separation from service. The determination of whether and when a separation from service has occurred for this purpose shall be made in accordance with the presumptions set forth in Section 1.409A-1(h) of the Treasury Regulations, unless the Committee has established other rules in accordance with the requirements of Section 409A. If payment is made due to a Participant’s separation from service, and if at the time of the Participant’s separation from service, the Participant is a “specified employee” (within the meaning of Section 409A(2)(B)), then to the extent any payment or benefit that the Participant becomes entitled to under this provision on account of such separation from service would be considered nonqualified deferred compensation under Section 409A, such payment or benefit shall be paid or provided at the date which is the earlier of (i) six months and one day after such separation from service, and (ii) the date of the Participant’s death (the “Delay Period”). All payments and benefits delayed pursuant to this provision shall be paid in a lump sum upon expiration of the Delay Period.

SECTION 14.      DILUTION AND OTHER ADJUSTMENTS

14.1          Adjustment for Corporate Transaction or Change in Corporate Capitalization. In the event of any change in the outstanding shares of Common Stock of the Company by reason of any corporate transaction or change in corporate capitalization such as a stock split, stock dividend, split-up, split-off, spin-off, recapitalization, merger, consolidation, rights offering, reorganization, combination, consolidation, subdivision or exchange of shares, a sale by the Company of all or part of its assets, any distribution to shareholders other than a normal cash dividend, partial or complete liquidation of the Company or other extraordinary or unusual event, the Committee or Board, as applicable, shall make such adjustment in (a) the class and maximum number of shares of Common Stock that may be delivered under the Plan as described in Section 5.1 and the Award limits under Section 5.2 and Section 6.3, (b) the class, number and exercise price of outstanding Stock Options and Stock Appreciation Rights, and (c) the class and number of shares subject to any other Awards granted under the Plan (provided that the number of shares of any class subject to Awards shall always be a whole number), as may be determined to be appropriate by the Committee or Board, as applicable, and such adjustments shall be final, conclusive and binding for all purposes of the Plan.

14.2          Adjustment for Merger or Consolidation. In the event of any merger, consolidation or similar transaction as a result of which the holders of shares of Common Stock receive consideration consisting exclusively of securities of the surviving entity (or the parent of the surviving entity) in such transaction, the Committee or Board, as applicable, shall, to the extent deemed appropriate by the Committee or Board, as applicable, adjust each Award outstanding on the date of such merger, consolidation or similar transaction so that it pertains and applies to the securities which a holder of the number of shares of Common Stock subject to such Award would have received in such merger, consolidation or similar transaction.

14.3          Assumption or Substitution of Awards. In the event of a dissolution or liquidation of the Company; a sale of all or substantially all of the Company’s assets (on a consolidated basis); or a merger, consolidation or similar transaction

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involving the Company in which the holders of shares of Common Stock receive securities and/or other property, including cash, other than shares of the surviving entity in such transaction (or the parent of such surviving entity), the Committee or Board, as applicable, shall, to the extent deemed appropriate by the Committee or Board, as applicable, have the power to provide for the exchange of each Award (whether or not then exercisable or vested) for an Award with respect to: (a) some or all of the property which a holder of the number of shares of Common Stock subject to such Award would have received in such transaction; or (b) securities of the acquirer or surviving entity (or parent of such acquirer or surviving entity) and, incident thereto, make an equitable adjustment as determined by the Committee or Board, as applicable, in the exercise price of the Award, or the number of shares or amount of property subject to the Award or provide for a payment (in cash or other property) to the Participant to whom such Award was granted in partial consideration for the exchange of the Award; provided, however, that in the event that the acquirer does not agree to the assumption or substitution of Awards in the foregoing manner, the Committee shall, to the extent deemed appropriate by the Committee or Board, as applicable, have the power to cancel, effective immediately prior to the occurrence of such event, each Award (whether or not then exercisable or vested), and, in full consideration of such cancellation, pay to the Participant to whom such Award was granted an amount in cash, for each share of Common Stock subject to such Award, equal to the value, as determined by the Committee or Board, as applicable, of such Award, provided that with respect to any outstanding Stock Option or Stock Appreciation Right such value shall be equal to the excess of (i) the value, as determined by the Committee or Board, as applicable, of the property (including cash) received by the holder of shares of Common Stock as a result of such event, over (ii) the exercise price of such Stock Option or Stock Appreciation Right, provided further that the value of any outstanding Stock Option or Stock Appreciation Right shall be zero where the exercise price of such Stock Option or Stock Appreciation Right is greater than the value, as determined by the Committee or Board, as applicable, of the property (including cash) received by the holder of shares of Common Stock as a result of such event; and that no change to the original timing of payment will be made to the extent it would violate Section 409A.

SECTION 15.      DESIGNATION OF BENEFICIARY BY PARTICIPANT

A Participant may designate a beneficiary to exercise, or to receive any payment or settlement to which he may be entitled in respect of, any Award under the Plan in the event of his death in a manner determined by the Committee in its discretion. If a Participant did not designate a beneficiary under this Section 15, or if no designated beneficiary survives the Participant and is living on the date on which any amount becomes payable to such Participant, the term “beneficiary” as used in the Plan and any Award Agreement shall be deemed to be the legal representatives of the Participant’s estate. If there is any question as to the legal right of any beneficiary to receive a settlement or payment of (or to exercise) an Award under the Plan, the Committee in its discretion may determine that the Award in question be settled or paid to (or exercised by) the legal representatives of the Participant’s estate, in which event the Company, the Board and the Committee and the members thereof will have no further liability to anyone with respect to such Award.

SECTION 16.      AMENDMENT OF PLAN OR AWARDS

The Plan may be amended in whole or in part at any time and from time to time by the Board, and the terms of any outstanding Award under the Plan may be amended from time to time by the Committee or Board, as applicable, in its discretion in any manner that it deems necessary or appropriate; provided however, that no amendment may be made without shareholder approval if such amendment would:

(a)          increase the number of shares available for grant specified in Section 5.1 (other than pursuant to Section 14);

(b)          decrease the minimum Stock Option exercise price set forth in Section 7.2 or the minimum Stock Appreciation Rights exercise price set forth in Section 8.2 (in each case, other than changes made pursuant to Section 14);

(c)          reduce the minimum vesting or performance periods set forth in Section 7.4, Section 8.4, Section 9.5, Section 10.3 and Section 11.3;

(d)          change the Award limits set forth in Section 5.2 or Section 6.3 (other than pursuant to Section 14); or

(e)          amend or repeal the prohibition against repricing or exchange set forth in Section 3.3.

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No such amendment shall adversely affect in a material manner any right of a Participant under an Award without his written consent. Any shareholder approval requirement under the Plan will be met if such approval is obtained in accordance with applicable law. Notwithstanding the foregoing, any amendment to the Plan or any outstanding Award under the Plan shall be made in a manner as to ensure that an Award intended to be exempt from Section 409A will continue to be exempt from Section 409A and that an Award intended to comply with Section 409A will continue to comply with Section 409A.

SECTION 17.      PLAN TERMINATION

17.1          Suspension. The Plan may be suspended in whole or in part at any time and from time to time by the Board.

17.2          Termination. The Plan shall terminate upon the adoption of a resolution of the Board terminating the Plan. No Award may be granted under the Plan after the date that is 10 years from the date the Plan was last approved and adopted by the shareholders of the Company. No termination of the Plan shall materially alter or impair any of the rights or obligations of any person, without his consent, under any Award theretofore granted under the Plan, except that subsequent to termination of the Plan, the Committee may make amendments permitted under Section 16.

SECTION 18.      MISCELLANEOUS PROVISIONS

18.1          Loans. No loans from the Company or any Affiliate to a Participant shall be permitted in connection with the Plan.

18.2          Reservation of Rights of Company. No employee or other person shall have any claim or right to be granted an Award under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any employee or other person any right to continue to be employed by or perform services for the Company or any Affiliate, and the right to terminate the employment of or performance of services by any Participant at any time and for any reason is specifically reserved.

18.3          Non-Uniform Treatment. Determinations made by the Committee under the Plan need not be uniform and may be made selectively among eligible individuals under the Plan, whether or not such eligible individuals are similarly situated.

18.4          General Conditions of Awards. No Participant or other person shall have any right with respect to the Plan, the shares of Common Stock reserved for issuance under the Plan or in any Award, contingent or otherwise, until written evidence of the Award shall have been delivered to the recipient and all the terms, conditions and provisions of the Plan and the Award applicable to such recipient (and each person claiming under or through him) have been met.

18.5          Rights as a Shareholder. Unless otherwise determined by the Committee in its discretion, a Participant holding Stock Options, Stock Appreciation Rights, Restricted Stock Equivalents, Other Stock-Based Awards, Performance Grants or other Awards shall have no rights as a shareholder with respect to any shares of Common Stock (or as a holder with respect to other securities), if any, issuable pursuant to any such Award until the date of the issuance of a stock certificate to him or the entry on his behalf of an uncertificated book position on the records of the Company’s transfer agent and registrar for such shares of Common Stock or other instrument of ownership, if any. Except as provided in Section 14, no adjustment shall be made for dividends, distributions or other rights (whether ordinary or extraordinary, and whether in cash, securities, other property or other forms of consideration, or any combination thereof) for which the record date is prior to the date such book entry is made or a stock certificate or other instrument of ownership, if any, is issued.

18.6          Compliance with Applicable Laws. No shares of Common Stock or other property shall be issued or paid hereunder with respect to any Award unless counsel for the Company shall be satisfied that such issuance will be in compliance with applicable federal, state, local and foreign legal, securities exchange and other applicable requirements. The Company shall be under no obligation to effect the registration pursuant to the Securities Act of 1933, as amended, of any shares of Common Stock to be issued hereunder or to effect similar compliance under any state or local laws.

18.7          Withholding of Taxes. The Company and its Affiliates shall have the right to deduct from any payment made under the Plan the federal, state, local or foreign income or other taxes required by law to be withheld with respect to such payment. In accordance with rules and procedures established by the Committee, the required withholding obligations may be settled with shares of Common Stock, including shares of Common Stock that are part of the Award that gives rise to the

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withholding requirement (up to the Participant’s minimum required tax withholding rate or such other rate that will not trigger a negative accounting impact). It shall be a condition to the obligation of the Company to issue shares of Common Stock or other property, or any combination thereof, upon exercise, settlement or payment of any Award under the Plan, that the Participant pay to the Company, upon its demand, such amount as may be requested by the Company for the purpose of satisfying any liability to withhold federal, state, local or foreign income or other taxes. If the amount requested is not paid, the Company may refuse to issue or pay shares of Common Stock or other property, or any combination thereof. Notwithstanding anything in the Plan to the contrary, the Committee may, in its discretion, permit an eligible Participant to elect to pay a portion or all of the amount requested by the Company for such taxes with respect to such Award, at such time and in such manner as the Committee shall deem to be appropriate (including, but not limited to, by authorizing the Company to withhold, or agreeing to surrender to the Company on or about the date such tax liability is determinable, shares of Common Stock or other property, or any combination thereof that would otherwise be distributed, or have been distributed, as the case may be, pursuant to such Award to such person, having a fair market value equal to the amount of such taxes).

18.8          Unfunded Nature of Plan. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Award under the Plan, and the rights to the payment of Awards shall be no greater than the rights of the Company’s general creditors.

18.9          Consent. By accepting any Award or other benefit under the Plan, each Participant and each person claiming under or through him shall be conclusively deemed to have indicated his acceptance and ratification of, and consent to, any action taken under the Plan by the Company, the Board or the Committee.

18.10          No Warranty of Tax Effect. Although the Company may structure an Award to qualify for favorable federal, state, local or foreign tax treatment, or to avoid adverse tax treatment, no person connected with the Plan in any capacity, including, but not limited to, the Company and its directors, officers, agents and employees, makes any representation, commitment or guarantee that any intended tax treatment will be applicable with respect to any Award under the Plan, or that such tax treatment will apply to or be available to a Participant or his or her beneficiary. Furthermore, the existence of an Award shall not affect the right or power of the Company or its shareholders to take any corporate action, regardless of the potential effect of such action on the tax treatment of an Award under the Plan.

18.11          Interpretation. Unless the context indicates otherwise, references to “Sections” in the Plan refer to Sections of the Plan. Headings of Sections herein are inserted only for convenience of reference and are not to be considered in the construction of the Plan. In the Plan, the use of the masculine pronoun shall include the feminine and the use of the singular shall include the plural, as appropriate.

18.12          Severability. If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction, such provision shall: (a) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid or enforceable and as so limited shall remain in full force and effect; and (b) not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect.

18.13          Choice of Law. The validity, construction, interpretation, administration and effect of the Plan, and of its rules and regulations, and rights relating to the Plan and to Awards granted under the Plan, shall be governed by the substantive laws, but not the choice of law rules, of the State of Missouri.

18.14          Venue. Any legal action against the Plan, the Company, an Affiliate or the Committee may only be brought in the Circuit Court in St. Louis County or the United States District Court in St. Louis, Missouri.

18.15          Section 409A. Awards granted under the Plan are intended to qualify for an exception from or comply with Section 409A, and the Plan and Award Agreements shall be administered, construed and interpreted in accordance with such intent. To the extent that an Award or the payment, settlement or deferral thereof is subject to Section 409A, the Award shall be granted, paid, settled or deferred in a manner that will comply with Section 409A and any Section 409A compliance policy of the Company. To the extent any payment of an Award may be classified as a “short-term deferral” within the meaning of Section 409A, such payment will be deemed a short-term deferral, even if it may also qualify for an exemption

A-16	Edgewell Proxy Statement

from Section 409A under another provision of Section 409A. Notwithstanding anything in the Plan or any Award Agreement to the contrary, if a Participant is a “specified employee” (within the meaning of Section 409A(2)(B)) as of the date of such Participant’s separation from service (as determined pursuant to Section 409A), then to the extent any Award payable to such Participant on account of such separation from service would be considered nonqualified deferred compensation under Section 409A, such payment or benefit shall be paid or provided in a lump sum upon expiration of the Delay Period. Unless the Committee determines otherwise, any provision of the Plan that would cause the grant of an Award or the payment, settlement or deferral thereof to fail exemption from or compliance with Section 409A may be amended to qualify for exemption from or comply with Section 409A, which may be made on a retroactive basis, in accordance with Section 409A.

SECTION 19.      SHAREHOLDER ADOPTION

The Plan shall be submitted to the shareholders of the Company for their approval and adoption at a meeting to be held on January 26, 2018, or at any adjournment thereof. The Plan shall not be effective and no Award shall be made hereunder unless and until the Plan has been so approved and adopted. The shareholders shall be deemed to have approved and adopted the Plan only if it is approved and adopted at a meeting of the shareholders duly held by vote taken in the manner required by the laws of the State of Missouri.

Edgewell Proxy Statement	A-17

Edgewell Personal Care Company

1350 Timberlake Manor Parkway

Chesterfield, MO 63017

Tel: 314-594-1900

www.edgewell.com

©2017 Edgewell

EDGEWELL PERSONAL CARE COMPANY

1350 TIMBERLAKE MANOR PARKWAY

CHESTERFIELD, MO 63017

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on January 25, 2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on January 25, 2018. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E34174-P98281 KEEP THIS PORTION FOR YOUR RECORDS — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

EDGEWELL PERSONAL CARE COMPANY

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS
1, 2, 3 AND 5, AND 1 YEAR ON ITEM 4:

1.	Election of Directors

	Nominees:	For	Against	Abstain

	1a. David P. Hatfield	☐	☐	☐				For	Against	Abstain

	1b. Daniel J. Heinrich	☐	☐	☐	2.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for fiscal 2018.		☐	☐	☐
	1c. Carla C. Hendra	☐	☐	☐	3.	To cast a non-binding advisory vote on executive compensation.		☐	☐	☐

	1d. R. David Hoover	☐	☐	☐		1 Year 2 Years 3 Years Abstain

	1e. John C. Hunter, III	☐	☐	☐	4.	To cast a non-binding advisory vote on the frequency of the executive compensation votes.	☐	☐	☐	☐

	1f. James C. Johnson	☐	☐	☐				For	Against	Abstain

	1g. Elizabeth Valk Long	☐	☐	☐	5.	To approve the Company’s 2018 Stock Incentive Plan.		☐	☐	☐

	1h. Rakesh Sachdev	☐	☐	☐	NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

		Yes	No

Please indicate if you plan to attend this meeting.		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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E34175-P98281

EDGEWELL PERSONAL CARE COMPANY

Annual Meeting of Shareholders

January 26, 2018, 8:30 AM, Central Time

This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) David P. Hatfield and Manish R. Shanbhag, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of EDGEWELL PERSONAL CARE COMPANY that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 8:30 AM, Central Time on January 26, 2018, at Edgewell Personal Care Company, 1350 Timberlake Manor Parkway, Chesterfield, Missouri 63017, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side